Exhibit 4.8

CONFORMED COPY

Dated 15 December 2005

SPIRENT PLC AND OTHERS

and

HARWICH BETA S.ÀR.L

SHARE AND BUSINESS SALE AGREEMENT

relating to the companies and businesses comprising the Network Products Division of Spirent plc

One Silk Street

London

EC2Y 8HQ

Telephone (44 20) 7456 2000

Facsimile (44 20) 7456 2222

Ref Shane Griffin/Matthew Bland

Share and Business Sale Agreement

This Agreement is made on 15 December 2005 between:

(1)          Spirent plc, a company incorporated in England and Wales whose registered office is at Spirent House, Crawley Business Quarter, Fleming Way, Crawley, West Sussex, England RH10 9QL (the “Seller”);

(2)          Each of the Share Sellers whose names are set out in Schedule 1 (together with the Seller, the “Relevant Sellers”); and

(3)          Harwich Beta S.àr.l., a société à responsabilité limitée incorporated under the laws of Luxembourg by deed of notary Henri Hellinckx on 14 December 2005 and in the process of registration (the “Purchaser”).

Whereas:

(A)         the Relevant Sellers have agreed to sell the Group (as defined below) and to assume the obligations imposed on the Relevant Sellers under this Agreement; and

(B)          the Relevant Purchasers have agreed to purchase the Group and to assume the obligations imposed on the Relevant Purchasers under this Agreement.

It is agreed as follows:

1             Interpretation

In this Agreement, unless the context otherwise requires, the provisions in this Clause 1 apply:

1.1         Definitions

“Accounts” means the unaudited aggregated accounts of the Group Companies (other than TCJ) and the Group Businesses as at and for the twelve-month period ended on the Accounts Date, a copy of which is disclosed in the Data Room at document reference Grp.01.04.101;

“Accounts Date” means 31 December 2004 (except for the purposes of paragraph 2.1.2 of Schedule 12 in respect of TCJ where the Accounts Date shall be 31 March 2005);

“Agreed Terms” means, in relation to a document, such document in the terms agreed between the Seller and the Purchaser and signed for identification by or on behalf of the Seller and the Purchaser with such alterations as may be agreed in writing between the Seller and the Purchaser from time to time;

“Assumed Liabilities” means the liabilities of the Seller (other than the Excluded Liabilities) to be assumed by the Business Purchasers under or pursuant to Clause 2.3.3 and “Assumed Liability” means any one of them;

“Base Net Assets” means the amount of the net assets of the Group as set out in the Base Net Asset Statement;

“Base Net Asset Statement” means the statement set out in paragraph 1 of Schedule 11;

“Business Assets” means all the property, rights and assets agreed to be sold under Clause 2.3.1 of this Agreement or any relevant Local Transfer Document;

“Business Day” means a day which is not a Saturday, a Sunday or a public holiday in England and Wales, Frankfurt and New York;

“Business Intellectual Property” means all rights and interests owned by the Seller or other members of the Seller’s Group in Intellectual Property (including Business Know-how) which at or immediately before Closing is used primarily in relation to the Group Businesses or the Group Companies, including the Intellectual Property details of which are set out in Schedule 4;

“Business Know-how” means all rights and interest owned by the Seller in Know-how which at or immediately before Closing is used primarily in relation to the Group Businesses;

“Business Freehold Properties” means the freehold properties set out in Part 2.1(A) of Schedule 3 and “Business Freehold Property” means any one of them;

“Business Leasehold Properties” means the leasehold properties set out in Part 2.1(B) of Schedule 3 and “Business Leasehold Property” means any one of them;

“Business Properties” means the Business Freehold Properties and the Business Leasehold Properties and “Business Property” means any one of them;

“Business Purchaser” means, in relation to each of the Group Businesses referred to in column (2) of Part 2 of Schedule 1, the company whose name is set out opposite that Group Business in column (3);

“Business Receivables” means the book and other debts receivable by or owed to the Seller in relation to the Group Businesses at Closing whether or not yet due or payable (including, without limitation, trade debts, deposits, prepayments, retrospective rebates and overpayments) and interest thereon but excluding:

(i)            debts owed to the Seller by any employee who is not a Relevant Employee;

(ii)           debts owed to the Seller by any relevant Tax Authority in respect of Taxation other than in respect of PAYE and national insurance contributions (or equivalent employment taxes in any relevant jurisdiction outside the United Kingdom) and VAT which may be repayable to any of the Group Businesses to the extent that such repayments relate to any period or part period from the end of the period to which:

(a)          the last return filed (or which should have been filed) on the Last Filing Date relates (or would have related), in the case of VAT; or

(b)          the last deduction of PAYE and deduction and/or payment of national insurance contributions (or equivalent employment taxes in any relevant jurisdiction outside the United Kingdom) made and accounted for (or which should have been made and accounted for) by or on behalf of the relevant Group Business relates, to (and including) the Closing Date and are taken into account in the preparation of the Net Asset Statement;

(iii)          any item which falls to be treated as part of the Cash Balances held by or on behalf of the Seller at close of business on the Closing Date exclusively in relation to the Group Businesses, or of which any part so exclusively relates, save to the extent provided for in the Net Asset Statement; and

(iv)         debts owed to the Seller but which are not included in any Net Asset Statement;

“Business Stock” means the stock-in-trade and work-in-progress owned or agreed to be acquired by the Seller in relation to the Group Businesses at Closing, wherever held;

“Cash Balances” means cash in hand or credited to any account with a financial institution and securities with a maturity of less than one year which are readily convertible into cash;

“Claims” means all rights and claims of the Seller arising at any time whether before or after Closing primarily in relation to any of the Business Assets or any Assumed Liability (but excluding any rights or claims under insurance policies) and “Claim” means any one of them;

“Closing” means the completion of the sale pursuant to Clauses 6.1, 6.2 and 6.3 and the Local Transfer Documents;

“Closing Amount” has the meaning given in Clause 3.1(i);

“Closing Date” means the date on which Closing takes place;

“Companies” means the companies, details of which are set out in paragraph 1 of Schedule 2 and “Company” means any one of them;

“Confidentiality Agreement” means the confidentiality agreement dated 13 October 2005 between the Seller and Doughty Hanson & Co IV Ltd pursuant to which the Seller made available to the Purchaser certain confidential information relating to the Group;

“Consultancy Agreement” means an agreement, other than a contract of employment with a Group Company or the Seller, pursuant to which an individual provides services;

“Consultant” means an individual providing services to a Group Company or the Seller pursuant to a Consultancy Agreement on a rate of annual fee (on the basis of a full time consultancy) in excess of £100,000 or local equivalent;

“Contracts” means all contracts, undertakings, arrangements and agreements entered into on or prior to Closing by or on behalf of the Seller in relation to the Group Businesses including, without prejudice to the generality of the foregoing, the Licence Agreements and lease documents under which the Business Leasehold Properties are held but excluding:

(i)           employment and other agreements with Relevant Employees; and

(ii)           contracts of insurance relating to the Group Businesses,

and “Contract” means any one of them;

“Current TCJ Shareholding” means the shares in TCJ owned by the Seller as at the date of this Agreement;

“Data Room” means the data room containing documents and information relating to the Group made available by the Seller at the e-data room operated by Merrill Corporation the contents of which are listed in Schedule 1 to the Disclosure Letter;

“Disclosure Letter” means the letter dated on the same date as this Agreement from the Seller to the Purchaser disclosing:

(i)            information constituting exceptions to the Sellers’ Warranties; and

(ii)           details of other matters referred to in this Agreement;

“Draft Net Asset Statement” has the meaning given to it in Clause 7.1;

“Encumbrance” means any claim, charge, mortgage, lien, option, equity, power of sale, hypothecation, usufruct, retention of title, right of pre-emption, right of first refusal or other third party rights or security interest of any kind or an agreement, arrangement or obligation to create any of the foregoing;

“Environment”, “Environmental Law” and “Environmental Permit” have the meanings given to them in paragraph 9.1 of Schedule 12;

“Excluded Assets” means the property, rights and assets referred to in Clause 2.3.2;

“Excluded Employee” has the meaning given in paragraph 4 of Part 1 of Schedule 6;

“Excluded Liabilities” means the liabilities referred to in Clauses 2.3.4 and 2.3.5;

“Goodwill” means the goodwill of the Seller in relation to the Group Businesses as at Closing together with the exclusive right (so far as the Seller can grant the same) for the Business Purchasers to represent themselves as carrying on the business of the Group under the name “HellermannTyton” or any other similar name in succession to the Seller;

“Group” means the Group Companies and the Group Businesses;

“Group Businesses” means the unincorporated businesses of HellermannTyton Plymouth, HellermannTyton Aldridge, HellermannTyton Manchester and all other business conducted by the Seller under the HellermannTyton name in the United Kingdom and the Republic of Ireland being sold under this Agreement and the Local Transfer Documents, particulars of which are contained in Part 2 of Schedule 1 and “Group Business” means any one of them;

“Group Companies” means the Companies and the Subsidiaries and “Group Company” means any one of them;

“Group Employees” means those employees of the Group Companies and the Seller who are immediately prior to Closing employed in the Group (other than any specifically excluded by agreement with the Purchaser);

“Group Retirement Benefit Arrangements” has the meaning given to it in paragraph 7.7.1 of Schedule 12;

“Hazardous Substances” has the meaning given to it in paragraph 9.1 of Schedule 12;

“Individual Accounts” means the accounts of each Group Company as at and for the twelve month period ended on the Accounts Date, copies of which are disclosed in the Data Room at document references Argentina Grp.01.04.003, Australia Grp.01.04.007, Brazil Grp.01.04.011, Canada Grp.01.04.015, HT CEE Grp.01.04.019, China Grp.01.04.023, HellermannTyton Data Grp.01.04.027, HT Engineering Grp.01.04.031, France Grp.01.04.035, Germany Grp.01.04.039, Spain Grp.01.04.043, Ireland Grp.01.04.047, Italy Grp.01.04.051, Netherlands Grp.01.04.053, South Africa Grp.01.04.061, Singapore Grp.01.04.065, Sweden Grp.01.04.069 and USA Grp.01.04.077 and all notes and reports attached thereto;

“Intellectual Property” means registered and unregistered trade and service marks, trade names, domain names, get-up, logos, patents, inventions (whether patentable or not), moral rights, registered and unregistered design rights, copyrights, semi-conductor topography rights, database rights, Know-how and all other similar rights in any part of the world including, where such rights are obtained or enhanced by registration, any registration of such rights and applications and rights to apply for such registrations;

“Intra-Group Payables” means all outstanding loans or other financing liabilities or obligations (including, for the avoidance of doubt, dividends and payables in the ordinary course of trading) owed by a Group Company to a member of the Seller’s Group as at the close of business on the Closing Date;

“Intra-Group Receivables” means all outstanding loans or other financing liabilities or obligations (including, for the avoidance of doubt, dividends and receivables in the ordinary course of trading) owed by a member of the Seller’s Group to a Group Company as at the close of business on the Closing Date;

“JPY” means the lawful currency for the time being of Japan;

“Know-how” means all know-how, trade secrets, confidential and proprietary industrial and commercial information and techniques in any form including (without limitation) drawings, formulae, test results, reports, project reports and testing procedures, instruction and training manuals, tables of operating conditions, market forecasts, lists and particulars of customers and suppliers;

“Last Filing Date” means, in relation to each Group Business, the date of:

(i)            the last monthly return made (or which should have been made) prior to Closing by or on behalf of the relevant Group Business in relation to VAT; and

(ii)           the last date prior to Closing on which deduction for or on account of PAYE and deduction and/or payment of national insurance contributions (or equivalent employment taxes in any relevant jurisdiction outside the United Kingdom) was made and accounted for to the relevant Tax Authority (or should have been made and so accounted for) by or on behalf of the relevant Group Business under the Group Business’s existing PAYE and national insurance systems (or equivalent systems in any relevant jurisdiction outside the United Kingdom) in accordance with the rules of the relevant system and published practice in respect thereof or past practice agreed with the relevant Tax Authority;

“Licence Agreements” means all licence agreements, including (without limitation) computer software licence agreements, entered into on or prior to Closing by the Seller primarily in relation to the Group Businesses, to the extent that at Closing the same remain to be completed or performed or remain in force, including the licence agreements, brief details of which are set out in Part 2 of Schedule 4;

“Local Transfer Document” has the meaning given to it in Clause 2.6.1;

“Losses” means all losses, liabilities, costs (including without limitation legal costs and experts’ and consultants’ fees), charges, expenses, actions, proceedings, claims and demands;

“Moveable Assets” means the plant and machinery, vehicles and other equipment owned by the Seller and used primarily in relation to the Group Businesses at Closing including those items which are specified in the Disclosure Letter;

“Net Asset Adjustment” means the amount by which the Net Assets exceed the Base Net Assets (such amount being expressed as a positive figure) or the amount by which the Net

Assets are less than the Base Net Assets (such amount being expressed as a negative figure);

“Net Assets” means the amount of the net assets of the Group as at the Closing Date set out in the Net Asset Statement which shall, for the avoidance of doubt, include Cash Balances of the Group Companies as at the Closing Date;

“Net Asset Statement” means the statement to be prepared by the Seller in accordance with Clause 7 and Schedule 11;

“Other Confidentiality Agreements” means any confidentiality agreements in favour of the Seller from any other potential purchaser of the assets to be sold hereunder;

“Properties” means the properties brief details of which are set out in Parts 1 and 2 of Schedule 3 in which the Seller or any Group Company has an interest and which in either case are material to the business of the Group and “Property” means any one of them;

“Purchase Price” has the meaning given to it in Clause 3.1;

“Purchaser’s Group” means the Purchaser and its subsidiaries from time to time;

“Purchaser’s Lawyers” means Skadden, Arps, Slate, Meagher & Flom (UK) LLP of 40 Bank Street, Canary Wharf, London E14 5DS;

“Registered Intellectual Property” means such of the Business Intellectual Property as is registered or the subject of applications for registration in any patent, trade mark or other Intellectual Property registry anywhere in the world;

“Relevant Employees” means those employees of the Group who are, immediately prior to Closing, employed in the Group Businesses and Ewan Wilson (other than any specifically excluded by agreement with the Relevant Purchasers) and “Relevant Employee” means any one of them;

“Relevant Purchasers” has the meaning given to it in Clause 2.5.1;

“Reporting Accountants” means a firm of accountants to be agreed by the Seller and the Purchaser within seven days of a notice by one to the other requiring such agreement or failing such agreement to be nominated on the application of either of them by or on behalf of the President for the time being of the Institute of Chartered Accountants in England and Wales;

“Securities Act” means the US Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;

“Seller’s Group” means the Seller and its subsidiaries from time to time (excluding for the purposes of the definitions of Business Intellectual Property, Intra-Group Payables and Intra-Group Receivables the Group Companies);

“Sellers’ Intellectual Property” means all rights and interest held by any of the Group Companies or the Seller in Intellectual Property (whether as owner, licensee or otherwise) which at or immediately before Closing is used primarily in relation to the Group;

“Seller’s Lawyers” means Linklaters of One Silk Street, London EC2Y 8HQ;

“Sellers’ Material IP” means such of the Sellers’ Intellectual Property as is material to the business of the Group, or any Group Company or Group Business;

“Sellers’ Warranties” means the warranties given by the Seller and the Relevant Sellers pursuant to Clause 9 and Schedule 12 and “Sellers’ Warranty” means any one of them;

“Senior Employees” means the employees listed in Part 3 of Schedule 6 and “Senior Employee means anyone of them;

“Share Purchaser” means, in relation to each of the Companies referred to in column (2) of Part 1 of Schedule 1, the company whose name is set out opposite that Company in column (4);

“Shares” means the shares in the capital of the Companies and any quotas specified in Part 1 of Schedule 1;

“Share Seller” means, in relation to each of the Companies referred to in column (2) of Part 1 of Schedule 1, the company whose name is set out opposite that Company in column (1);

“Subsidiaries” means the companies listed in paragraph 2 of Schedule 2 and “Subsidiary” means any one of them;

“Taxation” or “Tax” means all forms of taxation whether direct or indirect and whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or other reference and statutory, governmental, state, provincial, local governmental or municipal impositions, duties, contributions, rates and levies (including without limitation social security contributions and any other payroll taxes), whenever and wherever imposed (whether imposed by way of a withholding or deduction for or on account of tax or otherwise) and in respect of any person and all penalties, charges, costs and interest relating thereto;

“Tax Authority” means any taxing or other authority competent to impose any liability in respect of Taxation or responsible for the administration and/or collection of Taxation or enforcement of any law in relation to Taxation;

“Tax Indemnity” means the deed of covenant against Taxation in the Agreed Terms to be entered into at Closing;

“Tax Warranties” means the warranties set out at paragraph 13 of Schedule 12 and to the extent relevant to any Taxation matter, at paragraphs 6.1, 8.2, 11.1, 11.2 and 11.3 of Schedule 12;

“TCJ” means Tyton Company of Japan, Limited details of which are set out in Schedule 2;

“TCJ Accounts” means the audited accounts of TCJ for the twelve-month period ended on the TCJ Accounts Date, a copy of which is disclosed in the financial index of the Data Room at document reference T2.Jap.05.02.004;

“TCJ Accounts Date” means 31 March 2005;

“TCJ Distribution Agreement” means the distribution agreement to be entered into at Closing between TCJ and Kyoritsu Electric Industries Company Limited pursuant to the TCJ Option Agreement;

“TCJ Option Agreement” means the share purchase option agreement dated 1 August 2005 between Kyoritsu Electric Industries Company Limited, Sansei Bussan Company Limited and the Seller;

“TCJ Sellers” means Kyoritso Electric Industries Company Limited and Sansei Bussan Company Limited;

“TCJ Supply Agreement” means the supply agreement to be entered into between TCJ and Sansei Bussan Company Limited pursuant to the TCJ Option Agreement;

“Third Party Consents” means all consents, licences, approvals, permits, authorisations or waivers required from third parties for the assignment or transfer to the relevant Business Purchaser of any of the Contracts and “Third Party Consent” means any one of them;

“Transfer Regulations” means the Transfer of Undertakings (Protection of Employment) Regulations 1981 and/or the European Communities (Protection of Employees on Transfer of Undertakings) Regulations 2003 in Ireland and/or Council Directive 2001/2/EC;

“US” or “United States” means the United States of America, its territories and possessions, any state of the United States and the District of Columbia;

“US Company” means HellermannTyton Corporation details of which are set out in Schedule 2;

“US Shares” means the shares in the US Company which are to be transferred to a Relevant Purchaser pursuant to this Agreement; and

“VAT” means within the European Union such Tax as may be levied in accordance with (but subject to derogations from) the Directive 77/338/EEC and outside the European Union any Taxation levied by reference to added value or sales.

1.2         Rights of the Seller and the Purchaser

1.2.1      The Seller and the Relevant Sellers agree that where any right is given to the Seller under this Agreement, such right shall be exercisable exclusively by the Seller and any such exercise shall be binding on the Relevant Sellers.

1.2.2      The Purchaser and the Relevant Purchasers agree that where any right is given to the Purchaser under this Agreement, such right shall be exercisable exclusively by the Purchaser and any such exercise shall be binding on the Relevant Purchasers.

1.3         Shares

References to shares shall include, where relevant, quotas.

1.4         Singular, plural, gender

References to one gender include all genders and references to the singular include the plural and vice versa.

1.5         References to persons and companies

References to:

1.5.1      a person include any company, partnership or unincorporated association (whether or not having separate legal personality); and

1.5.2      a company include any company, corporation or any body corporate, wherever incorporated.

1.6         References to subsidiaries and holding companies

A company is a “subsidiary” of another company (its “holding company”) if that other company, directly or indirectly, through one or more subsidiaries:

1.6.1      holds a majority of the voting rights in it;

1.6.2      is a member or shareholder of it and has the right to appoint or remove a majority of its board of directors or equivalent managing body;

1.6.3      is a member or shareholder of it and controls alone, pursuant to an agreement with other shareholders or members, a majority of the voting rights in it; or

1.6.4      has the right to exercise a dominant influence over it, for example by having the right to give directions with respect to its operating and financial policies, with which directions its directors are obliged to comply.

1.7         Schedules, etc.

References to this Agreement shall include any Recitals and Schedules to it and references to Clauses and Schedules are to Clauses of, and Schedules to, this Agreement. References to paragraphs and Parts are to paragraphs and Parts of the Schedules.

1.8         Information

References to books, records or other information mean books, records or other information in any form including paper, electronically stored data, magnetic media, film and microfilm.

1.9         Legal Terms

References to any English legal term shall, in respect of any jurisdiction other than England and Wales, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction.

1.10       Currency Conversion

1.10.1    For the purposes of this Clause 1.10:

“Conversion Rate” means the spot closing mid-point rate for a transaction between the two currencies in question on the date immediately preceding the Relevant Date as quoted by the Financial Times, London edition or, if no such rate is quoted on that date, on the preceding date on which such rates are quoted; and

“Relevant Date” means, save as otherwise provided in this Agreement, the date on which a payment or an assessment is to be made, save that, for the following purposes, the date shall mean:

(i)           for the purposes of Clause 3.1(i), the Closing Date;

(ii)          for the purposes of Clause 5.1 (The Relevant Sellers’ Obligations in Relation to the Conduct of Business), the date of this Agreement;

(iii)         for the purposes of Clause 10 (Limitation of Relevant Sellers’ Liability), the date a claim is made in accordance with Clause 10; and

(iv)         for the purposes of Schedule 12 (Warranties given under Clause 9.1), the date at which the relevant Seller’s Warranty is expressed to be true and accurate.

1.10.2    Any amount to be converted from one currency into another currency for the purposes of this Agreement shall be converted into an equivalent amount at the Conversion Rate prevailing at the Relevant Date.

2             Agreement to Sell the Group

2.1         Sale and Purchase of the Group

On and subject to the terms of this Agreement and the Local Transfer Documents:

2.1.1      the Relevant Sellers (each as to the Shares or Group Businesses set out against its name in Schedule 1) agree to sell and in the case of Spirent plc to sell or procure the sale of the shares in TCJ held by the TCJ Sellers as at the date of this Agreement; and

2.1.2      the Relevant Purchasers (each as to the Shares or Group Businesses set out against its name in Schedule 1) agree to purchase,

the whole of the Group as a going concern, in each case on the basis that the same covenants shall be deemed to be given by the Seller on Completion as are implied since Part 1 of the Law of Property (Miscellaneous Provisions) at 1994 where a disposition is expressed to be made with full title guarantee.

2.2         Sale of the Shares

2.2.1      The Shares shall be sold free from Encumbrances and together with all rights and advantages attaching to them as at Closing (including, without limitation, the right to receive all dividends or distributions declared, made or paid on or after Closing).

2.2.2      The Relevant Sellers shall procure that on or prior to Closing any and all rights of pre-emption over the Shares are waived irrevocably by the persons entitled thereto.

2.2.3      Each Relevant Seller shall procure that, to the extent it is not the sole shareholder in any Group Company, the other shareholders in such Group Company shall transfer their shares to the appropriate Relevant Purchaser or to its nominee or otherwise hold such shares on trust or to the order of such Relevant Purchaser or its nominee for no additional consideration.

2.3         Sale of the Group Businesses

2.3.1      There shall be included in the sale of the Group Businesses under this Agreement or, where relevant, the Local Transfer Documents free of all Encumbrances:

(i)           the Business Stock;

(ii)          the Business Properties (on the terms set out in Schedule 3);

(iii)         the Business Intellectual Property used primarily in relation to the Group Businesses (on the terms set out in Schedule 4);

(iv)         the Goodwill;

(v)          the Moveable Assets;

(vi)         the rights of the Seller’s Group arising under the Contracts (on the terms set out in Schedule 5);

(vii)        the benefit (so far as the same can lawfully be assigned or transferred to the Relevant Purchasers) of the Claims;

(viii)       the benefit (so far as the same can lawfully be assigned or transferred to the Relevant Purchasers) of any claim or right to make a claim under an insurance policy to the extent such claim relates primarily to any Business Asset or Assumed Liability, but not to the extent that any such claim relates to any Losses which have been made good prior to Closing or to the extent that such Losses are to be reflected in the Net Asset Statement or are the subject of an indemnity by the Relevant Sellers to the Relevant Purchasers under this Agreement, any Local Transfer Document or the Tax Indemnity;

(ix)          the Business Receivables;

(x)           the rights of the Seller’s Group arising under the Other Confidentiality Agreements other than all rights of the Seller’s Group relating to or in connection with any restrictions on parties to those agreements from acquiring interests in the share capital of the Seller in certain circumstances and related obligations under Clause 9 of such agreements (or where such provisions do not appear in Clause 9 of such agreements under any provisions similar thereto in such agreements) on purchasing shares in the Seller; and

(xi)          all rights of the Seller under the other property, rights and assets owned by the Seller and used, enjoyed or exercised primarily in relation to the Group Businesses at Closing (other than any property, rights and assets of the Group Businesses expressly excluded from the sale under this Agreement).

Provided that, in relation to (i), (iii), (v) and (vi) above, to the extent that the Seller’s interest in Business Stock, Business Intellectual Property, Moveable Assets and the rights of the Seller’s Group arising under the Contracts primarily relates to the provision of insurance, treasury, group financial and other central management and pension provision services then that Business Stock, Business Intellectual Property, Moveable Assets and the rights of the Seller’s Group arising under the Contracts shall be excluded from the sale under this Agreement.

2.3.2      There shall be excluded from the sale of the Group Businesses under this Agreement and the Local Transfer Documents the following:

(i)           the Cash Balances held by or on behalf of the Seller on Closing in relation to the Group Businesses;

(ii)          the benefit of any claim under an insurance policy not referred to in Clause 2.3.1(viii);

(iii)         debts due from any relevant Tax Authority in respect of Taxation other than debts in respect of PAYE and national insurance contributions (or equivalent employment taxes in any relevant jurisdiction outside the United Kingdom) and VAT falling within limb (ii) of the definition of Business Receivables; and

(iv)         any Business Assets specifically excluded by the terms of this Agreement.

2.3.3      The Seller agrees to transfer (to the extent it is able so to do) and the Business Purchasers agree to accept the transfer of, and to assume, duly and punctually pay, satisfy, discharge, perform or fulfil (“transfer”), all liabilities of the Seller as at Closing to the extent that they relate to the Group Businesses and which were incurred by the Seller in relation to the Group Businesses and the Business Properties operated at any time prior to Closing. For the purpose of this Clause 2.3.3, “liabilities” means all liabilities, duties and obligations of every description, whether deriving from contract, common law, statute or otherwise, whether present or future, actual or contingent, ascertained or unascertained or disputed and whether owed or incurred severally or jointly or as principal or surety.

2.3.4      Clause 2.3.3 shall not apply to, and no Business Purchaser shall be obliged to accept the transfer of and to assume, duly and punctually pay, satisfy, discharge, perform or fulfil:

(i)           any liability expressly reserved to the Seller under this Agreement or any Local Transfer Document or the Tax Indemnity;

(ii)          any liability to Taxation other than as to PAYE (or other equivalent taxes in any relevant jurisdiction outside the United Kingdom) and VAT in each case relating to any period or part period from the end of the period to which:

(a)        the last return filed (or which should have been filed) on the Last Filing Date relates (or would have related), in the case of VAT; or

(b)        the last deduction of PAYE and deduction and/or payment of national insurance contributions (or equivalent employment taxes in any relevant jurisdiction outside the United Kingdom) made and accounted for (or which should have been made and accounted for) by or on behalf of the relevant Group Business relates, to (and including) the Closing Date, to the extent that such PAYE and national insurance contributions (or equivalent employment taxes in any relevant jurisdiction outside the United Kingdom) and VAT are taken into account in the preparation of the Net Asset Statement; and

(iii)         any liability to the extent it relates to an Excluded Asset,

(together, the “Excluded Liabilities”).

2.3.5      To the extent the Seller has entered into any foreign exchange contracts for or on behalf of the Group, such contracts shall not be Contracts and any rights or obligations thereunder shall not be Business Assets or Business Receivables or Assumed Liabilities (and shall remain rights and obligations of the Seller and to the extent relevant be Excluded Liabilities).

2.4         Relevant Employees and Group Retirement Benefit Arrangements

2.4.1      The provisions of Schedule 6 shall apply in respect of the Relevant Employees.

2.4.2      The provisions of Schedule 7 shall apply in respect of the Group Retirement Benefit Arrangements.

2.5         Relevant Purchasers

2.5.1      The Purchaser shall be entitled to nominate, by notice in writing to the Seller as soon as practicable and in any event prior to 31 January 2006, one or more Relevant Purchasers to purchase the Shares and/or the Group Businesses (and to assume the Assumed Liabilities) or any part thereof. Schedule 1 shall be deemed to be amended accordingly so as to give effect to any such nomination. To the extent no Relevant Purchaser is nominated at the expiry of such period and no Relevant Purchaser is specified in Schedule 1, the Purchaser shall be the Relevant Purchaser and Schedule 1 shall be deemed to be amended accordingly.

2.5.2      Any Relevant Purchaser nominated pursuant to Clause 2.6.1 shall be a wholly-owned member of the Purchaser’s Group whose obligation to any Relevant Seller under any Local Transfer Document shall be guaranteed by the Purchaser in the terms set out in Clause 13.2.

2.6         Local Transfer Documents

2.6.1      On Closing, the Relevant Sellers and the Relevant Purchasers shall execute or procure the execution of such agreements, transfers, conveyances and other documents (subject to the relevant local law and otherwise as may be agreed between the Seller and the Purchaser) to give effect to and implement the transfer of (i) the Shares and (ii) the Group Businesses on Closing pursuant to this Agreement (the “Local Transfer Documents” and each, a “Local Transfer Document”).

2.6.2      To the extent that the provisions of a Local Transfer Document are inconsistent with or (except to the extent they implement a transfer in accordance with this Agreement) additional to the provisions of this Agreement:

(i)           the provisions of this Agreement shall prevail; and

(ii)          so far as permissible under the laws of the relevant jurisdiction, the Seller and the Purchaser shall procure that the provisions of the relevant Local Transfer Document are adjusted, to the extent necessary to give effect to the provisions of this Agreement or, to the extent this is not permissible, the Seller shall indemnify the Purchaser against all Losses suffered by the Relevant Purchasers or, as the case may be, the Purchaser shall indemnify the Seller against all Losses suffered by the Relevant Sellers, in either case through or arising from the inconsistency between the Local Transfer Document and the Agreement or the additional provisions (except to the extent they implement a transfer in accordance with this Agreement).

2.6.3      If there is an adjustment to the payment made on account of the Purchase Price under Clause 7.3 which relates to a part of the Group which is the subject of a Local Transfer Document, then, if required to implement the adjustment and so far as permissible under the laws of the relevant jurisdiction, the Relevant Seller and the Relevant Purchaser shall enter into a supplemental agreement reflecting such adjustment and the allocation of such adjustment.

2.6.4      No Relevant Seller shall bring any claim against any Relevant Purchaser in respect of or based upon the Local Transfer Documents save to the extent necessary to implement any transfer of the Shares or Group Businesses in accordance with this Agreement as to preserve its rights hereunder.

2.6.5      No Relevant Purchaser shall bring any claim against any Relevant Seller in respect of or based upon the Local Transfer Documents save to the extent necessary to implement any transfer of the Shares or Group Businesses in accordance with this Agreement as to preserve its rights hereunder.

3             Consideration

3.1         Amount

The aggregate consideration for the purchase of the Group under this Agreement and the Local Transfer Documents (the “Purchase Price”) shall be an amount in cash equal to the aggregate of:

3.1.1      £301.65 million (the “Closing Amount”), allocated as set out in column (4) of paragraph 1 of Schedule 8, save that in the event that as provided for in Clause 7.4.1 the Purchaser shall acquire the Current TCJ Shareholding, the Closing Amount shall be reduced by JPY5,252,360,000 with the amount allocated to the Shares in TCJ in Schedule 8 being reduced accordingly;

plus

3.1.2      the Net Asset Adjustment, provided that the maximum amount payable by the Relevant Purchasers to the Relevant Sellers by way of Net Asset Adjustment shall be subject to a maximum amount of £22.5 million (and for the avoidance of doubt there shall be no maximum amount payable by the Relevant Sellers to the Relevant Purchasers by way of Net Asset Adjustment).

3.2         Allocation of Purchase Price

3.2.1      The Purchase Price shall be allocated in accordance with Schedule 8 and the Relevant Sellers and the Relevant Purchasers shall adopt that allocation for all Tax purposes.

3.2.2      The Purchaser agrees that the amount of the Purchase Price allocated to the Shares in TCJ held by the TCJ Sellers is JPY5,252,360,000 subject to completion of the purchase of the TCJ Shares pursuant to the TCJ Option Agreement.

3.3         VAT

3.3.1      The Relevant Sellers and the Relevant Purchasers agree that the consideration given under this Agreement in respect of the sale of the Group Businesses and the Shares is exclusive of any VAT in respect of which the provisions of Schedule 9 shall apply. The Relevant Purchasers shall use all reasonable endeavours (including for the avoidance of doubt the making of or the refraining from, as the case may be, any election or application in respect of VAT to any Tax Authority) to ensure that the sale of the Group Businesses is treated as contemplated by the provisions of Schedule 9 to this Agreement. To the extent that VAT is so chargeable then the Relevant Purchasers shall, against delivery of a VAT invoice (or equivalent, if any) which fulfils the requirements for a VAT refund, to the extent legally possible in the respective jurisdiction, in addition to any amount expressed in the Agreement to be payable by the Relevant Purchasers, pay to the Relevant Sellers such VAT (including any penalties and interest, other than penalties or interest arising solely from the failure of a Relevant Seller to account promptly for VAT to any relevant Tax Authority following that Relevant Seller having been placed in the appropriate amount of funds for that purpose by a Relevant Purchaser) in accordance with Schedule 9. The Relevant Sellers shall be obliged to provide the Relevant Purchasers with any documents reasonably necessary in order to obtain a refund of any VAT paid by the Relevant Purchasers in addition to the consideration under this Agreement.

3.3.2      Where under the terms of this Agreement one party is liable to indemnify or reimburse another party in respect of any costs, charges or expenses, the payment will include an amount equal to any VAT thereon not otherwise recoverable by the other party, subject to that party using all reasonable endeavours to recover such amount of VAT as may be practicable.

3.4         Reduction of the Purchase Price

3.4.1      If any payment is made by any Relevant Seller to any Relevant Purchaser in respect of any claim for any breach of this Agreement or any Local Transfer Document or pursuant to an indemnity under this Agreement or the Tax Indemnity, the payment shall be made by way of adjustment of the consideration paid by the Relevant Purchaser for the particular category of Business Asset or Shares (if any) to which the payment and/or claim relates under this Agreement, provided always that such consideration shall not be reduced to a negative amount, and to the extent that it would be so reduced, the relevant payment shall be allocated rateably to the relevant Business Assets and/or Shares by reference to the proportions in which the Purchase Price is allocated to them in accordance with Schedule 8, and in each case the Purchase Price shall be deemed to be reduced by the amount of such payment.

3.4.2      If:

(i)           the payment and/or claim relates to more than one category of Business Asset or Shares, it shall be allocated in a manner which reflects the impact of the matter to which the payment and/or claim relates, failing which it shall be allocated rateably to the relevant Business Assets or Shares by reference to the proportions in which the Purchase Price is allocated in accordance with Schedule 8; or

(ii)          the payment and/or claim relates to no particular category of Business Asset or Shares, it shall be allocated rateably to all Business Assets and Shares by reference to the proportions in which the Purchase Price is allocated in accordance with Schedule 8, and in each case the Purchase Price shall be deemed to have been reduced by the amount of such payment.

4             Conditions

4.1         Conditions Precedent

Closing is conditional upon:

4.1.1      the passing at a general meeting (or any adjournment thereof) of the Seller of an ordinary resolution to approve the sale of the Group in the Agreed Terms or without material amendments thereto;

4.1.2      all required filings having been made under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976 (as amended) and the rules and regulations thereunder and all applicable waiting periods with respect thereto having expired or been terminated;

4.1.3      as regards Germany:

(i)           the German Federal Cartel Office (the “Bundeskartellamt”) notifying the parties within one month of receipt of the complete notification that the conditions for a prohibition under Section 36 paragraph 1 of the German Act Against Restriction of Competition (“GWB”) are not satisfied; or

(ii)          the Bundeskartellamt, having entered into in-depth investigations pursuant to Section 40(1)(2) GWB, clearing the notified concentration by a formal decision (Verfügung) without imposing conditions or obligations on the parties which are not on terms acceptable to the parties; or

(iii)         the Bundeskartellamt not informing the parties within one month from the receipt of the complete notification that it has opened an in-depth investigation; or

(iv)         the Bundeskartellamt, having entered into in-depth investigations, not prohibiting the transaction by decision (i) within four months of receipt of the complete notification or (ii) if the parties have agreed to an extension of the deadline pursuant to Section 40(2)(4)(1) GWB, until the date agreed upon by the parties;

4.1.4      as regards Austria:

(i)           the Bundeswettbewerbsbehörde (federal competition authority) and Bundeskartellanwalt (federal competition prosecutor) confirming that the agreement to purchase and sell the Group contained in Clause 2.1 (the “Transaction”) is not notifiable in Austria on the grounds that gives rise to no competition effects on the domestic market; or

(ii)          the Oberlandesgericht Wien (regional court of appeal in Vienna), in its capacity as competition court, authorising the Transaction pursuant to §42(b)(1) or (5) KartG (competition code) without imposing conditions or obligations on the parties which are not on terms acceptable to the parties; or

(iii)         the Oberlandesgericht Wien (regional court of appeal in Vienna), in its capacity as competition court, not prohibiting the merger pursuant to §42(b)(2) or (3) KartG (competition code); or

(iv)         neither/none of the federal organs charged with competition enforcement initiating an investigation into the Transaction within the time limit prescribed in §42(b)(1) KartG (competition code);

4.1.5      as regards Sweden:

(i)           the Swedish Competition Authority (Sw: Konkurrensverket) making a decision that the Transaction is not subject to mandatory notification pursuant to Section 37 of the Swedish Competition Act (Sw: Konkurrenslagen, SFS 1993:20); or

(ii)          the Swedish Competition Authority making a decision not to take any action in respect of the Transaction; or

(iii)         the Swedish Competition Authority making a decision referred to in Clause 4.1.5(b) of this Agreement conditional upon the satisfaction of conditions or obligations that are on terms acceptable to the parties; or

(iv)         where the Swedish Competition Authority has not made a decision referred to in Clause 4.1.5(b) of this Agreement and has not made a decision to initiate a special investigation pursuant to Section 38 of the Swedish Competition Act, twenty-five (25) working days having passed from the day when a complete notification pursuant to Section 37 of the Swedish Competition Act was submitted to the Swedish Competition Authority; or

(v)          where the Swedish Competition Authority has made a decision to initiate a special investigation pursuant to Section 38 of the Swedish Competition Act, it deciding, if necessary following the offer of remedies by the Purchaser consistent with Clause 4.2.1, to terminate the investigation;

4.1.6      as regards Norway:

(i)           the Norwegian Competition Authority (No: Konkurransetilsynet) issuing a declaration that the Transaction is not subject to mandatory notification pursuant to Section 18 of the Norwegian Competition Act (No: Konkurranseloven av 2004); or

(ii)          the Norwegian Competition Authority failing, within 15 working days after the receipt of the standardized notification, to order the Purchaser and/or the Seller to submit a complete notification in accordance with Section 18 paragraph 3 in the Norwegian Competition Act; or

(iii)         the Norwegian Competition Authority failing to notify the Purchaser and/or the Seller within 25 working days after the receipt of a complete notification that it might intervene against the Transaction in accordance with Section 20 paragraph 2 of the Norwegian Competition Act; or

(iv)         where the Norwegian Competition Authority has decided to intervene in the form of an in-depth review pursuant to Section 20 paragraph 2 of the Norwegian Competition Act, it declaring, if necessary following the offer of remedies by the Purchaser consistent with Clause 4.2.1, that it will not oppose the Transaction;

4.1.7      as regards South Africa the Transaction being unconditionally approved by the South African Competition Commission or Competition Tribunal, as the case may be, or, the Transaction being approved subject to conditions on terms acceptable to the parties;

and in Clauses 4.1.3, 4.1.4, 4.1.5 and 4.1.7 the expression “on terms acceptable to the parties” shall mean acceptable to the Purchaser in relation to conditions or obligations to be imposed upon it or the Group and shall mean acceptable to the Seller in relation to conditions or obligations to be imposed upon it.

4.1.8      there being no material adverse effect on a Group Company or Group Business as a result of changes which alone or together with other such changes has a material adverse impact on the assets, trading or financial position or profits of the Group taken as a whole and without regard to the rights of the Purchaser or any Local Purchaser to recover sums under this Agreement but excluding any effect to the extent shown to have arisen as a result of:

(i)           any change after the date hereof in laws, regulations or accountancy practises;

(ii)          the acts or omissions of the Purchaser; or

(iii)         any change, development, event, or effect arising from or relating to (a) general business or economic conditions, including such conditions giving rise to similar effects on companies in the same business as the Group, and/or (b) financial, banking or securities markets (including any disruption threat and any decline in the price of any security or market index.

4.2         Responsibility for Satisfaction

4.2.1      The parties shall use all reasonable endeavours to ensure the satisfaction of the condition set out in Clause 4.1 as soon as possible, provided that this shall not give rise to an obligation on the part of any party to assume material expenditure to achieve the same or require any party to take such action which would be likely to have such a detrimental effect on the current or future development of the business of that party that it would be unreasonable to expect that party to take it.

4.2.2      Without prejudice to Clause 4.2.1, the Seller undertakes to the Relevant Purchasers to procure that it will send a circular to its shareholders as soon as practicable after the date of this Agreement to convene the general meeting referred to in Clause 4.1.

4.2.3      The Seller and the Purchaser will co-operate with each other in the preparation of the circular referred to in Clause 4.2.2 or any other circular issued by the Seller to its shareholders in relation to the sale of the Group and the Purchaser shall promptly provide such information relating to it, the Purchaser’s Group and any of its or their respective directors or employees as the Seller may reasonably request.

4.2.4      Without prejudice to Clause 4.2.1, the parties agree that all requests and enquiries from any government, governmental, supranational or trade agency, court or other regulatory body shall be dealt with by the Seller and the Purchaser in consultation with each other and the Seller and the Purchaser shall promptly co-operate with and provide all necessary information and assistance reasonably required by such government, agency, court or body upon being requested to do so by the other and shall disclose to and consult each other over any proposal in relation to remedies, conditions or obligations in relation to any Competition Authority.

4.3         Non-Satisfaction/Waiver

4.3.1      The Seller shall give notice to the Purchaser of the satisfaction of the conditions set out in Clause 4.1 within two Business Days of becoming aware of the same.

4.3.2      If the conditions set out in Clause 4.1 are not satisfied on or before 7 March 2006 save as expressly provided, this Agreement (other than Clauses 1, 13, 14 and 15.2 to 15.16) shall lapse and no party shall have any claim against any other under it, save for any claim arising from breach of any obligation contained in Clause 4.2, provided that the Purchaser shall use all reasonable endeavours to extend the period for which it has committed funds under its financing arrangements in connection with the Transaction. Neither the Seller nor the Purchaser may terminate this Agreement after satisfaction of the conditions in Clause 4.1, except in accordance with this Agreement.

4.3.3      In the event that the resolution referred to in Clause 4.1.1 is not proposed or is proposed and not approved at a general meeting (or any adjournment thereof) on or before 31 January 2006, the Seller shall pay to the Purchaser the sum of £4 million (such amount to be inclusive of VAT), such amount to be paid to the Purchaser no later than 5 Business Days following the date on which the resolution is rejected or if earlier 7 February 2006.

5             Pre-Closing

5.1         The Relevant Sellers’ Obligations in Relation to the Conduct of Business

Each of the Relevant Sellers undertakes to procure that (save as contemplated by this Agreement or any agreement entered into pursuant to this Agreement or as set out in the Disclosure Letter) between the date of this Agreement and Closing in relation to the Group the Seller and the relevant Group Companies:

5.1.1      shall use reasonable endeavours to carry on the business of the Group as a going concern in the normal course in material compliance with all laws and regulations applicable to it and in substantially the same manner as it has been carried on prior to the date of this Agreement, save in so far as agreed in writing by the Purchaser such consent not to be unreasonably withheld or delayed;

5.1.2      shall take all reasonable steps to preserve and protect the Group Businesses and the business of the Group Companies and shall notify the Purchaser in writing promptly of any material adverse change in the Group Businesses and the business of the Group Companies;

5.1.3      shall or shall procure that the relevant members of the Seller’s Group shall maintain in force all existing insurance policies for the benefit of the Group Companies and the Seller;

5.1.4      without prejudice to the generality of Clause 5.1.1, shall not without the prior written consent of the Purchaser such consent not to be unreasonably withheld or delayed:

(i)           enter into any agreement or incur any commitment involving any capital expenditure in excess of £100,000 per item;

(ii)          enter into any agreement or incur any commitment as between themselves or with respect to any of the Group Companies, Group Businesses or their respective assets other than in the ordinary course of trading;

(iii)         enter into or amend any agreement or commitment which is not capable of being terminated at any time with twelve months’ notice or less or which is not in the ordinary course of business or which involves or may involve total annual expenditure in excess of £200,000, exclusive of VAT;

(iv)         acquire or dispose of, or agree to acquire or dispose of, any material asset or inventory which is not in the ordinary course of business or which involves or may involve total annual expenditure in excess of £200,000, exclusive of VAT;

(v)          acquire or agree to acquire any share, shares or other interest in any company, partnership or other venture other than a Group Company;

(vi)         create, allot or issue, or grant an option to subscribe for, any share capital of any Group Company;

(vii)        repay, redeem or repurchase any share capital of any Group Company;

(viii)       declare, make or pay any dividend or other distribution to shareholders (other than lawful dividends the purpose and effect of which is to remove Cash Balances from the Group Companies);

(ix)          save as required by law:

(a)        make any material amendment to the terms and conditions of employment (including, without limitation, remuneration, pension entitlements and other benefits) of any Senior Employee other than in relation to (i) an amendment to the employment contract of Steve Salmon to reduce the notice periods thereunder as described in the summary disclosed in the Data Room at document references Grp.07.01.001 to Grp.07.01.005; (ii) the execution of an employment contract with Marco da Costa to reduce his current terms of employment to writing other than in connection with the currency in which his salary is paid (which shall be paid in Brazilian Real instead of US Dollars as is the case at the date of this Agreement) and other than routine increases in the ordinary course of business and consistent in material respects with past practice which the Seller shall notify to the Purchaser as soon as reasonably possible;

(b)        dismiss any Senior Employee other than for gross misconduct; or

(c)        engage or appoint any additional employee at an equivalent level of or higher than any Senior Employee;

(x)           discontinue or amend any Group Retirement Benefit Arrangements to any material extent or commence to wind them up or terminate them or cause them to cease to admit new members, other than any amendments which any of the Relevant Sellers, acting reasonably, may implement such that the Group Retirement Benefit Arrangements comply (or will comply) with any applicable laws in force at present or coming into force in the foreseeable future, including applicable laws and regulations coming into force in England and Wales in April 2006 or which any of the Relevant Sellers, acting reasonably, may otherwise implement in consequence of such laws and regulations;

(xi)          pay any benefits to any Group Employee under any of the Group Retirement Benefit Arrangements otherwise than in accordance with the terms of the documents governing such arrangements (and not under any discretionary power);

(xii)         make any change to its accounting practices or policies or amend its constitutional documents (other than in relation to changes or amendments reasonably required in connection with the change to International Financial Reporting Standards);

(xiii)        borrow any money in excess of £500,000 in the aggregate;

(xiv)       not enter into any claims or elections under the Taxation of Chargeable Gains Act 1992 (or equivalent claims or elections under legislation governing the Taxation of capital gains in any jurisdiction outside the United Kingdom) which would affect the chargeable gain or allowable loss which would arise in the event of a disposal after Closing by any Group Company of the relevant assets in respect of which such claim or election is entered into; or

(xv)        agree or commit to do any of the foregoing or anything which would constitute a breach of the warranties set out in paragraphs 5, 6.1 to 6.4, 8, 9 and 12 (inclusive) of Schedule 12 (Warranties given under Clause 9.1).

5.2         Other Relevant Sellers’ Obligations Prior to Closing

5.2.1      Without prejudice to the generality of Clause 5.1, prior to Closing the Relevant Sellers shall, and shall procure that the relevant Group Companies shall, allow the Relevant Purchasers and their respective agents, upon reasonable notice, reasonable access to specifically identified books, records and documents of or relating in whole or in part to the Group, provided that the obligations of the Relevant Sellers under this Clause 5.2 shall not extend to allowing access to information which is reasonably regarded as confidential to the activities of the Seller and the Relevant Sellers otherwise than in relation to the Group.

5.2.2      After the date of this Agreement, the Seller shall use reasonable endeavours to procure that Richard Weatherley shall perfect the assignment of patents or patent applications registered in his name and used by and beneficially owned by the Group.

5.3         Spirent Communications

The Seller will, prior to Closing, arrange for the transfer from Spirent GmbH (Germany) of its interest in the business of Spirent Communications, provided that it may not arrange for the transfer of any assets or liabilities of the Group (and for the avoidance of doubt any Group Company) not related to the business of Spirent Communication and that the Seller shall be responsible for, and shall indemnify the Relevant Purchasers against any liabilities which are attributable to that business or arise by reason of that transfer.

6             Closing

6.1         Date and Place

Subject to Clause 4, Closing shall take place at 12.00 pm (London time) on 7 February 2006 in London or on the 5th Business Day following notification of the fulfilment or waiver of the conditions set out in Clause 4, whichever is the later, or at such other location, time or date as may be agreed between the Purchaser and the Seller.

6.2         Closing Events

On Closing, the parties shall comply with their respective obligations specified in Part 2 of Schedule 10 in relation to the Group Companies or Group Businesses. The Seller may waive some or all of the obligations of the Purchaser or the Relevant Purchasers as set out in Part 2 of Schedule 10 and the Purchaser may waive some or all of the obligations of the Seller or the Relevant Sellers as set out in Part 2 of Schedule 10.

6.3         Payment on Closing

On Closing the Relevant Purchasers shall pay the Closing Amount in cash to the Seller on behalf of the Relevant Sellers, in each case attributable to the Shares and Group Businesses.

6.4         Breach of Closing Obligations

If any party fails to comply with any material obligation in Clauses 6.2 and 6.3 and Part 2 of Schedule 10 in relation to Closing, the Purchaser, in the case of non-compliance by the Seller or any Relevant Seller, or the Seller, in the case of non-compliance by the Purchaser or any Relevant Purchaser, shall be entitled (in addition to and without prejudice to all other rights or remedies available, including the right to claim damages) by written notice to the Seller or the Purchaser, as the case may be, served on the date of Closing:

6.4.1      to terminate this Agreement (other than Clauses 1, 13, 14 and 15.2 to 15.16) without liability on its part or on the part of those on whose behalf notice is served; or

6.4.2      to fix a new date for Closing (not being more than 20 Business Days after the agreed date for Closing) in which case the provisions of Schedule 10 shall apply to Closing as so deferred but provided that such deferral may only occur once.

7             Post-Closing Adjustments

7.1         Net Asset Statement

The Purchaser shall procure that no later than 60 days following Closing there shall be drawn up by the management of the Group a draft of the Net Asset Statement (the “Draft Net Asset Statement”) in accordance with Schedule 11 in relation to the Group.

7.2         Determination of Net Asset Statement

7.2.1      The Draft Net Asset Statement as agreed or determined pursuant to paragraph 5 of Schedule 11:

(i)           shall constitute the Net Asset Statement for the purposes of this Agreement; and

(ii)          shall be final and binding on the parties (in the absence of manifest error).

7.2.2      The Net Assets shall be derived from the Net Asset Statement.

7.3         Adjustments to Purchase Price

7.3.1      If the Net Assets are less than the Base Net Assets, the Relevant Sellers shall repay to the Relevant Purchasers an amount equal to the deficit of Net Assets below the Base Net Assets as a reduction in the consideration such reduction to be allocated (so far as possible) in proportion to the allocation set out in column (4) of paragraph 1 of Schedule 8 and to the extent it is not possible rateably to the Business Assets or Shares by reference to the proportions in which the Purchase Price is allocated to them in accordance with Schedule 8.

7.3.2      If the Net Assets exceed the Base Net Assets, the Relevant Purchasers shall, subject to Clause 3.1.2, pay to the Seller on its own behalf and on behalf of the Relevant Sellers an additional amount equal to the excess of Net Assets over the Base Net Assets as an increase in the consideration such increase to be allocated (so far as possible) in proportion to the allocation set out in column (4) of paragraph 1 of Schedule 8.

7.3.3      Any payments to be made in accordance with Clause 7.3.1 or 7.3.2 shall be made on or before the day falling five Business Days after the date on which the Net Asset Statement is agreed or determined pursuant to paragraph 5 of Schedule 11.

7.4         TCJ

7.4.1      Following the date of this Agreement, if and to the extent that any discussions take place between the Seller, the Purchaser and the TCJ Sellers, and pursuant thereto, the Seller, the Purchaser and the TCJ Sellers each agree that the Purchaser shall not acquire the Shares in TCJ but shall instead only acquire the Current TCJ Shareholding, then, for the purposes of this Agreement:

(i)           the Shares in TCJ shall mean the Current TCJ Shareholding;

(ii)          the Base Net Assets attributable to the Current TCJ Shareholding shall be equal to 49 per cent of the amount set out in the Base Net Asset Statement as being attributable to the Shares in TCJ (excluding for the avoidance of doubt any control premium); and

(iii)         the Net Assets attributable to the Current TCJ Shareholding at Closing shall be equal to 49 per cent of the total Net Assets of TCJ (excluding for the avoidance of doubt any control).

7.4.2      Any obligation of a party to this Agreement to procure that any Group Company act or omit to act in any given way or take any given step or do or omit to do anything whatsoever shall, if Clause 7.4.1 applies, apply in respect of TCJ only to the extent that the relevant party is reasonably able to procure that TCJ so act or omit to act.

8             Post-Closing Obligations

8.1         Intra-Group Payables and Intra-Group Receivables

8.1.1      Those Intra-Group Payables and Intra-Group Receivables listed in Schedule 14 shall be repaid, capitalised or otherwise eliminated or transferred in the manner indicated therein or such other manner that does not adversely affect the Relevant Purchaser on or before close of business on the Business Day immediately preceding the Closing Date. To the extent any Intra-Group Payables and Intra-Group Receivables remain outstanding on the Closing Date, including any of those indicated in Schedule 14 and any receivables and payables arising in the ordinary course of business, these will be settled in accordance with the provisions of Clause 8.1.2.

8.1.2      Within 30 days following Closing:

(i)           the Relevant Purchasers shall procure that each of the Group Companies repays to the relevant member of the Seller’s Group the amount of any Intra-Group Payables; and

(ii)          the Relevant Sellers shall procure that each member of the Seller’s Group repays to the Group Companies the amount of any Intra-Group Receivables.

8.2         Indemnities

8.2.1      Indemnity by Business Purchasers against Assumed Liabilities

The Business Purchasers shall indemnify and keep indemnified the Seller against:

(i)           all Assumed Liabilities and any liability incurred by the Seller to the extent that it arises from the conduct by the Business Purchasers of the Group Businesses after Closing, provided that this Clause 8.2.1(i) shall not prevent any Relevant Purchaser from making any claim under any Seller’s Warranty; and

(ii)          any Losses which the Seller may suffer to the extent caused by reason of the Seller taking any reasonable action to avoid, resist or defend against any liability referred to in Clause 8.2.1(i).

8.2.2      Indemnity by the Seller against Excluded Liabilities

The Seller shall indemnify and keep indemnified the Business Purchasers against:

(i)           any Excluded Liability; and

(ii)          any Losses which the Business Purchasers may suffer by reason of the Business Purchasers taking any reasonable action to avoid, resist or defend against any Excluded Liability.

8.2.3      Indemnity by the Seller in respect of certain other matters

The Seller agrees to indemnify and keep indemnified the Purchaser against:

(i)           any liabilities which the Purchaser (both for itself and as agent for HellermannTyton Data Limited) may incur at any time out of or in connection with the participation (including termination of participation) in the Spirent plc Retirement Cash and Life Assurance Plan and Spirent plc Staff and Life Assurance Plan of HellermannTyton Data Limited under or pursuant to section 75 or section 75A of the Pensions Act 1995;

(ii)          (both for itself and as trustee for HellermannTyton Corporation, together called the “Indemnified Persons”) against all Losses which any of the Indemnified Persons may sustain, pay or incur, arising out of or in connection with the patent infringement proceedings brought by Panduit in respect of U.S. Patent 5,998,732 referred to in the Disclosure Letter; and

(iii)         (both for itself and as trustee for the Group Companies, together called the “Indemnified Persons”) against all losses, costs, liabilities, expenses, actions, proceedings, claims and demands which any of the Indemnified Persons may sustain, pay or incur, arising out of or in connection with:

(a)        any liabilities under or pursuant to sections 75 or 75A of the Pensions Act 1995 which the Purchaser or HT Data Limited or any other Group Company may incur at any time, arising out of or in connection with the participation (including termination of participation) of HT Data Limited or any other Group Company in the Surrey plc Retirement Cash and Life Assurance Plan and the Surrey Group Staff Pension and Life Assurance Plan and any other occupational pension scheme in which any Group Company has participated prior to Closing;

(b)        subject to Clause 8.2.3(iii)(d) below, any claim by or in respect of any Relevant Employee or any Group Employee based directly or indirectly on the decision of the European Court of Justice in Beckmann v. Dynamco Whicheloe Macfarlane Limited (2002) or Martin & Others v. South Bank University (2003) or any legislation or judgement subsequently introduced or promulgated directly or indirectly as a result of those decisions, and whether relating to periods of service before or after Closing; or

(c)        any liabilities which the Purchaser or HT Data Limited may incur at any time, arising out of or in connection with the participation (including termination of participation) of HT Data Limited and/or Staeng Limited in The RW Data Limited Directors Pension Scheme.

(d)        Clause 8.2.3(iii)(b) will only apply provided that:

(A) the Purchaser and the Group Companies do not (to the extent that they would otherwise be entitled to do so) consent to the Relevant Employees’ or the Group Employees’ drawing pension (on an unreduced basis or otherwise) from either the Surrey plc Retirement Cash and Life Assurance Plan or the Old Section of the Surrey Group Staff Pension and Life Assurance Plan, unless either (1) the Seller consents or (2) the Purchaser or relevant Group Company is required to do so by a Court or Tribunal; and

(B) the Purchaser and the Group Companies have not publicised to the Relevant Employees or the Group Employees in any way the possibility of making a claim of the nature described in Clause 8.2.3(iii)(b).

8.3         Conduct of Claims

8.3.1      Assumed Liabilities

(i)           If any Relevant Seller becomes aware after Closing of any claim which constitutes or may constitute an Assumed Liability, the Relevant Seller shall as soon as reasonably practicable give written notice thereof to the Relevant Purchaser and shall not admit, compromise, settle, discharge or otherwise deal with such claim without the prior agreement of the Relevant Purchaser.

(ii)          The Relevant Sellers shall take such action as the Relevant Purchasers may reasonably request to avoid, dispute, resist, appeal, compromise, defend or mitigate any claim which constitutes or may constitute an

Assumed Liability subject to the Relevant Sellers being indemnified and secured to their reasonable satisfaction by the Relevant Purchasers against all Losses which may thereby be incurred. In connection therewith the Relevant Sellers shall allow, and shall procure that the relevant Seller’s Group Company allows any Relevant Purchaser and its financial, accounting or legal advisers to investigate to such extent as is reasonable the matter or circumstance alleged to give rise to such Assumed Liability and whether and to what extent any amount is payable in respect of such claim; and

(iii)         The Relevant Sellers shall upon receipt of reasonable notice disclose to the Purchaser all material of which the Relevant Sellers are aware which relates to the claim and shall, and shall procure that any other relevant members of the Seller’s Group shall, give, subject to the Relevant Sellers and all such members of the Seller’s Group being paid all reasonable costs and expenses, all such information and assistance, including access to premises and personnel, and the right to examine and copy or photograph any assets, accounts, documents and records, as the Purchaser or its financial, accounting or legal advisers may reasonably request, subject to the Purchaser agreeing in such form as the Seller may reasonably require to keep all such information confidential and to use it only for the purpose of investigating and defending the Assumed Liability in question.

8.3.2      Excluded Liabilities, etc.

(i)           If any Relevant Purchaser becomes aware after Closing of any claim which constitutes or may constitute an Excluded Liability or which could give rise to a liability for a member of the Purchaser’s Group in respect of which it is entitled to be indemnified by a Relevant Seller, the Relevant Purchaser shall as soon as reasonably practicable give written notice thereof to the Relevant Seller and shall not admit, compromise, settle, discharge or otherwise deal with such claim without the prior agreement of the Relevant Seller.

(ii)          The Relevant Purchasers shall take such action as the Relevant Sellers may reasonably request to avoid, dispute, resist, appeal, compromise, defend or mitigate any claim which constitutes or may constitute an Excluded Liability subject to the Relevant Purchasers being indemnified and secured to their reasonable satisfaction by the Relevant Sellers against all Losses which may thereby be incurred. In connection therewith the Relevant Purchasers shall make or procure to be made available to the Relevant Sellers or their duly authorised agents on reasonable notice during normal business hours all relevant books of account, records and correspondence to the extent relating to the Group Businesses which are in the possession of the Relevant Purchasers (and shall permit the Relevant Sellers, at their own cost, to take copies thereof) for the purposes of enabling the Relevant Sellers to ascertain or extract any information relevant to the claim.

8.4         Release of Guarantees, etc.

8.4.1      The Relevant Purchasers shall use reasonable endeavours to procure by Closing or, to the extent not done by Closing, within 60 days thereafter or to the extent not done within such period, as soon as reasonably practicable thereafter, the release of the Relevant Sellers or any member of the Seller’s Group from any securities, guarantees or indemnities given by or binding upon the Relevant Sellers or any member of the Seller’s Group in respect of the Assumed Liabilities or the Business Leasehold Properties or in connection with a liability of any of the Group Companies (the “Sellers’ Guarantee Obligations”). Pending such release the Relevant Purchasers shall indemnify the Relevant Sellers and any member of the Seller’s Group against all amounts paid by any of them pursuant to any such Sellers’ Guarantee Obligations to the extent such Sellers’ Guarantee Obligations are referred to in the Disclosure Letter and shall, to the extent permitted under its bank facilities, indemnify the Relevant Sellers and any member of the Seller’s Group against all amounts paid by any of them pursuant to any such Sellers’ Guarantee Obligations which were not so disclosed.

8.4.2      Subject to Clause 6.2 the Relevant Sellers shall use reasonable endeavours to procure by Closing or, to the extent not done by Closing, within 60 days thereafter or to the extent not done within such period, as soon as reasonably practicable thereafter, the release of each Group Company from any securities, guaranties or indemnities given by or binding upon the Group Company in respect of any liability of the Relevant Sellers or any member of the Seller’s Group. Pending such release, the Relevant Sellers shall indemnify the Group Companies against all amounts paid by any of them pursuant to any such securities, guarantees and indemnities in respect of such liability of the Relevant Sellers.

8.5         The Business Receivables

If at any time after Closing, the Seller receives any monies in respect of any Business Receivable, then the Seller shall immediately pay to the relevant Business Purchaser the amount recovered.

8.6         The Relevant Sellers’ Continuing Obligations

Notwithstanding Closing, the Relevant Sellers shall (and in the case of Clause 8.6.2 shall procure that any member of the Seller’s Group shall):

8.6.1      comply with the provisions of Schedule 15;

8.6.2      not use any trading names or registered or unregistered trademarks listed in Schedule 4, provided that the Relevant Sellers shall have 3 months from Closing to procure that all such trading names and trade marks are removed from all business stationery, all other assets of the Seller and from all premises occupied by the Seller or the Relevant Sellers;

8.6.3      subject to Schedule 9 retain for a period of 7 years from Closing the books, financial records (including information held on computer records) and documents relating to the Group to the extent they relate to the period up to and including Closing and shall allow the Purchaser and the Relevant Purchasers reasonable access to such books, financial records (including information held on computer records) and documents, including the right to take copies at the Purchaser or the Relevant Purchasers’ expense; and

8.6.4      except as provided in Schedule 5, if any property, right or asset forming part of the Group or which should have been transferred to a Relevant Purchaser (other than any property, right or asset expressly excluded from the sale under this Agreement) has not been transferred to a Relevant Purchaser, transfer such property, right or asset (and any related liability which is an Assumed Liability) as soon as practicable to a member of the Purchaser’s Group nominated by the Purchaser reasonably acceptable to the Seller.

8.6.5      The Seller shall procure that there is made available to the Purchaser without charge or royalty (on a world-wide licence basis) any intellectual property, know how or moveable assets which would, but for the use of the word “primarily” in the relevant definition, have been an item of Business Intellectual Property, Business Know-how Moveable Asset or Sellers Intellectual Property.

8.7         The Relevant Purchasers’ Continuing Obligations

8.7.1      The Relevant Purchasers shall comply with the provisions of Schedule 15.

8.7.2      Neither the Purchaser nor any member of the Purchaser’s Group, including without limitation the Relevant Purchasers and the Group, shall use the trading name “Spirent” or any registered or unregistered trademark which includes the word “Spirent”, and (without prejudice to the generality of the foregoing) shall, within 30 days after Closing, procure that the names of Spirent Communications GmbH, Spirent GmbH and Spirent Australia (Pty) Limited are changed such that they do not contain the word “Spirent” or any similar word, provided that the Relevant Purchasers shall have 3 months from Closing to procure that all such trading names and trademarks are removed from all business stationery, all other assets of the Group and from all premises occupied by the Group.

8.7.3      The Relevant Purchasers shall, and shall procure that the Group Companies shall, retain for a period of 7 years from Closing the books, records and documents of the Group to the extent they relate to the period up to and including Closing and shall, and shall procure that the Group Companies shall, allow the Seller and the Relevant Sellers reasonable access to such books, records and documents, including the right to take copies at the Seller’s or the Relevant Sellers’ expense. In addition, to the extent reasonably necessary to enable the Seller to comply with any obligations arising pursuant to any applicable laws or regulations, including without limitation the Sarbanes-Oxley Act of 2002, in respect of the period ending on Closing, the Purchaser shall, and shall procure that the relevant Group Companies shall, allow the Seller and any of its representatives to have reasonable access to any Group Employee.

8.7.4      Without limitation to the generality of Clause 8.7.3:

(i)           the Purchaser shall, and shall procure that the Group Companies shall, deliver or make available to the Seller and/or the auditors of the Seller from time to time such financial or other information relating to the periods prior to and as at the date of Closing (and as at such other dates on or before 31 December 2005 and in such form as, in each case, they may reasonably require), including without limitation financial or other information requested for the purposes of the Seller’s consolidated annual results for the period ended 31 December 2005 and 31 December 2006, the Seller’s consolidated interim results for the year 2006 and for the purposes of filings to be made by the Seller on the United States’ Securities and Exchange Commission, as may be reasonably required by the Seller. The Purchaser shall, and shall procure that the Group Companies shall, deliver such information in accordance with the normal reporting timetable of the Seller (as the same is notified to the Purchaser by the Seller) and shall make available any Group Employee in each case as may be reasonably required by the Seller in order to answer any queries in relation to such information; and

(ii)          the Purchaser shall, and shall procure that TCJ shall, promptly after their issue, deliver or make available to the Seller and/or the auditors of the Seller from time to time such financial or other information relating to the periods prior to and as at the date of Closing (and as at such other dates on or before 31 December 2005 and in such form as, in each case, they may reasonably require). The Purchaser shall, and shall procure that TCJ shall, deliver such information in accordance with the normal reporting timetable of the Seller (as the same is notified to the Purchaser by the Seller) and shall make available any TCJ Group Employee in each case as may be reasonably required by the Seller in order to answer any queries in relation to such information.

8.7.5      If, following Closing, any property, right or asset not forming part of the Group is found to have been transferred to a Relevant Purchaser in error, the Relevant Purchaser shall transfer such property, right or asset (and any related liability which is an Assumed Liability) as soon as practicable to the transferor or another member of the Seller’s Group nominated by the Seller who is reasonably acceptable to the Purchaser.

8.7.6      The Purchaser shall procure that TCJ shall comply with the terms and conditions of the TCJ Supply Agreement and the TCJ Distribution Agreement.

8.7.7      The Purchaser shall procure that TCJ shall continue, subject to local custom, practice and regulation, to provide existing employees of TCJ with comparable remuneration practices, termination practices, pension benefits and other benefits and that they will be at a level not less than those currently in place.

8.8         Insurance

The Relevant Sellers may terminate with effect from immediately prior to Closing all insurance policies to the extent they relate to the Group. To the extent the Relevant Sellers cannot or do not terminate such policies, the Relevant Purchasers shall terminate such policies immediately following Closing, with effect from Closing or as soon as practicable thereafter.

8.9         Receivable due to Spirent Australia (Pty) Limited

8.9.1      The Purchaser acknowledges that there is a receivable due to Spirent Australia (Pty) Limited which at the date of this Agreement is held in a trust account on behalf of such company.

8.9.2      The amount of the receivable referred to in Clause 8.9.1 shall be included in the Net Asset Statement (but not for the avoidance of doubt the Base Net Asset Statement). Notwithstanding the foregoing if on the date on which the Net Asset

Statement is agreed or determined as set out in Clause 7.2.1, such receivable has not been received by Spirent Australia (Pty) Limited then an amount equal to such receivable shall (notwithstanding such agreement or determination) be deducted from the Net Assets included in the Net Asset Adjustment. Such amount shall subsequently be paid to the Seller if and to the extent that such receivable is thereafter received by Spirent Australia (Pty) Limited.

9             Warranties

9.1         The Sellers’ Warranties

9.1.1      The Relevant Sellers warrant to the Relevant Purchasers that the statements set out in Schedule 12 are true and accurate as of the date of this Agreement.

9.1.2      The only Sellers’ Warranties given in respect of the Environment, Environmental Law, Environmental Permits and environmental tax are those contained in paragraph 9 of Schedule 12 and each of the other Sellers’ Warranties shall be deemed not to be given in respect of the Environment, Environmental Law, Environmental Permits and environmental tax.

9.1.3      The Relevant Sellers acknowledge that the Relevant Purchasers have entered into this Agreement in reliance upon the Sellers’ Warranties.

9.1.4      Any Sellers’ Warranty qualified by the expression “so far as the Relevant Sellers are aware” or any similar expression shall, unless otherwise stated, be deemed to refer to the actual knowledge of the Senior Employees and the following: Anders Gustafsson, Eric Hutchinson, Paul Eardley, Timothy Roberts, Timothy Jones, Connie Kolb, Rachel Whiting, Frank Pizzi, Vivienne Gibson, Uwe Noth, Neil Gardiner, Peter Jonas, SH Chee, Mats Lindoff and Olivier Jourdain who shall be deemed to have knowledge of such matters as they would have discovered, had they made due and careful enquiry.

9.2         Relevant Sellers’ Disclosures

9.2.1      The Sellers’ Warranties are subject to all matters which are fairly disclosed in this Agreement, or in the Disclosure Letter.

9.2.2      References in the Disclosure Letter to paragraph numbers shall be to the paragraphs in Schedule 12 to which the disclosure is most likely to relate. Such references are given for convenience only and shall not limit the effect of any of the disclosures, all of which are made against the Sellers’ Warranties as a whole.

9.3         The Purchasers’ Warranties

The Purchaser and the Relevant Purchasers warrant to the Relevant Sellers that the statements set out in Schedule 13 are true and accurate.

10          Limitation of Relevant Sellers’ Liability

10.1       Time Limitation for Claims

No Relevant Seller shall be liable under this Agreement (other than any claim under Clauses 2, 3, 5 to 8 (inclusive), 12 and 13 and Schedules 5, 6, 7, 9, 10, 11 and 14 (but only to the extent that any such claim does not constitute a claim under the Sellers’ Warranties)

and paragraph 1.1.1(i) of Schedule 12) or any Local Transfer Document or the Tax Indemnity in respect of any claim unless a notice of the claim is given by the Purchaser to the Seller:

(i)           specifying the matters set out in Clause 11.2; or

(ii)          in the case of a claim under the Tax Indemnity or for breach of the Tax Warranties in accordance with Clause 8.1 of the Tax Indemnity and:

10.1.2    in the case of any claim under the Tax Warranties or under the Tax Indemnity, within 6 years following the end of the accounting period in which Closing occurs;

10.1.3    in the case of any claim under paragraph 9 of Schedule 12 (environmental warranties), within 5 years following Closing; and

10.1.4    in the case of any other claim under this Agreement, within 18 months following Closing,

provided that where a notice purporting to be a notice of claim hereunder is given but the form, content or adequacy of such notice or the manner of its delivery is challenged by any Relevant Seller then such challenge may only lead to the reduction of the liability of any Relevant Seller to the extent that, but for any failure of such notice to be a proper notice hereunder, the Relevant Seller would have had a reduced liability. If no objection to the form or substance of a notice is given to the Purchaser within 14 days of such notice being given, including full particulars of the objection, the notice shall be deemed to be properly given and effective and no objection to it may be allowable.

10.2       Minimum Claims

10.2.1    No Relevant Seller shall be liable under this Agreement (other than any claim under Clauses 2, 3, 4.3.3, 5 to 8 (inclusive), 12 and 13 and Schedules 3, 5, 6, 7, 9, 10, 11 and 14 (but only to the extent that any such claim does not constitute a claim under the Sellers’ Warranties) and paragraph 1.1.1(i) of Schedule 12) or any Local Transfer Document or the Tax Indemnity in respect of any individual claim (or a series of claims arising from substantially identical facts or circumstances) where the liability agreed or determined (disregarding the provisions of this Clause 10.2) in respect of any such claim or series of claims does not exceed £50,000. For the purposes of this Agreement, claims arising under the Tax Warranties or under the Tax Indemnity which arise from the same fact or event and which relate to or are derived from the application of the same section, chapter or part of a Tax statute to the same subject matter shall be treated as one individual Claim rather than a series of individual Claims.

10.2.2    Where the liability agreed or determined in respect of any such claim or series of claims (other than any claim under Clauses 2, 3, 5 to 8 (inclusive), 12 and 13 and Schedules 5, 6, 7, 9, 10, 11 and 14 (but only to the extent that any such claim does not constitute a claim under the Sellers’ Warranties) and paragraph 1.1.1(i) of Schedule 12) exceeds £50,000, subject as provided elsewhere in this Clause 10, the Relevant Sellers shall be liable for the amount of the claim or series of claims so agreed or determined.

10.3       Aggregate Minimum Claims

10.3.1    No Relevant Seller shall be liable under this Agreement (other than any claim under Clauses 2, 3, 4.3.3, 5 to 8 (inclusive), 12 and 13 and Schedules 3, 5, 6, 7, 9, 10, 11 and 14 (but only to the extent that any such claim does not constitute a claim under the Sellers’ Warranties) and paragraph 1.1.1(i) of Schedule 12) or any Local Transfer Document in respect of any claim unless the aggregate amount of all claims for which the Relevant Sellers would otherwise be liable under this Agreement or any Local Transfer Document (disregarding the provisions of this Clause 10.3 (other than any claim under Clauses 2, 3, 5 to 8 (inclusive), 12 and 13 and Schedules 5, 6, 7, 9, 10, 11 and 14 (but only to the extent that any such claim does not constitute a claim under the Sellers’ Warranties) and paragraph 1.1.1(i) of Schedule 12)) exceeds £5,000,000.

10.3.2    Where the liability agreed or determined in respect of all claims exceeds £5,000,000 subject as provided elsewhere in this clause 10, the Relevant Sellers shall be liable for the aggregate amount of claims as agreed or determined.

10.4       Maximum Liability

The aggregate liability of the Relevant Sellers in respect of all breaches of this Agreement (other than any claim under Clause 5.1.3 and 5.1.4 and paragraph 1.1.1(i) of Schedule 12) and any Local Transfer Document and any claims under the Tax Indemnity shall not exceed an amount equal to 50 per cent of the Purchase Price.

10.5       Contingent Liabilities

No Party shall be liable under this Agreement (other than any claim under Clauses 2, 3, 5 to 8 (inclusive), 12 and 13 and Schedules 5, 6, 7, 9, 10, 11 and 14 (but only to the extent that any such claim does not constitute a claim under the Sellers’ Warranties) and paragraph 1.1.1(i) of Schedule 12) or any Local Transfer Document or the Tax Indemnity in respect of any liability which is contingent unless and until the date on which such contingent liability becomes an actual liability and is due and payable and the period for claims under Clause 10.1 shall run from such date but this clause shall not operate to exclude liability in respect of a claim made in respect of a contingent liability within the time limit specified in Clauses 10.1 and 11.1 and specifying the matters set out in Clause 11.2.

10.6       Provisions

No Relevant Seller shall be liable under this Agreement (other than in respect of any claim under Clauses 2, 3, 5 to 7 (inclusive), 12 and 13 and Schedules 5, 6 (other than indemnities in respect of TUPE), 7, 9, 10, 11 and 14 (but only to the extent that any such claim does not constitute a claim under the Sellers’ Warranties) and paragraph 1.1.1(i) of Schedule 12 and the Tax Warranties) or any Local Transfer Document in respect of any claim to the extent that any allowance, provision or reserve is shown in the Accounts, the TCJ Accounts and/or the Net Asset Statement agreed or determined pursuant to Clause 7.2 for the matter giving rise to the claim.

10.7       Matters Arising Subsequent to this Agreement

No Relevant Seller shall be liable under this Agreement (excluding the Tax Warranties) or any Local Transfer Document in respect of any matter, act, omission or circumstance (or any combination thereof), including the aggravation of a matter or circumstance, to the extent that the same would not have occurred but for:

10.7.1    Agreed matters

any matter or thing done or omitted to be done pursuant to and in compliance with this Agreement or any Local Transfer Document or otherwise at the request in writing or with the approval in writing of any Relevant Purchaser;

10.7.2    Acts of Relevant Purchasers

any act, omission or transaction of any Relevant Purchaser or any member of the Purchaser’s Group or any of the Group Companies, or their respective directors, officers, employees or agents or successors in title, after Closing where such person reasonably knows or ought to know that a breach of warranty would follow from its action;

10.7.3    Changes in legislation

(i)           the passing of, or any change in, after the date of this Agreement any law, rule, regulation or administrative practice of any government, governmental department, agency or regulatory body including (without prejudice to the generality of the foregoing) any increase in the rates of Taxation or any imposition of Taxation or any withdrawal of relief from Taxation not actually (or prospectively) in effect at the date of this Agreement; or

(ii)          any change after the date of this Agreement of any generally accepted interpretation or application of any legislation;

10.7.4    Accounting and Taxation Policies

any change in accounting or Taxation policy, bases or practice of any Relevant Purchaser or any of the Group Companies introduced or having effect after Closing.

10.8       Insurance

No Relevant Seller shall be liable under this Agreement, any Local Transfer Document or the Tax Indemnity in respect of any claim to the extent that the Losses in respect of which such claim is made are as covered by a policy of insurance or would have been covered under a policy of insurance customarily taken out in a similar business, provided that the Relevant Seller may not assert that customary insurance would exceed that in force on the date of this Agreement and if there is such insurance than Clause 10.13 shall apply.

10.9       Net Financial Benefit

No Relevant Seller shall be liable under this Agreement, any Local Transfer Document or the Tax Indemnity (except to the extent already dealt with under Clause 11.1.3 of the Tax Indemnity) in respect of any Losses suffered by any Relevant Purchaser or any of the Group Companies to the extent of any corresponding savings by or quantifiable net financial benefit to any Relevant Purchaser or any Group Company arising from such Losses or the facts giving rise to such Losses (including, without limitation, where the amount (if any) by which any Taxation for which any Relevant Purchaser or any Group Company would otherwise have been accountable or liable to be assessed is actually reduced or extinguished as a result of the matter giving rise to such liability).

10.10     Relevant Purchasers’ Actual Knowledge

No Relevant Seller shall be liable in respect of any claim for breach of this Agreement (other than in respect of any claim under Clauses 2, 3, 5 to 8 (inclusive), 12 and 13 and Schedules 5, 6, 7, 9, 10, 11 and 14 (but only to the extent that any such claim does not constitute a claim under the Sellers’ Warranties) or any Local Transfer Document to the extent that the facts giving rise to the relevant claim were known by the Purchaser or any Relevant Purchaser prior to signing this Agreement and such facts ought reasonably to lead to the conclusion that they would give rise to the relevant claim.

10.11     No claim against the Group

No Relevant Seller shall make any claim, other than in respect of fraud, wilful default or material breach of duty (in the context of the Transaction) against any of the Group Companies or against any person who is, at the time such claim is made, a director or employee of any Group Company with respect to any claim arising out of this Agreement.

10.12     Mitigation of Losses

10.12.1  The Relevant Purchasers shall procure that all reasonable steps are taken and all reasonable assistance is given to avoid or mitigate any Losses which in the absence of mitigation might give rise to a liability in respect of any claim under this Agreement or any Local Transfer Document, provided that in the case of any claim under any indemnity, to the extent any Relevant Purchaser mitigates their Losses, such Relevant Purchaser shall be entitled to claim its reasonable expenses relating to such mitigation.

10.12.2  Without prejudice to the generality of Clause 10.13.1, the Relevant Purchasers shall pursue all claims available to any of them against third parties, whether in contract, tort or otherwise, to the extent reasonable to do so.

10.13     Relevant Purchasers’ Right to Recover

10.13.1  Recovery for Actual Liabilities

No Party shall be liable to pay any amount in discharge of a claim under this Agreement or any Local Transfer Document unless and until the liability in respect of which the claim is made has become due and payable.

10.13.2  Following Recovery from the Relevant Sellers

If any Relevant Seller has paid an amount in discharge of any claim under this Agreement (other than any claim under the Tax Warranties) or any Local Transfer Document and any Relevant Purchaser or any Group Company is entitled to recover (whether by payment, discount, credit, relief, insurance or otherwise) from a third party a sum which indemnifies or compensates any Relevant Purchaser or Group Company (in whole or in part) in respect of the loss or liability which is the subject matter of the claim, the Relevant Seller shall be subrogated to all rights that the Relevant Purchaser has or would otherwise have in respect of the claim against the third party, or if subrogation is not possible, the Relevant Purchaser shall procure that all steps are taken as the Relevant Seller may reasonably require to enforce such recovery and shall, or shall procure that the relevant Group Company shall, pay to the Relevant Seller as soon as practicable after receipt an amount equal to (i) any sum recovered from the third party less any costs and expenses incurred in obtaining such recovery less any Taxation attributable to the recovery after taking account of any Tax relief available in respect of any matter giving rise to the claim or if less (ii) the amount previously paid by the Relevant Seller to the Relevant Purchaser less any Taxation attributable to it.

10.14              Double Claims

No Relevant Purchaser shall be entitled to recover from any Relevant Seller under this Agreement, any Local Transfer Document or the Tax Indemnity more than once in respect of the same Losses suffered and, without prejudice to the generality of the foregoing, no Relevant Seller shall be liable in respect of:

10.14.1     any breach of the Agreement or any Local Transfer Document if and to the extent that the Losses resulting from or connected with such breach are or have been included in a claim under the Tax Indemnity which has been satisfied; or

10.14.2     a claim under the Tax Indemnity if and to the extent that the Losses in respect of which such claim was made are or have been included in a claim for breach of the Agreement or any Local Transfer Document which has been satisfied.

10.15              Fraud

None of the limitations contained in this Clause 10 shall apply to any claim to the extent that such claim arises or is increased as a result of fraud, or wilful concealment by any Relevant Seller, any Group Company or any of their respective directors, officers, employees or agents.

11                               Claims

11.1                     Notification of Potential Claims

If any Relevant Purchaser or (following Completion and for so long as he is employed by the Group) Stephen Salmon becomes aware of any matter or circumstance that may give rise to a claim against any Relevant Seller under this Agreement (other than the Tax Warranties) or any Local Transfer Document, the Purchaser shall as soon as reasonably practicable and in any case within 20 Business Days give a notice in writing to the Seller setting out such information as is available to the Relevant Purchaser or Group Company and which is reasonably necessary to enable the Seller to assess the merits of the claim, to act to preserve evidence and to make such provision as the Seller or the Relevant Sellers may consider necessary. Failure to give notice within such period shall not affect the rights of any Relevant Purchaser except to the extent that a Relevant Seller’s liability is increased thereby as a result of the Relevant Seller being unable to take action to rectify, mitigate or defend the matter disclosed in which case the Relevant Purchaser shall only be entitled to claims for such amount for which the Relevant Seller would have been liable had the notification been made within the period specified by this Clause 11.1.

11.2                     Notification of Claims under this Agreement

Notices of claims under this Agreement (other than the Tax Warranties) or any Local Transfer Document shall be given by the Purchaser to Seller within the time limits specified in Clause 10.1, specifying (to the extent available to the Relevant Purchaser) information of the legal and factual basis of the claim and, if practicable, an estimate of the amount of

Losses which are, or are to be, the subject of the claim (including any Losses which are contingent on the occurrence of any future event).

11.3                     Commencement of Proceedings

Any claim notified pursuant to Clause 11.2 shall (if it has not been previously satisfied, settled or withdrawn) be deemed to be irrevocably withdrawn nine months after the notice is given pursuant to Clause 11.2, unless at such time legal proceedings in respect of the relevant claim have been commenced by being both issued and served, provided that in the case of any contingent liability, if such contingent liability has not become an actual liability within 18 months after the end of the relevant claim period referred to in Clause 10.1, then such claim shall be deemed to be irrevocably withdrawn at the end of such 18 month period.

11.4                     Investigation by the Relevant Sellers

In connection with any matter or circumstance that may give rise to a claim against any Relevant Seller under this Agreement or any Local Transfer Document:

11.4.1            the Relevant Purchasers shall allow, and shall procure that the relevant Group Company allows, any Relevant Seller and its financial, accounting or legal advisers to investigate the matter or circumstance alleged to give rise to such claim and whether and to what extent any amount is payable in respect of such claim; and

11.4.2            the Relevant Purchasers shall disclose to the Seller all material of which the Relevant Purchasers are aware which relates to the claim and shall, and shall procure that any other relevant members of the Purchaser’s Group shall, give, subject to their being paid all reasonable costs and expenses, all such information and assistance, including access to premises and personnel, and the right to examine and copy or photograph any assets, accounts, documents and records, as the Seller or its financial, accounting or legal advisers may reasonably request, subject to the Seller agreeing in such form as the Purchaser may reasonably require to keep all such information confidential and to use it only for the purpose of investigating and defending the claim in question.

11.5                     Conduct of Third Party Claims

11.5.1            If the matter or circumstance that may give rise to a claim against any Relevant Seller under this Agreement (other than the Tax Warranties) or any Local Transfer Document is a result of or in connection with a claim by or liability to a third party then no admissions in relation to such third party claim shall be made by or on behalf of any Relevant Purchaser or any other member of the Purchaser’s Group and the claim shall not be compromised, disposed of or settled without the written consent of the Relevant Sellers, such consent not to be unreasonably withheld or delayed.

11.5.2            Subject to the Relevant Seller indemnifying the Relevant Purchaser or other member of the Purchaser’s Group concerned, against all Losses, the Relevant Purchaser shall, or the Purchaser shall procure that any other members of the Purchaser’s Group shall, take such action as the Relevant Seller may reasonably request to avoid, dispute, deny, defend, resist, appeal, compromise or contest such claim.

11.5.3            The Purchaser, the Relevant Purchaser or other member of the Purchaser’s Group concerned may admit, compromise, dispose of or settle such claim if the Relevant Seller unreasonably delays making a request pursuant to Clause 11.5.2, provided that the Purchaser or the Relevant Purchaser or other member of the Purchaser’s Group concerned has notified the Relevant Seller of its intention to deal with such claim and has given the Relevant Seller a period of 30 Business Days to respond.

11.5.4            If the Relevant Seller makes any request pursuant to Clause 11.5.1 and acts as set out in Clause 11.5.2, the Relevant Purchasers shall, and the Purchaser shall procure that any other members of the Purchaser’s Group shall, take all reasonable steps to procure that the Relevant Seller is provided on reasonable notice with all material correspondence and documentation relating to the claim as the Relevant Seller may reasonably request subject to the Relevant Seller agreeing in such form as the Relevant Purchaser may reasonably require to keep all such correspondence and information confidential and to use it only for the purpose of dealing with the relevant claim, save that neither the Purchaser nor any Relevant Purchaser nor any other member of the Purchaser’s Group shall be required to take any action which the Purchaser, the Relevant Purchaser or other member of the Purchaser’s Group concerned, in its absolute discretion, reasonably considers may be unduly onerous or materially prejudicial to it or to its business.

12                               Restrictions on the Seller and the Relevant Sellers

12.1                     Restrictions

The Seller and the Relevant Sellers undertake with the Relevant Purchasers that no member of the Seller’s Group will and will procure that no person, firm or company carrying on with the consent or privity of any member of the Seller’s Group any business in succession to the member of the Seller’s Group concerned will in any Relevant Capacity during the Restricted Period:

12.1.1            carry on, be engaged in or be economically interested in any business which is of the same or similar type to the business of the Group as now carried on and which is or is likely to be in competition with any part of the business of the Group as now carried on other than any business conducted by the Seller or any member of the Seller’s Group at Closing carried on within the geographical boundaries in which it is now carried on; or

12.1.2            induce or seek to induce any present Restricted Employee to become employed whether as employee, consultant or otherwise by any member of the Seller’s Group, whether or not such Restricted Employee would thereby commit a breach of his contract of service. The placing of an advertisement of a post available to a member of the public generally and the recruitment of a person through an employment agency shall not constitute a breach of this Clause 12 provided that no member of the Seller’s Group encourages or advises such agency to approach any Restricted Employee.

12.2                     Exceptions

The restrictions in Clause 12.1 shall not operate to prohibit any member of the Seller’s Group from:

12.2.1            carrying on or being engaged in or being economically interested in any business which is of the same or similar type to the business carried on by the Group after such time as the Relevant Purchasers cease to carry on or be engaged in or economically interested in a substantially all of the business carried on by the Group;

12.2.2            holding or being interested in up to 3 per cent of the outstanding issued share capital of a company listed on any recognised stock exchange;

12.2.3            fulfilling any obligation pursuant to this Agreement and any agreement to be entered into pursuant to this Agreement;

12.2.4            acquiring the whole or part of any business if the turnover attributed to the competing business to be acquired in the last financial year is less than 10 per cent of the turnover attributed to the whole of the business to be acquired; and

12.2.5            performing any Contract excluded pursuant to paragraph 2 of Schedule 5 to this Agreement.

12.3                     Reasonableness of Restrictions

The Seller and the Relevant Sellers agree that the restrictions contained in this Clause 12 are no greater than are reasonable and necessary for the protection of the interest of the Relevant Purchasers but if any such restriction shall be held to be void but would be valid if deleted in part or reduced in application, such restriction shall apply with such deletion or modification as may be necessary to make it valid and enforceable.

12.4                     Interpretation

The following terms shall have the following meanings respectively in this Clause 12:

12.4.1            “Relevant Capacity” means for its own account or for that of any person, firm or company (other than the Relevant Purchasers and whether through the medium of any company controlled by it or him (for which purpose there shall be aggregated with its shareholding or ability to exercise control the shares held or control exercised by any person connected with the Seller or the Relevant Sellers)) or as principal, partner, director, employee, consultant or agent.

12.4.2            “Restricted Employee” means any Relevant Employee who (a) has participated in discussions with the Purchaser relating to the transaction pursuant to this Agreement; or (b) is a Senior Employee; and

12.4.3            “Restricted Period” means two years commencing on Closing or such shorter period of time recognised by applicable law as being binding on the Seller and the Relevant Sellers.

13                               Guarantee

13.1                     The Seller’s Guarantee

13.1.1            The Seller unconditionally and irrevocably guarantees to the Purchaser (to the extent it is a beneficiary of an obligation of a Relevant Seller) and the Relevant Purchasers the due and punctual performance and observance by each of the Relevant Sellers of all their obligations, commitments, undertakings, warranties and indemnities under or pursuant to this Agreement, any Local Transfer Document and the Tax Indemnity (the “Sellers’ Guaranteed Obligations”) to the extent of any limit on the liability of the Seller and the Relevant Sellers under this Agreement, any Local Transfer Document and the Tax Indemnity.

13.1.2            If and whenever any of the Relevant Sellers defaults for any reason whatsoever in the performance of any of the Sellers’ Guaranteed Obligations, the Seller shall forthwith upon demand unconditionally perform (or procure performance of) and satisfy (or procure the satisfaction of) the Sellers’ Guaranteed Obligations in regard to which such default has been made in the manner prescribed by this Agreement, any Local Transfer Document and the Tax Indemnity and so that the same benefits shall be conferred on the Purchaser and the Relevant Purchasers as they would have received if the Sellers’ Guaranteed Obligations had been duly performed and satisfied by the Relevant Sellers.

13.1.3            This guarantee is to be a continuing guarantee and accordingly is to remain in force until all the Sellers’ Guaranteed Obligations shall have been performed or satisfied. This guarantee is in addition to and without prejudice to and not in substitution for any rights or security which the Purchaser and the Relevant Purchasers may now or hereafter have or hold for the performance and observance of the Sellers’ Guaranteed Obligations.

13.1.4            As a separate and independent obligation, the Seller agrees that any of the Sellers’ Guaranteed Obligations (including, without limitation, any moneys payable) which may not be enforceable against or recoverable from any of the Relevant Sellers by reason of any legal limitation, disability or incapacity on or of any of the Relevant Sellers or any other fact or circumstances (other than any limitation imposed by this Agreement or Local Transfer Document or the Tax Indemnity) shall nevertheless be enforceable against and recoverable from the Seller as though the same had been incurred by the Seller and the Seller were the sole or principal obligor in respect thereof and shall be performed or paid by the Seller on demand.

13.1.5            The liability of the Seller under this Clause 13.1:

(i)                                  shall not be released or diminished by any variation of the Sellers’ Guaranteed Obligations or any forbearance, neglect or delay in seeking performance of the Sellers’ Guaranteed Obligations or any granting of time for such performance; and

(ii)                               shall not be affected or impaired by reason of any other fact or event which in the absence of this provision would or might constitute or afford a legal or equitable discharge or release or a defence to a guarantor.

13.2                     The Purchaser’s Guarantee

13.2.1            The Purchaser unconditionally and irrevocably guarantees to the Seller (to the extent it is a beneficiary of an obligation of a Relevant Purchaser) and the Relevant Sellers the due and punctual performance and observance by each of the Relevant Purchasers of all their obligations, commitments, undertakings, warranties and indemnities under or pursuant to this Agreement, any Local Transfer Document, the Tax Indemnity (the “Purchasers’ Guaranteed Obligations”) to the extent of any limit on the liability of the Purchaser and the Relevant Purchasers under this Agreement, any Local Transfer Document and the Tax Indemnity.

13.2.2            If and whenever any of the Relevant Purchasers defaults for any reason whatsoever in the performance of any of the Purchasers’ Guaranteed Obligations, the Purchaser shall forthwith upon demand unconditionally perform (or procure performance of) and satisfy (or procure the satisfaction of) the Purchasers’ Guaranteed Obligations in regard to which such default has been made in the manner prescribed by this Agreement, any Local Transfer Document and the Tax Indemnity and so that the same benefits shall be conferred on the Seller and the Relevant Sellers as they would have received if the Purchasers’ Guaranteed Obligations had been duly performed and satisfied by the Relevant Purchaser.

13.2.3            This guarantee is to be a continuing guarantee and accordingly is to remain in force until all the Purchasers’ Guaranteed Obligations shall have been performed or satisfied. This guarantee is in addition to and without prejudice to and not in substitution for any rights or security which the Seller and the Relevant Sellers may now or hereafter have or hold for the performance and observance of the Purchasers’ Guaranteed Obligations.

13.2.4            As a separate and independent obligation the Purchaser agrees that any of the Purchasers’ Guaranteed Obligations (including, without limitation, any moneys payable) which may not be enforceable against or recoverable from any of the Relevant Purchasers by reason of any legal limitation, disability or incapacity on or of any of the Relevant Purchasers or any other fact or circumstances (other than any limitation imposed by this Agreement or Local Transfer Document or the Tax Indemnity) shall nevertheless be enforceable against and recoverable from the Purchaser as though the same had been incurred by the Purchaser and the Purchaser were the sole or principal obligor in respect thereof and shall be performed or paid by the Purchaser on demand.

13.2.5            The liability of the Purchaser under this Clause 13.2:

(i)                                  shall not be released or diminished by any variation of the Purchasers’ Guaranteed Obligations or any forbearance, neglect or delay in seeking performance of the Purchasers’ Guaranteed Obligations or any granting of time for such performance; and

(ii)                               shall not be affected or impaired by reason of any other fact or event which in the absence of this provision would or might constitute or afford a legal or equitable discharge or release or a defence to a guarantor.

14                               Confidentiality

14.1                     Announcements

For six months after the date of this Agreement, no announcement or circular in connection with the existence or the subject matter of this Agreement shall be made or issued by or on behalf of any member of the Seller’s Group or the Purchaser’s Group without the prior written approval of the Seller and the Purchaser which approval shall not be unreasonably withheld or delayed. This shall not affect any announcement or circular required by law or any regulatory body or the rules of any recognised stock exchange on which the shares of either party are listed (including, for the avoidance of doubt, making references, in such terms as the Seller may deem reasonably necessary, to the transaction contemplated hereby in any annual report and accounts or any other public filings to be made by the Seller in the United Kingdom or the United States, in either case pursuant to applicable laws or regulations, to be issued by the Seller) but the party with an obligation to make an announcement or issue a circular shall consult with the other parties insofar as is reasonably practicable before complying with such an obligation.

14.2                     Confidentiality

14.2.1            This Clause 14.2 shall be without prejudice to the Confidentiality Agreement, which shall continue in full force and effect notwithstanding this Agreement or Closing, provided that to the extent there is any inconsistency between the Confidentiality Agreement and this Agreement, this Agreement shall prevail.

14.2.2            Subject to Clause 14.1 and Clause 14.2.3:

(i)                                  each of the parties shall treat as strictly confidential and not disclose or use any information received or obtained as a result of entering into this Agreement (or any agreement entered into pursuant to this Agreement) which relates to:

(a)                        the provisions of this Agreement and any agreement entered into pursuant to this Agreement; or

(b)                       the negotiations relating to this Agreement (and any such other agreement).

(ii)                               each of the Seller and the Relevant Sellers shall treat as strictly confidential and not disclose or use any information relating to the Group Companies and Group Businesses following Closing and any other information relating to the business, financial or other affairs (including future plans and targets) of the Purchaser’s Group.

(iii)                            each of the Purchaser and the Relevant Purchasers shall treat as strictly confidential and not disclose or use any information relating to the business, financial or other affairs (including future plans and targets) of the Seller’s Group including, prior to Closing, the Group Companies and Group Businesses.

14.2.3            Clause 14.2.2 shall not prohibit disclosure or use of any information if and to the extent:

(i)                                  the disclosure or use is required by law, any regulatory body or any recognised stock exchange on which the shares of any party are listed (including where this is required as part of any actual or potential offering, placing and/or sale of securities of any member of the Seller’s Group or the Purchaser’s Group);

(ii)                               the disclosure or use is required to vest the full benefit of this Agreement in any party;

(iii)                            the disclosure or use is required for the purpose of any judicial proceedings arising out of this Agreement or any other agreement entered into under or pursuant to this Agreement or the disclosure is made to a Tax Authority in connection with the Tax affairs of the disclosing party;

(iv)                           the disclosure is made to professional advisers of any party on a need to know basis and on terms that such professional advisers undertake to comply with the provisions of Clause 14.2.2 in respect of such information as if they were a party to this Agreement;

(v)                              the information is or becomes publicly available (other than by breach of the Confidentiality Agreement or of this Agreement);

(vi)                           the disclosure is made on a confidential basis to potential purchasers of all or part of the Seller’s Group or the Purchaser’s Group or to their professional advisers or financiers provided that any such persons need to know the information for the purposes of considering, evaluating, advising on or furthering the potential purchase;

(vii)                        the other party has given prior written approval to the disclosure or use; or

(viii)                     in the case of the Purchaser, it is disclosure to persons who have agreed to or are contemplating providing funds to it or to its group undertakings (as defined in the Companies Act 1985) or to their professional advisers, provided that prior to disclosure or use of any information pursuant to Clause 14.2.3(i), (ii) or (iii), the party concerned shall promptly notify the other parties of such requirement with a view to providing the other parties with the opportunity to contest such disclosure or use or otherwise to agree the timing and content of such disclosure or use.

15                               Other Provisions

15.1                     Further Assurances

Each of the parties shall from time to time execute such documents and perform such acts and things as any party may reasonably require to transfer the Shares and Group Businesses to the Relevant Purchasers and to give any party the full benefit of this Agreement and any Local Transfer Document.

15.2                     Whole Agreement

15.2.1            This Agreement contains the whole agreement between the parties relating to the subject matter of this Agreement at the date hereof to the exclusion of any terms implied by law which may be excluded by contract and supersedes any previous written or oral agreement between the parties in relation to the matters dealt with in this Agreement.

15.2.2            Each of the Purchaser and the Relevant Purchasers acknowledges that it has not been induced to enter into this Agreement by any representation, warranty or undertaking not expressly incorporated into it.

15.2.3            So far as is permitted by law and except in the case of fraud, each of the parties agrees and acknowledges that its only right and remedy in relation to any representation, warranty or undertaking made or given in connection with this Agreement shall be for breach of the terms of this Agreement to the exclusion of all other rights and remedies (including those in tort or arising under statute).

15.2.4            In Clauses 15.2.1 to 15.2.3, “this Agreement” includes the Disclosure Letter, the Confidentiality Agreement and the Local Transfer Documents and all documents entered into pursuant to this Agreement.

15.3                     Reasonableness

Each of the parties confirms that it has received independent legal advice relating to all the matters provided for in this Agreement, including the terms of Clause 12 (Restrictions on the Seller and the Relevant Sellers) and Clause 15.2 (Whole Agreement) and agrees that the provisions of this Agreement (including the Disclosure Letter, the Confidentiality Agreement and all documents entered into pursuant to this Agreement) are fair and reasonable.

15.4                     No Assignment

15.4.1            Except as otherwise expressly provided in this Agreement, no party may without the prior written consent of the other parties, assign, grant any security interest over, hold on trust or otherwise transfer the benefit of the whole or any part of this Agreement save (in the case of any Relevant Purchaser) to any person directly or indirectly providing funds to any Relevant Purchaser (or to any group undertaking (as defined in the Companies Act 1985) of the Purchaser).

15.4.2            Except as otherwise expressly provided in this Agreement, a party may, without the consent of the other parties, assign to a subsidiary the benefit (but not the burden) of the whole or any part of this Agreement, provided however that such assignment shall not be absolute but shall be expressed to have effect only for so long as the assignee remains a subsidiary of the party concerned.

15.5                     Third Party Rights

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of, or enjoy any benefit under, this Agreement.

15.6                     Variation

No variation of this Agreement shall be effective unless in writing and signed by or on behalf of the Seller (on behalf of itself and the other Relevant Sellers) and the Purchaser (on behalf of itself and the other Relevant Purchasers).

15.7                     Method of Payment

15.7.1            Wherever in this Agreement provision is made for a payment to be made or procured by the Seller or any Relevant Seller to the Purchaser or any Relevant Purchaser or to a Group Company, the Seller and the Relevant Seller shall arrange that such payment shall be made by the Seller for itself and on behalf of the Relevant Seller to the Purchaser for itself and on behalf of the Relevant Purchaser or the Group Company.

15.7.2            Wherever in this Agreement provision is made for a payment to be made or procured by the Purchaser or any Relevant Purchaser to the Seller or any Relevant Seller or to a member of the Seller’s Group, the Purchaser and the Relevant Purchaser shall arrange that such payment shall be made by the Purchaser for itself and on behalf of the Relevant Purchaser to the Seller for itself and on behalf of the Relevant Seller the member of the Seller’s Group.

15.7.3            Any such payments shall be effected by crediting for same day value the account specified by the Seller or the Purchaser (as the case may be) on behalf of the party entitled to the payment (reasonably in advance and in sufficient detail to enable payment by telegraphic or other electronic means to be effected) on or before the due date for payment.

15.7.4            Payment of a sum in accordance with this Clause 15 shall be a good discharge to the payer (and those on whose behalf such payment is made) of its obligation to make such payment and the payer (and those on whose behalf such payment is made) shall not be obliged to see to the application of the payment as between those on whose behalf the payment is received.

15.8                     Costs

15.8.1            The Seller and the Relevant Sellers shall bear all costs incurred by them in connection with the preparation, negotiation and execution of this Agreement, the Local Transfer Documents, the Tax Indemnity and the sale of the Group.

15.8.2            The Purchaser and the Relevant Purchasers shall bear all such costs incurred by them in connection with the preparation, negotiation and execution of this Agreement, the Local Transfer Documents, the Tax Indemnity and the purchase of the Group.

15.9                     Notarial Fees, Registration, Stamp and Transfer Taxes and Duties

The Relevant Purchasers shall bear the cost of all notarial fees and all registration, stamp and transfer taxes and duties or their equivalents in all jurisdictions where such fees, taxes and duties are payable as a result of the transactions contemplated by this Agreement. The Relevant Purchasers shall be responsible for arranging the payment of all such fees, taxes and duties, including fulfilling any administrative or reporting obligation imposed by the jurisdiction in question in connection with the payment of such taxes and duties. The Relevant Purchasers shall indemnify the Relevant Sellers or any other member of the Seller’s Group against any Losses suffered by that Relevant Seller or member of the Seller’s Group as a result of the Relevant Purchasers failing to comply with their respective obligations under this Clause 15.9.

15.10              Interest

If any party defaults in the payment when due of any sum payable under this Agreement or the Local Transfer Documents (howsoever determined) the liability of that party shall be increased to include interest on such sum from the date when such payment is due until the date of actual payment (as well after as before judgment) at a rate per annum of 2 per cent above the base rate from time to time of HSBC Bank plc. Such interest shall accrue from day to day.

15.11              Grossing-up of Indemnity Payments

15.11.1     Where any payment is made under this Agreement (other than the Tax Warranties) pursuant to an indemnity, compensation or reimbursement provision and that sum is subject to a charge to Taxation in the hands of the recipient (other than Taxation attributable to a payment being properly treated as an adjustment to the consideration paid by the Purchaser for the Group Companies and the Group Businesses) the sum payable shall be increased to such sum as will ensure that after payment of such Taxation (and after giving credit for any Tax relief available to the recipient in respect of the matter giving rise to the payment) the recipient shall be left with a sum equal to the sum that it would have received in the absence of such a charge to taxation provided that if either party to this Agreement shall have assigned the benefit (in whole or in part) of this Agreement, then the liability of the other party under this Clause 15.10.1 shall be limited to that (if any) which it would have been had no such assignment taken place.

15.11.2     Where any sum constituting an indemnity, compensation or reimbursement to any party to this Agreement (the “Party”) is paid to a person other than the Party but is treated as taxable in the hands of the Party, the payer shall promptly pay to the Party such sum as shall reimburse the Party for all Taxation suffered by it in respect of the payment (after giving credit for any Tax relief available to the Party in respect of the matter giving rise to the payment).

15.11.3     If the recipient of a payment made under this Agreement (other than the Tax Warranties) receives a credit for, or refund of, any Taxation payable by it or similar benefit by reason of any deduction or withholding for or on account of Taxation, then it shall reimburse to the other party such part of such additional amounts paid to it pursuant to Clauses 15.10.1 and/or 15.10.2 above as the recipient of the payment certifies to the other party that it will leave it (after such reimbursement) in no better and no worse position than it would have been in if the other party had not been required to make such deduction or withholding.

15.12              Notices

15.12.1     Any notice or other communication in connection with this Agreement (each, a “Notice”) shall be:

(i)                                  in writing in English;

(ii)                               delivered by hand, fax, registered post or by courier using an internationally recognised courier company.

15.12.2     A Notice to the Seller or any Relevant Seller shall be sent to such party at the following address, or such other person or address as the Seller may notify to the Purchaser from time to time:

Spirent plc, Spirent House, Crawley Business Quarter, Fleming Way, Crawley, West Sussex, RH10 9QL, United Kingdom

Fax: 01293 - 767929

Attention: Paul Eardley          (General Counsel)

15.12.3     A Notice to the Purchaser or any Relevant Purchaser shall be sent to such party at the following address, or such other person or address as the Purchaser may notify to the Seller from time to time:

Harwich Beta S.àr.l, C/- Doughty Hanson, 45 Pall Mall, London SW1Y 5JG

Fax: +44 (0) 20 7663 9358

Attention: Secretary

15.12.4     A Notice shall be effective upon receipt and shall be deemed to have been received:

(i)                                  at the time of delivery, if delivered by hand, registered post or courier; and

(ii)                               at the time of transmission in legible form, if delivered by fax.

15.13              Invalidity

15.13.1     If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, the provision shall apply with whatever deletion or modification is necessary so that the provision is legal, valid and enforceable and gives effect to the commercial intention of the parties.

15.13.2     To the extent it is not possible to delete or modify the provision, in whole or in part, under Clause 15.13.1, then such provision or part of it shall, to the extent that it is illegal, invalid or unenforceable, be deemed not to form part of this Agreement and the legality, validity and enforceability of the remainder of this Agreement shall, subject to any deletion or modification made under Clause 15.13.1, not be affected.

15.14              Counterparts

This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Agreement by signing any such counterpart.

15.15              Arbitration

15.15.1     Subject to Clause 7 (Post-Closing Adjustments), any dispute arising out of or connected with this Agreement (excluding the Tax Warranties), including a dispute as to the validity or existence of this Agreement and/or this Clause 15.15, shall be resolved by arbitration in England and Wales conducted in English by a single arbitrator pursuant to the rules of the International Chamber of Commerce, save that, unless the parties to the dispute agree otherwise, the arbitrator shall draw up, and submit to the parties to the dispute for signature, the Terms of Reference within 21 days of receiving the file. The Terms of Reference shall not include a list of issues to be determined.

15.15.2     The appointing body shall be the International Chamber of Commerce.

15.16              Governing Law and Submission to Jurisdiction

15.16.1     This Agreement shall be governed by and construed in accordance with English law.

15.16.2     Each of the parties irrevocably submits to the non-exclusive jurisdiction of the courts of England and Wales to support and assist the arbitration process pursuant to Clause 15.15, including if necessary the grant of interlocutory relief pending the outcome of that process.

15.17              Appointment of Process Agent

15.17.1     Each of the Relevant Sellers not incorporated in the United Kingdom hereby irrevocably appoints the Seller as its agent to accept service of process in England and Wales in any legal action or proceedings arising out of this Agreement, service upon whom shall be deemed completed whether or not forwarded to or received by the Relevant Seller.

15.17.2     Each of the Relevant Sellers agrees to inform the Purchaser in writing of any change of address of such process agent within 28 days of such change.

15.17.3     If such process agent ceases to be able to act as such, each of the Relevant Sellers irrevocably agrees to appoint a new process agent in England and Wales acceptable to the Purchaser and to deliver to the Purchaser within 14 days a copy of a written acceptance of appointment by the process agent.

15.17.4     Each of the Purchaser and the Relevant Purchasers not incorporated in England and Wales hereby irrevocably appoints Doughty Hanson & Co (Harwich) Ltd of care of Doughty Hanson, 45 Pall Mall, London SW1Y 5JG as its agent to accept service of process in England and Wales in any legal action or proceedings arising out of this Agreement, service upon whom shall be deemed completed whether or not forwarded to or received by the Purchaser or the Relevant Purchaser.

15.17.5     Each of the Purchaser and the Relevant Purchasers agrees to inform the Seller in writing of any change of address of such process agent within 28 days of such change.

15.17.6     If such process agent ceases to be able to act as such or to have an address in England and Wales, each of the Purchaser and the Relevant Purchasers irrevocably agrees to appoint a new process agent in England and Wales acceptable to the Seller and to deliver to the Seller within 14 days a copy of a written acceptance of appointment by the process agent.

15.17.7     Nothing in this Agreement shall affect the right to serve process in any other manner permitted by law or the right to bring proceedings in any other jurisdiction for the purposes of the enforcement or execution of any judgment or other settlement in any other courts.

In witness whereof this Agreement has been duly executed.

SIGNED by Anders Gustafsson on behalf of Spirent plc	}	/s/ Anders Gustafsson

SIGNED by Frank Pizzi on behalf of Spirent Holdings Corporation	}	/s/ Frank Pizzi

SIGNED by Eric George Hutchinson on behalf of Spirent BV	}	/s/ Eric George Hutchinson

SIGNED by Steven Bone on behalf of Harwich Beta S.àr.l	}	/s/ Steve Bone

Schedule 1
Part 1
Details of the Share Sellers and Shares

(1)	(2)	(3)	(4)
Name of Share Seller	Name of Company	Shares	Name of Share Purchaser
Spirent plc	Staeng Limited	6,000 Ordinary Shares

	HellermannTyton Data Limited	3,000 Ordinary Shares

	Tyton Company of Japan Ltd	2,940 shares

	HellermannTyton SAS	1 share

	HellermannTyton Ltda	5,681,027 quotas

Spirent Holdings Corporation	HellermannTyton Corporation	2,571.61 shares of Common Stock

Spirent BV	HellermannTyton (Pty) Limited	810,000 shares

	Spirent Australia (Pty) Ltd	350,000 shares

	HellermannTyton GmbH, Austria	one or several shares with a total nominal value of €3,450,000

	HellermannTyton SAS	4,999 shares

	HellermannTyton AB	5,000 shares

	HellermannTyton Ltda	4,962,825quotas

	HellermannTyton Srl	96,415 quotas

	HellermannTyton SrL	604,426 quotas

	HellermannTyton BV	18,000 shares

	HellermannTyton Pte Limited	5,508,000 Ordinary Shares

	Spirent GmbH	one or several shares with a total nominal value of €2,700,000

	HellermannTyton Rohvel, S.L.	495 shares

Part 2
Details of the Group Businesses

(1)	(2)	(3)
Name of Seller	Brief Description of Group Business	Name of Business Purchaser

Spirent plc	HellermannTyton Plymouth – the business conducted by the Seller at the Property located in Plymouth, United Kingdom

	HellermannTyton Aldridge – the business conducted by the Seller at the Business Leasehold Property located in Aldridge, United Kingdom

	HellermannTyton Manchester – the business conducted by the Seller at the Business Properties located in Manchester, United Kingdom

All other business conducted by the Seller under the HellermannTyton name at the remaining Business Properties in the United Kingdom and the Republic of Ireland (excluding for the avoidance of doubt any business conducted by any of the Group Companies)

Schedule 2
Companies and Subsidiaries

1                                      Particulars of the Companies

1.1	Name of Company:	Staeng Limited

	Jurisdiction:	United Kingdom

	Registered Number:	01182252

	Registered/Principal Office:	Spirent House, Crawley Business Quarter, Fleming Way, Crawley, West Sussex

	Previous name(s) and date of name change:	N/A

	Date and place of incorporation:	29 August 1974, England and Wales

	Issued share capital:	£6,000 (£1 Ordinary Shares)

	Authorised share capital:	£50,000 (£1 Ordinary Shares)

	Registered shareholders and shares held:	Spirent plc (6,000 Ordinary Shares)

	Directors:	Eric George Hutchinson Stephen James Salmon

	Secretary:	Luke Thomas

1.2	Name of Company:	HellermannTyton Data Limited

	Jurisdiction:	United Kingdom

	Registered Number:	02412201

	Registered/Principal Office:	Spirent House, Crawley Business Quarter, Fleming Way, Crawley, West Sussex

	Date and place of incorporation:	9 August 1989, England and Wales

	Previous name(s) and date of name change:	RW Data Limited (until 2 January 2003)

	Issued share capital:	£3,000 (£1 Ordinary Shares)

	Authorised share capital:	£50,000 (£1 Ordinary shares)

	Registered shareholders and shares held:	Spirent plc (3,000 Ordinary Shares)

	Directors:	Stephen James Salmon Ewan Wilson

	Secretary:	Luke Thomas

1.3	Name of Company:	Tyton Company of Japan, Limited (Taiton Kabushiki Kaisha in Japanese)

	Jurisdiction:	Japan

	Registered Number:	0110-01-013214

	Registered/Principal office:	Ebisu Prime Square Tower 1-39, Hiroo 1-chome, Shibuya-ku, Tokyo

	Date and place of incorporation:	29 October 1970, Higashi-nakano Nakano-Ku, Tokyo

	Previous name(s) and date of name change:	N/A

	Issued share capital:	6,000 shares

	Authorised share capital:	24,000 shares

	Amount of stated share capital:	JPY300,000,000

	Registered shareholders and shares held:	Spirent plc (2,940 shares) Kyoritsu Electric Industries Company Limited (1,800 shares) Sansei Bussan Company Limited (1,260 shares)

	Directors:	Yasutomo Furukawa Masayuki Ishikawa Yasushi Amano Tsutomu Abe Stephen James Salmon Yoshiyuki Yokomizo Akio Hatano Yasuo Fukushima Anders Gustafsson Tomoyuki Takeuchi

	Statutory Auditor:	Masao Saito

	Representative Directors:	Yasutomo Furukawa Masayuki Ishikawa

1.4	Name of Company:	HellermannTyton Corporation

	Jurisdiction:	United States of America (Delaware)

	Registered Number:	N/A

	Registered/Principal Office:	7930 North Faulkner Road, P.O. Box 254017, Milwaukee Wisconsin 53224, USA

	Date and place of incorporation:	31 January 1969 (Delaware)

	Previous name(s) and date of name change:	N/A

	Issued share capital:	2,571.61 shares of Common Stock

	Authorised share capital:	3,000 shares of Common Stock

	Shareholders and shares held:	Spirent Holdings Corporation (2,571.61 shares of Common Stock)

	Directors:	James R Campion Anders Gustafsson Peter D Jonas Stephen James Salmon

	Secretary:	Peter D Jonas

1.5	Name of Company:	HellermannTyton (Proprietary) Limited

	Jurisdiction:	South Africa

	Registered number:	1966/006351/07

	Registered/Principal Office:	34 Milky Way, Umbro Business Park, LINBRO, Gauteng

	Date and place of incorporation:	22 July 1966, South Africa

	Previous name(s) and date of name change:	Bowthorpe Hellermann Deutsch (Pty) Ltd (until March 1991) Bowthorpe Hellermann (Pty) Ltd (until November 2000)

	Issued share capital:	R810,131 (R1 shares)

	Authorised share capital:	R850,000 (R1 shares)

	Registered shareholders and shares held:	Spirent BV (810,000 shares)

	Directors:	CT Rosenberg Stephen James Salmon (non-executive) RP Dewing JCW Hattingh JN Gardiner Hans-Christian Niemann Timothy Evans

	Secretary:	N/A

1.6	Name of Company:	Spirent Australia (Pty) Limited

	Jurisdiction:	Australia

	Registered number:	ACN004528778

	Registered/Principal Office:	Units 2 & 3, 12-14 Mangrove Lane

	Date and place of incorporation:	29 September 1961, New South Wales

	Previous name(s) and date of name change:	Incorporated as EMP Surge Protection Pty Ltd Bowthorpe Australia Pty Ltd Spirent Aust Pty Ltd (until 1 June 2000)

	Issued share capital:	A$350,000 (A$1 shares)

	Authorised share capital:	N/A

	Registered shareholders and shares held:	Spirent plc (350,000 shares)

	Directors:	Mr Furukawa Yasatomo Andrew David Howard Stephen James Salmon Heng-guan Lee

	Secretary:	Noeleen Hilda Eldridge

1.7	Name of Company:	HellermannTyton GmbH

	Jurisdiction:	Austria

	Registered number:	FN 84311 m

	Registered/Principal Office:	A-1221 Wien (Vienna) Obachgasse 6

	Date and place of incorporation:	29 June 1955, Vienna

	Previous name(s) and date of name change:	TEWEBE Technischer Werksbedorf Gesellschaft m.b.H

	Registered share capital:	€3,450,000

	Authorised share capital:	N/A

	Shareholders and shares held:	Spirent BV (one or several shares with a total nominal value of €3,450,000)

	Managing Directors:	Hans-Christian Niemann György Roth

	Secretary:	N/A

1.8	Name of Company:	HellermannTyton SAS

	Jurisdiction:	France

	Registered number:	612 056 549 RCS Versailles

	Registered/Principal office:	2 rue des Hêtres, BP 130 78190 Trappes France

	Date and place of incorporation:	4 July 1973, Versailles

	Previous name(s) and date of name change:	N/A

	Issued share capital:	€1,000,000 divided into 5,000 shares with a nominal value of €200 each

	Authorised share capital:	N/A

	Registered shareholders and shares held:	Spirent BV (4,999 shares) Spirent plc (1 share)

	Directors:	Spirent plc Spirent House, Fleming Way, Crawley, West Sussex RH10 9QL, UK represented by Mr Stephen James Salmon Patrick Fievet Christian Goudet Olivier Jourdain Hans-Christian Niemann Timothy Evans

	Secretary:	N/A

1.9	Name of Company:	HellermannTyton AB

	Jurisdiction:	Sweden

	Registered Number:	556214-9103

	Registered/Principal Office:	Datavägen 5 Box 569 SE-175 26 Järfälla Sweden

	Date and place of incorporation:	1982-02-02 Järfälla

	Previous name(s) and date of name change:	Hellermann Scandinavia AB – 1999-10-01

	Issued share capital:	SEK 500,100 divided into 5,001 shares with a nominal value of SEK 100 each

	Authorised share capital:	N/A

	Shareholders and shares held:	Spirent BV (5,001 shares)

	Directors:	Mats Erik Lindoff Hans-Christian Niemann Uwe Karl Paul Noth

	Secretary:	N/A

1.10	Name of Company:	HellermannTyton Ltda.

	Jurisdiction:	Brazil

	Registered number:	Number of the Commercial Registry: 35.200.954.023 General Taxpayers’ Registry: 62.895.792/0001-67 State Taxpayers’ Registry: 407.401.157.112

	Registered/Principal office:	State of São Paulo, City of Jundiaí, at Avenida José Benassi, 100, Industrial Park, CEP 13213-085.

	Date and place of incorporation:	1 October 1970, State of São Paulo

	Previous name(s) and date of name change:	Hellermann do Brasil Indústria e comércio Ltda, changed 25 February 1997, Tyton Hellermann do Brasil Indústria e Comércio Ltda, changed 1 July 1999.

	Issued stock capital:	R$10,643,852, divided into 10,643,852 quotas, with the par value of R$1.00 each.

	Authorised stock capital:	N/A

	Registered partners and quotas held:	Spirent BV (4,962,825 quotas)

Spirent plc (5,681,027 quotas)

Officers:

CEO - Marco Antonio Jorge da Costa
Technical Officer: Marco Antônio de Godoy
Marketing and Sales Officer: Alexandro de Freitas Zavarizi
Manufacture Officer: Elbio Edgardo Martinez Tourn
Human Resources Officer: Carlos Francisco Marcillo
Assured Quality Officer: Walto Lorenzetto Júnior
Offices of Chief Finance Officer and Officer without special designation are still open

	Secretary:	N/A

1.11	Name of Subsidiary:	HellermannTyton Srl

	Jurisdiction:	Italy

	Registered number:	Fiscal code and Companies’ Register number: 02611870284

	Registered/Principal Office:	Via Prianbole 9/bis 35010-Limena (PD) - IT

	Date and place of incorporation:	11 May 1995, Milan, Italy

	Previous name(s) and date of name change:	N/A

	Issued share capital:	€101,490.00

	Authorised share capital:	€101,490.00

	Registered shareholders and shares held:	Spirent BV (95% of the corporate capital equal to an interest par value of €96,415.50), Spirent GmbH (5% of the corporate capital equal to an interest par value of €5,074.50)

	Directors:	Stephen James Salmon Marco Vergari Steven John Pemberton Hans-Christian Niemann Uwe Karl Paul Noth

	Secretary:	N/A

1.12	Name of Company:	HellermannTyton SrL

	Jurisdiction:	Argentina

	Registered number:	C.U.I.T: 30-595154037-7 (Tax ID Code)

	Registered/Principal Office:	AV Leandro N. Alem 928, Piso 7°, Buenos Aires

	Date and place of incorporation:	27 October 1977 (registered RPC 20 March 1978)

	Previous name(s) and date of name change:	Ingenieria Fournas S.R.L. (until January 2001)

	Issued share capital:	ARS575,644 (ARS 1 quotas)

	Authorised share capital:	N/A

	Registered shareholders and shares held:	Spirent BV (545,861 quotas) Stephen James Salmon (28,783 quotas)

	Directors:	José Ernesto Lehman Pablo Walter Ianowsky Marco da Costa José Francisco Merlo Adrián Russo

	Secretary:	N/A

1.13	Name of Company:	HellermannTyton BV

	Jurisdiction:	Netherlands

	Registered number:	32104800

	Registered/Principal Office:	Vanadlumweg 11C 3812 PX Amersfoort

	Date and place of incorporation:	1 November 2004, Rotterdam, The Netherlands

	Previous name(s) and date of name change:	HellermannTyton B.V.I.O. until 6 January 2005

	Issued share capital:	€18,000 (€1 shares)

	Authorised share capital:	€90,000 (€1 shares)

	Registered shareholders and shares held:	Spirent BV (18,000 shares)

	Directors:	U. Noth S.C. Jungermann

	Secretary:	N/A

1.14	Name of Company:	HellermannTyton Pte Ltd

	Jurisdiction:	Singapore

	Registered number:	198103227C

	Registered/Principal office:	545 Yishun Avenue 7 Yishun Industrial Park A Singapore (768741)

	Date and place of incorporation:	8 July 1981, Singapore

Previous name(s) and date of name change:

Hellermann Tyton Asia Pacific Private Limited, which was changed as of 5 May 1999
Tyton Hellermann Asia Pacific Private Limited, which was changed as of 6 April 1999
Hellermann Asian Private Limited, which was changed as of 1 March 1996

	Issued share capital:	S$10,800,000 (S$1 shares)

	Authorised share capital:	S$10,800,000 (S$1 shares)

	Registered shareholders and shares held:	Tyton Company of Japan Ltd (5,292,000 ordinary shares) Spirent BV (5,508,000 Ordinary Shares)

	Directors:	Eric George Hutchinson Stephen James Salmon Lee Heng Guan Toshihiro Tsukamoto Yasutomo Furukawa Masayuki Ishikawa

	Secretary:	Wong Kuan Meng Mark

1.15	Name of Company:	Spirent GmbH

	Jurisdiction:	Germany

	Registered number:	HRB 1948, Commercial Register (Handelsregister) of the Local Court (Amtsgericht) of Pinneberg

Registered/Principal office:

Großer Moorweg 45, 25436 Tornesch, Germany
Branch:
Spirent Communications
Zweigniederlassung der Spirent GmbH, Munich, Germany (HRB 139716,
Commercial Register (Handelsregister) of the Local Court of Munich)

	Date and place of incorporation:	27 January 1983, Cologne, Germany

	Previous name(s) and date of name change:	Topp Cable Accessories GmbH, until 3 January 1992 Bowthorpe GmbH, until 21 September 2000

	Registered share capital:	€2,700,000 since 7 October 2004

	Authorised share capital:	N/A

	Shareholders and shares held:	Spirent B.V. (one or several shares with a total nominal value of €2,700,000)

	Managing directors:	Uwe Karl Paul Noth Stephen James Salmon

	Secretary:	N/A

1.16	Name of Company:	HellermannTyton Rohvel, S.L.

	Jurisdiction:	Spain

	Registered number:	B-81707200

Registered/Principal office:	Calle la Granja, 100 Nave 8 28100 Alcobendas

Date and place of incorporation:	2 April 1997, Madrid

Previous name(s) and date of name change:	N/A

Issued share capital:	€3,005.06 represented by 500 registered shares, numbers 1 to 500, each with a face value of €6.01

Authorised share capital:	€3,005.06

Registered shareholders and shares held:	Spirent BV (495 shares) Spirent GmbH (5 shares)

Directors:	Managing body consists of two directors acting jointly and severally: • Stephen James Salmon • Paul Eardley

Secretary:	N/A

2                                      Particulars of the Subsidiaries

2.1	Name of Subsidiary:	HellermannTyton Canada Inc

	Jurisdiction:	Canada

	Registered number:	3684661

	Registered/Principal Office:	160 West Beaver Creek, Unit 1, Richmond Hill, Ontario

	Date and place of incorporation:	17 November 1999

	Previous name(s) and date of name change:	N/A

	Issued share capital:	55,000 common shares

	Authorised share capital:	100,000 common shares

	Registered shareholders and shares held:	HellermannTyton Corporation (55,000 common shares)

	Directors:	Thomas Murray James Campion

	Assistant Secretary:	Shanon Grauer

2.2	Name of Subsidiary:	HT S de R.L. de C.V (Mexico)

	Jurisdiction:	Mexico

	Registered number:	HEL 010307 G8A

	Registered/Principal office:	Anillo Periférico Sur 7980 Edificio 2D, Parque Industrial Tecnologico II, Colonia Santa Maria Tequepexpan, Tlaquepaque, Jalisco, Mexico 45600

	Date and place of incorporation:	7 March 2001, Tlaquepaque, Jalisco, Mexico

	Previous name(s) and date of name change:	N/A

	Issued share capital:	$9,042,000 Mexican Pesos

	Authorised share capital:	$9,042,000 Mexican Pesos

	Registered shareholders and shares held:	HellermannTyton Corporation ($9,041,970 Mexican Pesos) James Campion (30 Mexican Pesos)

	Directors:	Max Eduardo Gomez Jones Alfonso Hernandez Rivera

	Secretary:	N/A

2.3	Name of Subsidiary:	EMP (Australia) Pty Limited

	Jurisdiction:	Australia

	Registered number:	ACN000186756

	Registered/Principal office:	Taren Point, New South Wales 2229

	Date and place of incorporation:	5 October 1956, New South Wales

	Previous name(s) and date of name change:	N/A

	Issued share capital:	A$40 (A$2 Shares)

	Authorised share capital:	A$40,000 (A$2 Shares)

	Registered shareholders and shares held:	Spirent Australia Pty Ltd

	Directors:	Stephen James Salmon Andrew David Howard

	Secretary:	Andrew David Havard

2.4	Name of Subsidiary:	HellermannTyton Kft

	Jurisdiction:	Hungary

	Registered number:	0109263908

	Registered/Principal Office:	Kisfaludy u.13, 1047 Budapest, Hungary

	Date and place of incorporation:	15 April 1993 (registered as a limited liability company: 15 October 1993), Budapest

	Previous name(s) and date of name change:	N/A

	Issued share capital:	4,500.00 HUF

	Authorised share capital:	N/A

	Registered shareholders and shares held:	HellermannTyton GmbH (Austria) (4,400 shares) György Róth (100 shares)

	Directors:	György Róth

	Secretary:	N/A

2.5	Name of Subsidiary:	HellermannTyton GmbH

	Jurisdiction:	Tornesch, Germany

	Registered number:	HRB 1935 EL, Commercial Register (Handelsregister) of the Local Court (Amtsgericht) of Pinneberg

	Registered/Principal Office:	Großer Moorweg 45, 25436 Tornesch, Germany

	Date and place of incorporation:	8 July 1957, Hamburg

	Previous name(s) and date of name change:	Paul Hellermann Gesellschaft mit unbeschränkter Haftung, until 6 April 1999

	Registered share capital:	€2,600,000 (since 17 October 2001)

	Authorised share capital:	N/A

	Shareholders and shares held:	Spirent GmbH (one or several shares with a total nominal value of €2,600,000)

	Managing directors:	Hans-Christian Niemann Stephen James Salmon

	Secretary:	N/A

2.6	Name of Subsidiary:	HellermannTyton Engineering GmbH

	Jurisdiction:	Germany

	Registered number:	HRB 1941 EL, Commercial Register (Handelsregister) of the Local Court (Amtsgericht) of Pinneberg

	Registered/Principal Office:	Großer Moorweg 45, 25436 Tornesch, Germany

	Date and place of incorporation:	22 October 1980, Pinneberg

	Previous name(s) and date of name change:	Hellermann Engineering GmbH, until 14 April 1999

	Registered share capital:	€100,000 (since 26 September 2001)

	Authorised share capital:	N/A

	Shareholders and shares held:	Spirent GmbH (one or several shares with a total nominal value of €100,000)

	Managing directors:	Hans-Christian Niemann Stephen James Salmon

	Secretary:	N/A

2.7	Name of Subsidiary:	Spirent Communications GmbH

	Jurisdiction:	Germany

	Registered number:	HRB 2487 EL, Commercial Register (Handelsregister) of the Local Court (Amtsgericht) of Pinneberg

	Registered/Principal office:	Großer Moorweg 45, 25436 Tornesch, Germany

	Date and place of incorporation:	16 July 2004, Hamburg

	Previous name(s) and date of name change:	N/A

	Registered share capital:	€25,000

	Authorised share capital:	N/A

	Shareholders and shares held:	Spirent GmbH, (one or several shares with a total nominal value of €25,000)

	Managing directors:	Uwe Karl Paul Noth

Britta Etzen

	Secretary:	N/A

2.8	Name of Subsidiary:	HellermannTyton A/S

	Jurisdiction:	Norway

	Registered Number:	933 112 705

	Registered/Principal Office:	Stromsovejen 177, Postboks 240, Ainabru, 0614 Oslo, Norway

	Date and place of incorporation:	31 July 1980

	Previous name(s) and date of name change:	N/A

	Issued share capital:	NOK 568,000

	Authorised share capital:	N/A

	Shareholders and shares held:	HellermannTyton AB (568 shares of NOK 1,000 each)

	Directors:	Mats Lindoff Peter Gjerull Nitter Erik Michelsen

	Secretary:	N/A

2.9	Name of Subsidiary:	HellermannTyton (Wuxi) Electrical Accessories Co. Ltd

	Jurisdiction:	People’s Republic of China (PRC)

	Registered number:	003601

	Registered/Principal office:	Lot 231, Xing Chuang Ba Lu, Singapore Industrial Park, Wuxi City

	Date and place of incorporation:	PRC, 6 November 1997

	Previous name(s) and date of name change:	N/A

	Issued share capital:	US$3,400,000

	Authorised share capital:	US$3,400,000

	Shareholders and shares held:	HellermannTyton Pte Ltd

	Directors:	Masayuki Ishikawa Lee Heng Guan Stephen J Salmon Toshihiro Tsukamoto Yasutamo Furukawa Tomomi Seki Tang Yock Leong

	Secretary:	N/A

2.10	Name of Subsidiary:	HellermannTyton España, S.L.

	Jurisdiction:	Spain

	Registered number:	B-28803261

	Registered/Principal office:	Calle la Granja, 100 Nave 8 28100 Alcobendas

	Date and place of incorporation:	Madrid, 30 March 1998 Public deed of incorporation granted before the Madrid Notary Mr Ignacio Sáenz de Santamaría Vierna, number 1402 of his records

	Previous name(s) and date of name change:	Transcomp Suministros Electromecánicos, S.L. Name change on 22 June 1998 (public deed granted before the Madrid Notary Mr Alfonso González Delso, number 2333 of his records)

	Issued share capital:	€60,101.21 (no of shares not known)

	Authorised share capital:	€60,101.21 (no of shares not known)

	Registered shareholders and shares held:	HellermannTyton Rohvel, S.L. (sole shareholder)

	Directors:	Managing body consists of two directors acting jointly and severally: • Stephen James Salmon • Paul Eardley

	Secretary:	N/A

2.11	Name of Subsidiary:	On-Site Limited

	Jurisdiction:	United Kingdom

	Registered number:	2884151

	Registered/Principal office:	Spirent House, Crawley Business Quarters, Fleming Way, Crawley, West Sussex RH10 9QL

	Date and place of incorporation:	4 January 1994, England and Wales

	Previous name(s) and date of name change:	Filmhelp Limited until 25 January 1994

	Issued share capital:	£100 (£1 Ordinary Shares)

	Authorised share capital:	£100 (£1 Ordinary Shares)

	Registered shareholders and shares held:	HellermannTyton Data Limited (100 Ordinary Shares)

	Directors:	Stephen James Salmon Ewan Wilson

	Secretary:	Luke Thomas

Schedule 3
Part 1
Properties of the Group Companies

Part 1.1 - Properties of the Group Companies

No.	Address of Property	Current Owner/Tenant	Leasehold/ Freehold	If Leasehold: Original Parties to Lease/Date of Lease

1	GERMANY - TORNESCH

1.1	Großer Moorweg 45, 25436 Tornesch, Germany, plot no. 73/5, Land Register of Tornesch, folio 4627	HellermannTyton GmbH (Germany)	Freehold	N/A

1.2	Großer Moorweg 45, 25436 Tornesch, Germany, plot no. 74/5, Land Register of Tornesch	HellermannTyton GmbH (Germany)	Leasehold	Falko-Harm Hagen (1) HellermannTyton GmbH (Germany) (2) 3 September 2003

1.3	Großer Moorweg 45, 25436 Tornesch, Germany, plot no. 73/5 (folio 4627) and plot no. 73/6 (folio 4743), Land Register of Tornesch	HellermannTyton GmbH (Germany)	Leasehold	TAGO Grundstücks-Vermietungs-Gesellschaft mbH & Co. Objekt Hamburg KG Düsseldorf, Germany (1) HellermannTyton GmbH (Germany) (2) 24 June 1998 (subsequent amendments)

1.4	Großer Moorweg 45, 25436 Tornesch, Germany, plot ns. 63/5 and 64/2, Land Register of Tornesch, folio 1486	HellermannTyton GmbH (Germany)	Leasehold	Otto Krosanke GmbH & Co. Hamburg (1) HellermannTyton GmbH (Germany) (2) 4 February 2005

2	FRANCE - TRAPPES

2.1	2 rue des Hêtres, Trappes, France	HellermannTyton SAS	Leasehold	Financial lease agreement between Eurosix (as financial lessor) and HellermannTyton SAS (as financial lessee) 31 October 1991

3	SWEDEN - JARFALLA

3.1	Datäragen 5, 17526, Järfälla, Sweden	HellermannTyton AB	Freehold	N/A

4	SOUTH AFRICA - JOHANNESBURG

4.1	Portion 4 of ERF 9, Frankenwold Extension 3 Township, Gauteng, South Africa - part of Linbro Business Park	HellermannTyton (Pty) Limited	Leasehold	RMB Properties (PTY) Ltd (1) HellermannTyton (Pty) Limited (2) 2 April 2004

4.2	Portion 3 of ERF 9, Frankenwold Extension 3 Township, Gauteng, South Africa - Part of Linbro Business Park	HellermannTyton (Pty) Ltd	Leasehold	RMB Properties (Pty) Ltd (1) Bowthorpe Hellerman (Pty) Limited (2) 28 May 1999

5	USA

5.1	1250 Creekside Parkway, P.O. Box 110069, Naples, Florida, FL 34108, USA	HellermannTyton Corporation	Freehold	N/A

5.2	7930 N Faulkner Road, Milwaukee, WI 5322, Wisconsin, USA	HellermannTyton Corporation	Freehold	N/A

5.3	1115 Hosler Drive, Bolingbrook, Illinois, IL 60490, USA	HellermannTyton Corporation	Freehold	N/A

6	BRAZIL - JUNDIAÍ

6.1	State of São Paulo, City of Jundiaí, at Avenida José Benassi, 100, Industrial Park, CEP 13213-085	HellermannTyton Ltda	Freehold	N/A

7	CHINA

7.1	Lots 230 and 231, Xing Chuang Ba Lu, Singapore Industrial Park, Wuxi City	Hellerman Tyton (Wuxi) Electrical Accessories Co. Ltd	Leasehold	Wuxi - Singapore Industrial Park Development Co. Ltd (1) Hellerman Tyton (Wuxi) Electrical Accessories Co. Ltd 9 July 2003

8	SINGAPORE

8.1	545 Yishun Industrial Park A Yishun Avenue 7 Singapore (768741)	HellermannTyton Pte Ltd	Leasehold	Housing and Development Board (1) Hellermann Asean Private Limited (2) 1 July 1990

9	HELLERMANNTYTON DATA

9.1	43 – 45 Salthouse Road, Cornwell Business Park, Brackmills, Northampton, NN4 7EX	HellermannTyton Data Ltd	Leasehold	Trustees of the R W Data Limited Directors Pension Plan (1) HellermannTyton Data Ltd (2) 29 February 2000

9.2	23 - 25 Tenter Road, Moulton Industrial Estate, Northampton	HellermannTyton Data Ltd	Leasehold	Trustees of the R W Data Limited Directors Pension Plan (1) HellermannTyton Data Ltd (2) 29 February 2000

10	JAPAN - HYOGO

10.1	765-20 Aza-Myogadani, Anji, Yasutomi-cho, Shiso-gun, Hyogo, Japan	Taiton Kabushiki Kaisha	Freehold	N/A

748-4 Aza-Seiko, Anji, Yasutomi-cho, Shiso-gun, Hyogo, Japan

751 Aza-Nishiseiko Anji, Yasutomi-cho, Shiso-gun, Hyogo, Japan

Part 1.2 - Encumbrances in respect of Group Companies’ Properties

A                                    Letting Documents

No.	Address of Property	Current Owner/Tenant	Part of Property Affected	Date of Lease or Licence	Original Parties to Lease or Licence
3.1	Dafäragen 5, 17526 Järfalla, Sweden	HellermannTyton SAS	Part	17 August 2005	HellermannTyton SAS (1) Spirent Communications AB (2)

B                                    Other Documents

No.	Address of Property	Current Owner/Tenant	Encumbrance

6.1	State of São Paulo, City of Jundiaí, at Avenida José Benassi, 100, Industrial Park, CEP 13213-085	HellermannTyton Ltda	a non-aedificandi area (with 2,630.81 m2), near a power line

1.1	Großer Moorweg 45, 25436 Tornesch, Germany, plot no. 73/5, Land Register of Tornesch, folio 4627	HellermannTyton GmbH (Germany)	Heritable building right and right of pre-emption right until 31 December 2064 to the benefit of TAGO Objekt Hamburg KG

1.3	Großer Moorweg 45, 25436 Tornesch, Germany, plot ns. 73/6, Land Register of Tornesch, folio 4743	HellermannTyton GmbH (Germany)	Heritable building right and pre-emption right until 31 December 2064 to the benefit of TAGO Objekt Hamburg KG

1.4	Großer Moorweg 45, 25436 Tornesch, Germany, plot no. 63/5 and 64/2, Land Register of Tornesch, folio 1486	HellermannTyton GmbH (Germany)	Owner has undertaken to arrange for a pre-emption right to be registered in the land register to the benefit of HellermannTyton GmbH (Germany)

1.3	Großer Moorweg 45, 25436 Tornesch, Germany, plot ns. 73/6 and 73/7, Land Register of Tornesch, folio 4743	HellermannTyton GmbH (Germany)

Owner has undertaken to sell the Property to HellermannTyton GmbH (Germany), if certain requirements are complied with, and a priority notice for the conveyance for the benefit of HellermannTyton GmbH (Germany) has been registered in the land register

Further land charge of nominal amount of DEM 22,100,000 (EUR 11,229,550.57) plus 16% interest p.a. plus 6% one-off sum is registered to the benefit of Eurohypo AG, Europäischë Hypothenbank dur Deutschen Bank, Frankfurt

1.2	Großer Moorweg 45, 25436 Tornesch, Germany, plot no. 74/5, Land Register of Tornesch, Folio 1916	HellermannTyton GmbH (Germany)	Owner has undertaken to sell the Property to HellermannTyton GmbH (Germany), if certain requirements are complied with. A priority notice for conveyance has been registered in the land register to the benefit of HellermannTyton GmbH (Germany) in this respect

Further, owner and HellermannTyton GmbH have agreed to arrange for certain easements and building charges to be registered in the land register for plot no. 73/1 and 73/2 (folio 4743) and no. 73/3 (folio 4627) to the benefit of the respective owner

Further, an annuity obligation (“Altenteil”) towards Hinrich Hans Hagen and a land charge in the amount of 40,000 Deutschmarks (plus 15% interest p.a. and 5% one-off sum) is registered in the land register

1.4	Großer Moorweg 45, 25436 Tornesch, Germany, plot ns. 63/5 and 64/2, Land Register of Tornesch, folio 1486	Harwick GmbH (Germany)

Owner has undertaken to sell the Property to HellermannTyton GmbH (Germany), if certain requirements are complied with, and to arrange for a priority notice to be registered in the land register to the benefit of HellermannTyton GmbH (Germany) in this respect

5.2	7930 N Faulkner Road, Milwaukee, WI 5322, Wisconsin USA	HellermannTyton Corporation	Easement in favour of Wisconsin Electrical Power Company

5.1	1250 Creekside Parkway, P. O. Box 110069, Naples, Florida, FL 34108, USA	HellermannTyton Corporation	Mortgage in favour of M&I Marshall and Illsley Bank

4.1	Erpa, Frankenwald Extension 3, Gautery Province, South Africa	HellermannTyton (Pty) Ltd	Lease Addendum between Formprops 61 (Pty) Limited (1) and HellermannTyton Pty Ltd dated 14 May 2004

9.1	43/45 Salthouse Road, Brackmills, Northampton	HellermannTyton Data Limited	Deed of Variation of Lease of 20 September 2004 between Trustees for RW Data Limited Directors Pension Plan (1) HellermannTyton Data Limited (2) and Spirent plc (3)

Schedule 3
Part 2
Business Properties

Part 2.1 - Business Properties

A                                    Business Freehold Properties

No.	Name of company owning the Business Freehold Property	Address of the Business Freehold Property	Title Number (if registered)
1	Spirent (Crawley) Limited	Pennycross Close Plymouth Devon PL2 3NX	DN115056

B                                    Business Leasehold Properties

No.	Address of Property	Current Owner	Date of Lease	Original Parties to Lease

2	Sharston Green Business Park 1 Robeson Way Altrincham Road Wythenshawe Manchester M22 4TY	Spirent plc	15 August 2001	Ringway Developments plc (1) Spirent plc (2)

3	Unit 76A, Cherry Orchard Industrial Estate, Ballyfermot, Dublin 10	Spirent plc	4 March 1989	Charles Bell (Ireland) Limited (1) Spirent plc (2)

4	Units 3B & 5, The Castleton Centre, 30/42 York Road, Belfast BY15 3HE	Spirent plc	16 December 2003	Castleton Estates Limited (1) Spirent plc (2)

5	Wharf Approach, Aldridge, Walsall, West Midlands, WS9 8BX	Spirent plc	21 April 1999	Espirit Estates Limited (1) Spirent plc (2)

6	Leestone Road, Sharston Industrial Estate, Manchester, M22 4RH	Spirent plc	17 March 2005	Millhouse Developments (IOM) Limited (1) Spirent plc (2)

7	Sharston Road, Wythenshawe, Manchester	Spirent plc	25 July 1983	Window Shades (Strathclyde) Limited (1) Bowthorpe-Hellerman Limited (2)

No.	Address of Property	Current Owner	Date of Lease	Original Parties to Lease

8	Unit No. BT. 401/1A on the Goonhavern Industrial Estate, Truro, Cornwall	Spirent plc	4 January 1990	The English Industrial Estate Corporation (1) Bowthorpe Holdings plc (2)

Part 2.2 - Encumbrances in respect of the Business Properties

No.	Address of Property	Current Owner	Encumbrance

1	Pennycross Close, Plymouth PL2 3NX	Spirent (Crawley) Limited

Agreement dated 30 April 1997 between Bowthorpe plc (1) and Orange Personal Communications Series Limited (2) and Supplemental Agreement dated 11 February 2000 between the same parties and Telecom Securicor Cellular Radio Limited.

Part 2.3 - General Provisions relating to the Business Properties

1                                      This Schedule incorporates the Standard Commercial Property Conditions (First Edition) (“SCC”). In case of conflict between this Agreement and the SCC, this Agreement prevails. Terms used or defined in the SCC have the same meanings when used in this Agreement, and vice versa.

2                                      The Business Properties are sold together with all buildings, structures, fixed plant, fixed machinery and fixed equipment thereon.

3                                      The Relevant Purchasers acknowledge that the Seller has deduced good title to the Business Properties prior to the date of this Agreement. Accordingly, the Relevant Purchasers shall not raise any requisition on matters arising before that date.

4                                      Each Business Property is sold subject to and where applicable with the benefit of:

4.1                            any unregistered interest which override first registration under Schedule 1 of the Land Registration Act 2002 Act (the “2002 Act”) and any interests which fall within Section 11(4)(c) of the 2002 Act and any unregistered interests which override registered dispositions under Schedule 3 of the 2002 Act;

4.2                            such unregistered interests as may affect that Business Property to the extent and for so long as they are preserved by the transitional provisions of Schedule 12 of the 2002 Act;

4.3                            all deeds and documents (if any) that are supplemental to or varying the terms of any tenancy comprising a Business Leasehold Property including but not limited to all matters contained or referred to in the documents (if any) listed in Part 2.2 of this Schedule (the “Real Estate Documents”);

4.4                            all tenancies, license and rights of occupation affecting each Business Property including but not limited to all matters contained or referred to in the letting documents (if any) listed in Part 2.2 of this Schedule (the “Letting Documents”);

4.5                            all matters contained or referred to in the Property, Proprietorship and Charges registers of the registered title relating to that Business Property (the “Registered Title”) (except fixed and floating charges securing money or liabilities);

4.6                            all exceptions, reservations, rights, easements, quasi easements, wayleaves, rent charges, covenants, conditions, declarations, leases, tenancies (including statutory tenancies), licences and agreements affecting the same at the date of this Agreement;

4.7                            (in the case of a Business Leasehold Property only) the rents, covenants and conditions reserved by or contained in the lease (and the Lease Documents referred to in Part 2.1 of this Schedule (the “Lease Documents”)) under which the same is respectively held;

as well as those encumbrances mentioned in SCC 3.1.2.

5                                      The Relevant Purchasers are deemed to purchase with full knowledge of the encumbrances referred to in SCC 3.1.2 and paragraph 4.

6                                      The Seller shall procure that Spirent (Crawley) Limited enter into a transfer of the Business Property at Pennycross Close, Plymouth, Devon PL2 3NX.

7                                      The transfer of each Business Property shall contain covenants with the Seller by the Relevant Purchasers to comply with the:

7.1                            obligations arising from the matters mentioned in the Registered Title;

7.2                            obligations arising under the Real Estate Documents (if any);

7.3                            obligations on the part of the landlord arising under the Letting Documents (if any);

7.4                            (in the case of a Business Leasehold Property only) obligations on the part of the tenant arising under the Lease Documents,

insofar as the Seller may remain liable directly or indirectly for them after the date of the transfer and to indemnify the Seller against any non-compliance.

8                                      The transfer shall, at the cost of the Relevant Purchasers, be engrossed and executed in duplicate. The duplicate copy shall be delivered within 21 days after Closing to the Seller’s Lawyers (for retention by the Seller).

9                                      As between the Seller and the Relevant Purchasers, the Business Properties shall be at the risk of the Buyer from the date of this Agreement. SCC 5.1.1 to 5.1.3 (inclusive) shall not apply.

10                               For the purposes of paragraph 7 of this Schedule 3, any reference to the Seller shall be deemed to include a reference to Spirent (Crawley) Limited in relation to the freehold land at Pennycross Close, Plymouth, Devon PL2 3NX.

11                               The Seller shall use all reasonable endeavours to procure evidence of the discharge of the floating charge pursuant to a Trust Deed dated 10 November 1966 noted in entry 2 of the charges register of the title for the freehold land at Pennycross Close, registered under Title Number DN115956 prior to Closing. In the event that this evidence is not provided prior to Closing, the Seller shall procure that Spirent (Crawley) Limited provide an indemnity to the Relevant Purchaser in respect of any continuing liability and any action or proceedings commenced against the Relevant Purchaser in relation to the charge.

Schedule 4
Intellectual Property

The Business Intellectual Property is sold subject to the provisions of the Licence Agreements.

Schedule 4
Part 1
List of Registered Intellectual Property and Unregistered Trade Marks of the Seller

Part 1.1 – List of Registered Intellectual Property

Part 1.1.1 – Patents

PATENT NAME	COUNTRY	APPLICATION NO	APPLICATION DATE	GRANT NO	GRANT DATE

Metal Ball Tie Head	Great Britain	9516779.7	16 August 1995	2304367	17 March 1999

Metal Ball Tie Head EP	Denmark	96305822.7	8 August 1996	0758616	7 March 2001

Metal Ball Tie Head EP	France	96305822.7	8 August 1996	0758616	7 March 2001

Metal Ball Tie Head EP	Italy	96305822.7	8 August 1996	0758616	7 March 2001

Metal Ball Tie Head	Germany	96305822.7	8 August 1996	69611955.2	7 March 2001

Metal Ball Tie Head EP	Sweden	96305822.7	8 August 1996	0758616	7 March 2001

Metal Ball Tie Head	South Africa	96/6742	8 August 1996	96/6742	23 September 1997

Metal Ball Tie Head	Australia	62060/96	14 August 1996	702740	17 June 1999

Metal Ball Tie Head	Norway	19963414	15 August 1996	312713	24 June 2002

Metal Ball Tie Head	Japan	8-233681	16 August 1996	Pending

Modular Fixing Tie	Great Britain	0104095.5	20 February 2001	2372283	7 April 2004

Moving Trigger Tie	Great Britain	0115419.4	23 June 2001	2376714	27 October 2004

AMTS Banding Tool	Great Britain	0300980.0	16 January 2003	2385294	22 June 2005

AMTS Banding Tool	Europe	03250936.6	15 February 2003

AMTS Banding Tool (Strap Folding)	Great Britain	0507510.6	14 April 2005	2409994

AMTS Banding Tool (head constraining)	Great Britain	0507511.4	14 April 2005	2409995

AMTS Banding Tool (head locating)	Great Britain	0507512.2	14 April 2005	2409996

AMTS Tie for Banding Tool	Great Britain	0300983.6	16 January 2003	2385787	6 July 2005

AMTS Tie for Banding Tool	Europe	03250937.4	15 February 2003

PATENT NAME	COUNTRY	APPLICATION NO	APPLICATION DATE	GRANT NO	GRANT DATE

AMTS Tie for Banding Tool (tool location)	Great Britain	0505327.7	16 March 2005	2409641

AMTS Tie for Banding Tool (strap attachment)	Great Britain	0505329.3	16 March 2005	2409642

AMTS Tie for Banding Tool (under head standoff)	Great Britain	0505332.7	16 March 2005	2409643

Marker System	Great Britain	0508728.3	29 April 2005

Cablelok	Belgium	94912616.3	28 September 1995	EP 694225	12 March 1997

Cablelok	France	94912616.3	28 September 1995	EP 694225	12 March 1997

Cablelok	Germany	94912616.3	28 September 1995	EP 69402062.1	12 March 1997

Cablelok	Great Britain	9400697	13 January 1994	2277206	11 September 1996

Cablelok	Italy	94912616.3	28 September 1995	EP 694225	12 March 1997

Cablelok	Netherlands	94912616.3	28 September 1995	EP 694225	12 March 1997

Cablelok	Spain	94912616.3	28 September 1995	EP 94912616.3	12 March 1997

Cablelok	Sweden	94912616.3	28 September 1995	EP 94912616.3	12 March 1997

Cablelok	USA	08939449	29 September 1997	6100472	8 August 2000

Cablelok II	Great Britain	9504018.4	1 March 1995	2298527	16 December 1998

Cablelok II	USA	08/609496	1 March 1996	5783778	21 July 1998

Eliptical Tray	Great Britain	97115446.3	6 September 1997	EP 0816887	5 January 2000

Eliptical Tray	Belgium	97115446.3	6 September 1997	EP 0816887	5 January 2000

Eliptical Tray	France	97115446.3	6 September 1997	EP 0816887	5 January 2000

Eliptical Tray	Germany	97115446.3	6 September 1997	EP 69701064.3	5 January 2000

Single Fibre Management	Great Britain	96939205.9	14 May 1998	EP 0873536	10 May 2000

Double Sided Tray	Great Britain	0025465.6	17 October 2000	2368136	24 April 2002

Segmented Pivot Enclosure	Great Britain	0223022.5/GB2380809A	4 October 2002	pending

Improved Optical Fibre Retainer	Great Britain	0219225.0/GB2391953A	16 August 2002	2391953	8 June 2005

Improved Optical Fibre Retainer	European	03255089.1/EP1389736	15 August 2003	pending

Blocking Device for Optical Fire Cable	GB	0313279.2/GB2392253A	15 August 2003	2392253	13 July 2005

Blocking Device for Optical Fire Cable	European	03255090.7/EP1394588A3	15 August 2003	pending

PATENT NAME	COUNTRY	APPLICATION NO	APPLICATION DATE	GRANT NO	GRANT DATE

Optical Fibre Storage	New Zealand	231451	20 November 1989	231451	14 November 1991

Pivoted Tray	USA	08/824269	26 March 1997	5768463	16 June 1998

Thermal Transfer Printer	France	97310008.4	11 December 1997	EP 0847864	18 September 2002

Thermal Transfer Printer	Germany	9731008.4	11 December 1997	EP 69715574.9	18 September 2002

Thermal Transfer Printer	Great Britain	9724862.9	26 November 1997	2320225	9 June 1999

Thermal Transfer Printer	Italy	9731008.4	11 December 1997	EP 0847864	18 September 2002

Thermal Transfer Printer	Sweden	9731008.4	11 December 1997	EP 9731008.4	18 September 2002

Thermal Transfer Printer	USA	09/228386	12 January 1999	6211117	3 April 2001

Connector Less Backshell Adaptor	Great Britain	9918533.2	6 August 1999	2337878	19 April 2000

Automatic tie gun	EP	90303127.6	23.03.1990	0390434	20 May 1992

Automatic Tying Apparatus and Tie	JP	H02(1990)-84749	30.03.1990	2613114	27 February 1997

Part 1.1.2 – Trade Marks

OWNER/APPLICANT	MARK	STATUS	APPLICATION NO	APPLICATION DATE	REGISTERED NO	REGISTERED DATE	CLASS	EXPIRY DATE

Bowthorpe Plc	HELSYN	Active	CA 185649	1944-12-13	CA UCA20899	1944-12-13	CL09; CL17	—

Spirent Plc	ALPHALOK	Active	CA 1086774	2000-12-18	CA TMA572974	2003-01-02	CL06; CL08; CL09; CL11; CL12	—

Spirent Plc	ALPHALOK	Registration	EM 1721893	2000-06-23	EM 1721893	2001-09-12	CL09	2010-06-23

Bowthorpe Hellermann Ltd	CRADLECLIP	Unpublished registration	IT 82-43921	1982-03-10	IT 410495	1986-03-03	CL17	—

Bowthorpe-Hellermann Ltd	CRADLECLIP	Registration	244142	1977-04-05	FR 1013488	—	CL17	—

Spirent Plc	CRADLECLIP	Registration	GB 840544	1962-10-18	GB 840544	—	CL09	2007-10-18

Spirent Plc	FOSPRO	Registration	GB 783071	1958-10-22	GB 783071	—	CL01	2007-10-22

Spirent Plc	FOSPRO 226	Registration	GB 856014	1963-11-01	GB 856014	—	CL02	2008-11-01

Spirent Plc	FOSPRO 226	Registration	GB 856015	1963-11-01	GB 856015	—	CL04	2008-11-01

Spirent Plc	HELAGRIP	Registration	GB 1097314	1978-06-16	GB 1097314	—	CL17	2009-06-16

Bowthorpe Hellermann	HELASHRINK	Unpublished registration	IT 84-23787	1984-12-13	IT 440457	1986-08-11	CL01; CL17	1994-12-13

Bowthorpe Plc	HELASHRINK	Registration	173075	1989-12-07	FR 1564058	—	CL01; CL17	—

OWNER/APPLICANT	MARK	STATUS	APPLICATION NO	APPLICATION DATE	REGISTERED NO	REGISTERED DATE	CLASS	EXPIRY DATE

Bowthorpe Plc	HELASHRINK	Registration	DE H 25847 17WZ	1964-12-01	DE 825354	1966-10-25	CL17	2014-12-30

Bowthorpe-Hellermann Ltd	HELASHRINK	Registration	537526	1979-12-17	FR 1130272	—	CL01; CL17	—

Bowthorpe-Hellermann Ltd; Bowthorpe Plc	HELASHRINK	Renewed	US 72252380	1966-08-15	US 848919	1968-05-14	CL09	2008-05-14

Spirent Plc	HELASHRINK	Registration	GB 861015	1964-03-02	GB 861015	—	CL17	2009-03-02

Spirent Plc	HELATEMP	Registration	GB 1097315	1978-06-16	GB 1097315	—	CL17	2009-06-16

Spirent Plc	HELLAFOS	Registration	GB 1455756	1991-02-14	GB 1455756	1992-11-20	CL09	2008-02-14

Spirent Plc	HELLAPON	Registration	GB 2016925	1995-04-08	GB 2016925	1996-11-22	CL09	2015-04-08

Spirent Plc	HELLERINE	Registration	GB 1097312	1978-06-16	GB 1097312	—	CL04	2009-06-16

Bowthorpe Plc	HELLERMANN	Register and Renewed	US 71665110	1954-11-23	US 0602539	1955-02-22	CL09	2005-02-22

Spirent Plc	HELLERMANN	Registration	GB 625521	1943-09-29	GB 625521	—	CL08	2006-09-29

Spirent Plc	HELLERMANN	Registration	GB 625522	1943-09-30	GB 625522	—	CL17	2006-09-30

Spirent Plc	HELLERMANN	Registration	GB 820459 B	1961-05-04	GB B820459	—	CL06	2006-05-04

Spirent Plc	HELLERMANN	Registration	GB 820460 B	1961-05-04	GB B820460	—	CL17	2006-05-04

Spirent Plc	HELLERMANN	Registration	GB 896725 B	1966-07-04	GB B896725	—	CL09	2011-07-04

OWNER/APPLICANT	MARK	STATUS	APPLICATION NO	APPLICATION DATE	REGISTERED NO	REGISTERED DATE	CLASS	EXPIRY DATE

Spirent Plc	HELLERMANN CABLELOCK	Registration	GB 2005602	1994-12-16	GB 2005602	1996-02-09	CL17	2014-12-16

Bowthorpe-Heller-Mann Ltd	HELSYN	Registration	193932	1975-07-03	FR 927869	—	CL17	—

Spirent Plc	HELSYN	Registration	GB 618839	1942-05-13	GB 618839	—	CL17	2015-05-13

Spirent Plc	HELVIN	Registration	GB 625035	1943-08-31	GB 625035	—	CL17	2006-08-31

Bowthorpe Hellermann Ltd	INSULOID	Unpublished registration	IT 82-43970	1982-05-19	IT 490023	1988-03-09	CL17	—

Bowthorpe Plc	INSULOID	Registration	846838	1987-03-25	FR 1400390	—	CL09; CL17	—

Bowthorpe-Hellermann Ltd	INSULOID	Registration	244143	1977-04-05	FR 1013489	—	CL09; CL17	—

Spirent Plc	INSULOID	Registration	GB 635045	1945-02-15	GB 635045	—	CL17	2008-02-15

Bowthorpe Plc	INSULOK	Registered	—	—	AU 165199	1961-02-22	CL17	2006-02-22

Bowthorpe Plc	INSULOK	Renewal	958686	1988-10-04	FR 1583135	—	CL20	—

Bowthorpe Plc	INSULOK	Active	CA 261407	1961-02-23	CA TMA138762	1965-01-15	CL06; CL09	—

Bowthorpe Plc	INSULOK	Registration	DE J 8015 17WZ	1968-09-16	DE 865818	1970-02-05	CL17	2008-09-30

Bowthorpe Plc	INSULOK	Unpublished registration	IT 98-8044-MI	1998-08-07	IT 846125	2001-05-25	CL08; CL17	—

Bowthorpe-Hellermann Ltd	INSULOK	Registration	298021	1978-10-09	FR 1070749	—	CL17	—

OWNER/APPLICANT	MARK	STATUS	APPLICATION NO	APPLICATION DATE	REGISTERED NO	REGISTERED DATE	CLASS	EXPIRY DATE

Spirent Plc	INSULOK	Registration	GB 815173	1961-01-03	GB 815173	—	CL17	2006-01-03

Bowthorpe Plc	KABELRAP	Registration	291907	1978-08-16	FR 1086269	—	CL08; CL17	—

Bowthorpe Plc	KABELRAP	Renewal	947644	1988-08-08	FR 1482134	—	CL08; CL17	—

Bowthorpe Plc	KABELRAP	Unpublished registration	IT 98-7216-MI	1998-07-17	IT 845377	2001-05-23	CL17	—

Spirent Plc	OVALGRIP	Registration	GB 1097318 B	1978-06-16	GB B1097318	—	CL20	2009-06-16

Bowthorpe-Hellermann Ltd	PLASCLIP	Registration	244149	1977-04-05	FR 1013495	—	CL06	—

Bowthorpe Hellermann Ltd	PLASKLIP	Unpublished registration	IT 82-43975	1982-05-25	IT 490024	1988-03-09	CL20	—

Bowthorpe Plc	SERVIDENT	Registration	708499	1984-07-10	FR 1278474	—	CL09; CL20	—

Spirent Plc	SNAPPER	Renewal	677615	1983-10-05	FR 1247126	—	CL20	—

Spirent Plc	SPEEDYTIE	Registration	GB 2295043	2002-03-12	GB 2295043	2002-08-30	CL20	2012-03-12

Spirent Plc	TIPS	Registration	GB 2119632	1996-12-24	GB 2119632	1997-08-22	CL07; CL09	2006-12-24

Spirent Plc	TWINLAY	Expired mark	GB 694455 B	1950-12-06	GB B694455	—	CL17	—

Spirent Plc	TY-ITS TY-ITS TY-ITS	Registration	GB 2131645	1997-05-02	GB 2131645	1997-11-28	CL20	2007-05-02

Bowthorpe Hellermann	TYTON	Unpublished registration	IT 88-43947	1988-02-25	IT 528178	1990-05-16	CL08	2008-02-25

OWNER/APPLICANT	MARK	STATUS	APPLICATION NO	APPLICATION DATE	REGISTERED NO	REGISTERED DATE	CLASS	EXPIRY DATE

Bowthorpe Plc	TYTON	Registration	903958	1988-02-03	FR 1448177	—	CL08	—

Bowthorpe Plc	TYTON	Unpublished registration	IT 98-8107-MI	1998-08-07	IT 846183	2001—05—25	CL08	—

Bowthorpe-Hellermann Ltd	TYTON	Registration	269170	1978-02-13	FR 1041412	—	CL08	—

Spirent Plc	UNICUT	Registration	GB 858396	1964-01-01	GB 858396	—	CL16	2009-01-01

Bowthorpe Plc	ZETALOK	Published for Opposition	US 75442890	1998-03-02	US 2361169	2000-06-27	CL09	2010-06-27

Spirent Plc	ZETALOK	Registration	GB 2157100	1998-02-03	GB 2157100	1998-07-24	CL09	2008-02-03

The Registered Intellectual Property included in the Business Intellectual Property shall be transferred by means of assignments in the Agreed Terms suitable for transferring on a jurisdiction by jurisdiction basis all right, title and interest to the Relevant Purchasers and for recording the assignments in the relevant registries.

Part 1.2 – List of unregistered trade marks included in the Business Intellectual Property

N/A

Schedule 4
Part 2
Licence Agreements (excluding shrink-wrap licences for computer software)

Parts 2.1 and 2.2 – Licence Agreements included in the Sellers’ Material IP in respect of which any of the Group Companies or the Seller is the Licensee or the Licensor

Country	Document Description

UK	Patent Licence between (1) Staeng Limited and (2) Polamco Limited for the manufacture and sale of Constant Force Spring Backshell Assembly Units

UK	Patent Licence between (1) Staeng Limited and (2) Isodyne Corporation for the manufacture and sale of Constant Force Spring Backshell Assembly Units

UK	Licence Agreement between (1) Geac Enterprise Solutions Limited and (2) Hellermann Tyton UK Ltd

UK	Master Services & Licence Agreement between (1) Tradepoint Systems Ltd and (2) Hellermann Tyton

UK	Settlement and License Agreement between (1) Panduit Corp and (2) Spirent Plc

HT	Joint Development and Cooperative Marketing Agreement between Cormant Technologies INC and Hellermann Tyton Data Ltd

HT	Sage line 100 Accounting System licence

Brazil	Licence for Use, Maintenance and Support of Software between (1) Softdata Solucoes LTDA and (2) Tyton Hellermann Do Brasil Industria e Comercio LTDA

Germany	Agreement between (1) Hellermann Tyton GmbH and (2) FORMA Baumgarten KG (GmbH + Co)

Germany	Patent Licence Agreement between (1) Bowthorpe-Hellermann Limited and (2) Hellermann Tyton GmbH

Germany	Sub-Licence Agreement between (1) Hellermann Tyton GmbH and (2) Tyton Corporation

Germany	Agreement between (1) Hellermann Tyton GmbH and (2) Deutsche Bank AG

Country	Document Description

regarding D8 - Direct Electronic Banking System

Germany	Software Purchase & Hosting Agreement between Spirent GmbH and Stibo Catalog A/S

Germany	Agreement between (1) Hellermann Tyton GmbH and (2) Bowi GmbH regarding Port Info Software

Germany	Agreement between (1) Hellermann Tyton GmbH and (2) ConmatiX Engineering Solutions GmbH regarding GSMS Stock Control

Germany	Agreement between (1) Hellermann Tyton GmbH and (2) Hansalog regarding Payroll Accounting Software

Germany	Agreement between (1) Hellermann Tyton GmbH and (2) Bosch regarding Time Recording System from 1 October 2005

Germany	Agreement between (1) Hellermann Tyton GmbH and (2) PASCAL Beratungsgesellschaft regarding et all Easy/DFU/IT Consultance

Germany	Agreement between (1) Hellermann Tyton GmbH and (2) IBM regarding CATIA

Germany	Agreement between (1) Hellermann Tyton GmbH and (2) TransCAT GmbH & Co. KG regarding Q-Checker

Germany	Agreements between (1) Hellermann Tyton GmbH and (2) Robert Bosch GmbH regarding (i) EDI and (ii) Time Recording System

Germany	Software Licence Agreement between (1) Hellermann Tyton GmbH and (2) Format Software Service GmbH regarding Format Export

Germany	Software Agreement between (1) Hellermann Tyton GmbH and (2) Ascad

Germany	Copy of Software Agreement between (1) Hellermann Tyton Engineering GmbH and (2) EFK Entwicklungsgesellschaft fur Kommunikationssysteme GmbH

Germany	Software Agreement between (1) Hellermann Tyton Engineering GmbH and (2) EFK Entwicklungsgesellschaft fur Kommunikationssysteme GmbH

Germany	Software Agreement between Hellermann Tyton GmbH and Actis GmbH

Country	Document Description

Germany	Software Agreement between Hellermann Tyton Engineering GmbH and Centriforce

Germany	Software Agreement between Hellermann Tyton Engineering GmbH and NET AG Consulting und Vertrieb

Germany	Software Agreement between Hellermann Tyton Engineering GmbH and Rand Technologies GmbH

Germany	Software Agreement between Hellermann Tyton Engineering GmbH and Solid Works

Germany	Hellermann Tyton Engineering GmbH and Schubert Software und Systeme

USA	IBM - Licence Use Management Software Information

USA	Software Licence Agreement between (1) Precision Software Ltd and (2) Hellermann Tyton Corporation

USA	J.D Edwards World Solutions Company Change in designated Processor or Reallocation of Users Notification Form with an attached Software Licence Agreement

USA	Digital Equipment Corporation Licence PAK for OVMS Alpha Base ASVR 4000/A

USA	Synergex Licence PAKs for Tyton Corporation

USA	Executive Software Int. Product Authorisation Key Information for Hellermann Tyton

USA	Bluebeam Software Inc Licence Certificate regarding Bluebeam Pushbutton PDF v2

USA	Software Licence Agreement for Diskeeper between (1) Tyton Hellermann and (2) Executive Software International Inc

Japan	Matsushitadenko Licence Agreement

Japan	HR System Agreement - ATM’s

Japan	Groupware - Licence Agreement - Power Egg

Singapore	PM (W) Licence

Schedule 5
Contracts
(Clause 2.3.1(vi))

1                                      Obligation to obtain Third Party Consents

1.1                            In relation to any Contract which is not assignable without a Third Party Consent, this Agreement shall not be construed as an assignment or an attempted assignment and the Seller and the relevant Business Purchaser shall each use reasonable endeavours both before and after Closing to obtain all necessary Third Party Consents as soon as possible and shall keep each other informed of progress in obtaining such Third Party Consents. The Seller shall deliver to the relevant Business Purchaser, on Closing or, if later, as soon as possible after receipt, any Third Party Consent and a transfer or assignment, as appropriate, duly executed by the appropriate parties.

1.2                            In connection with the obtaining of any Third Party Consent referred to in paragraph 1.1, the relevant Business Purchaser shall supply to the Seller such information and references regarding the financial position of the relevant Business Purchaser as may be reasonably requested by the Seller or any relevant third party and shall enter into such undertakings or procure such guarantees in favour of any relevant third party as may be reasonably requested pursuant to the terms of any Contract in respect of any liabilities or obligations to which the relevant Business Purchaser will become subject or which the relevant Business Purchaser will incur on assignment.

2                                      Obligations until Third Party Consents are obtained/where Third Party Consents are refused

2.1                            Subject to paragraph 2.2, the Business Purchasers shall, from Closing, assume, carry out, perform and discharge the Seller’s obligations under the Contracts and shall indemnify and keep indemnified the Seller against any liability incurred by the Seller arising from the failure by the Business Purchasers to assume, carry out, perform or discharge such obligations and against any Losses which the Seller may suffer by reason of the Seller taking any reasonable action to avoid, resist or defend any liability referred to in this paragraph.

2.2                            In respect of any Contract, from Closing until the relevant Third Party Consent has been obtained as contemplated by paragraph 1.1 or where the Third Party Consent has been refused:

2.2.1                      the Seller shall hold on trust to the extent it is lawfully able to do so or, where it is not lawfully able to do so or where holding on trust is not possible under local law, the Seller and the relevant Business Purchaser shall make such other arrangements between themselves to provide to the relevant Business Purchaser the benefits of the Contract, including the enforcement at the cost and for the account of the relevant Business Purchaser of all rights of the Seller against any other party thereto;

2.2.2                      to the extent that the relevant Business Purchaser is lawfully able to do so, the relevant Business Purchaser shall perform the Seller’s obligations under the Contract as agent or sub-contractor and shall indemnify the Seller in respect thereof. To the extent that the relevant Business Purchaser is not lawfully able to do so, the Seller shall, (subject to being indemnified by the relevant Business

Purchaser for any Losses the Seller may incur in connection therewith) do all such things as the relevant Business Purchaser may reasonably require to enable due performance of the Contract and the relevant Business Purchaser shall indemnify the Seller in respect thereof.

3                                      Occupation of Business Leasehold Properties

3.1                            In respect of any Business Leasehold Property, until the relevant Third Party Consent has been obtained, a Relevant Purchaser may at any time after Closing go into occupation of such leasehold property as licensee of the Seller and subject to the following provisions:

3.1.1                      the Relevant Purchaser shall pay, or indemnify the Seller against, all outgoings and expenses relating thereto arising after the Relevant Purchaser’s occupation begins;

3.1.2                      the Relevant Purchaser shall be entitled to any income thereof arising after the Relevant Purchaser’s occupation begins; and

3.1.3                      the Relevant Purchaser shall observe and perform all the covenants and conditions contained or referred to in any relevant lease of the Business Leasehold Property and shall indemnify the Seller against all Losses arising from the possession or occupation of such Business Leasehold Property by the Relevant Purchaser.

3.2                            In respect of any Business Leasehold Property for which a Third Party Consent is required, the Relevant Seller shall deliver to the Relevant Purchaser an executed transfer as soon as reasonably practicable after the Third Party Consent has been obtained.

3.3                            If the Relevant Purchaser is not lawfully able to perform or procure the relevant Third Party Consent necessary for the transfer of any Business Leasehold Property on or before the date which is 12 months after the date of this Agreement (except in the case of the Business Leasehold Properties at Leestone Road, Sharston Industrial Estate, Manchester and Sharston Road, Wythershame, Manchester in which case the date shall be 31 March 2008) then the Seller shall be entitled to terminate the licence created by this Agreement in relation to that Business Leasehold Property and the Relevant Purchaser shall not be entitled to the refund of any portion of the Purchase Price.

3.4                            If a Third Party Consent has not been obtained within 6 months after the date upon which the Relevant Purchaser provides all such information as is reasonably requested by the relevant landlord and the Relevant Purchaser reasonably requires, the Seller is, at the cost of the Relevant Purchaser, to make an application to the court for a Declaration and diligently pursue that application. The Relevant Purchaser is to provide all reasonable assistance to the Seller to pursue the application, including the provision of any such security as any landlord may reasonably request as a pre-condition to the granting of a Third Party Consent.

3.5                            The Seller is to take proper account of the Relevant Purchasers’ reasonable requirements in connection with the application for Third Party Consents and shall keep the Relevant Purchasers fully informed about the progress of each application.

3.6                            Sharston Green

3.6.1                      For the purposes of this clause:

“Acceptance Notice” has the meaning ascribed to it under clause 7 of the Underlease;

“Manchester Property” means those premises at The Manchester Business Park, Altrincham Road, Sharston, Manchester held by the Seller under the Underlease;

“Reversioner” means the current landlord under the Underlease;

“Right of Pre-Emption” means the right vested in the Landlord under the Underlease contained within clause 7 of the Underlease;

“Sub-Underlease” has the meaning ascribed to it under clause 7 of the Underlease;

“Tenant’s Notice” has the meaning ascribed to it under clause 7 of the Underlease;

“Underlease” means an underlease dated 15 August 2001 made between Ringway Developments Plc (1) and the Seller (2) of the Manchester Property.

3.6.2                      In relation to the Right of Pre-Emption the following provisions shall apply:

(i)                                  following the date of this Agreement the Seller shall serve the Tenant’s Notice on the Reversioner and do such further acts as may be necessary in order to comply with clause 7 of the Underlease;

(ii)                               if the Reversioner serves an Acceptance Notice under and as prescribed by clause 7 of the Underlease and becomes entitled to the grant of the Sub-Underlease then the parties shall assist each other in ensuring that the provisions of clause 7 of the Underlease are fully complied with and that the Sub-Underlease is granted in favour of the Reversioner as required thereunder.

3.6.3                      If the Reversioner is able lawfully to refuse consent to the proposed assignment of any of the Business Leasehold Properties, then the Seller shall grant a sub-lease of the relevant Business Leasehold Property to the Relevant Purchaser on the same terms as those contained in the relevant lease of the relevant Business Leasehold Property for the residue of the term less one day provided that:

(i)                                  the consent of the Reversioner is obtained to the granting of the sub-lease; and

(ii)                               the Relevant Purchaser provides such security as the Reversioner may reasonably request pursuant to the terms of the relevant lease as a pre-condition to the granting of its consent.

3.7                            Any payments due pursuant to paragraphs 2.2.2 and 3.1 of this Schedule 5 are subject to the Relevant Purchaser receiving a valid VAT invoice addressed to it where any VAT or sums on account of VAT are due pursuant to the terms of the relevant lease.

3.8                            For the purposes of this paragraph 3, “Declaration” means a declaration of the court that a landlord has unreasonably withheld or delayed the giving of the relevant Third Party Consent under the terms of the relevant lease.

Schedule 6
Employees
Part 1
General (Clause 2.4.1)

For the purposes of this Schedule 6 the terms “contract of employment”, “collective agreement” and “trade union” shall have the same meanings respectively as in the Transfer Regulations.

1                                      The parties accept that:

1.1                            the Transfer Regulations apply to the sale of the Group Businesses; and

1.2                            the contract of employment and employment relationship of each of the Relevant Employees (save insofar as such contract relates to the transfer of any occupational pension scheme rights excluded from transfer pursuant to the Transfer Regulations) shall have effect from the Closing Date as if originally made between the Relevant Employee and the relevant Business Purchaser.

2                                      The Seller or the relevant member of the Seller’s Group (as appropriate) shall be responsible for and discharge all amounts falling due in respect of the Relevant Employees (including, without limitation, wages, salaries, emoluments, bonuses and commission, together with any Taxation payable) prior to the Closing Date. The relevant Business Purchaser shall assume and discharge all such obligations on or after the Closing Date.

3                                      The Seller shall indemnify the Business Purchasers and keep the Business Purchasers indemnified against all Losses which relate to or arise out of any act or omission by the Seller or the relevant member of the Seller’s Group prior to the Closing Date which any Business Purchaser incurs pursuant to the Transfer Regulations.

4                                      If any contract of employment of any employee who is not a Relevant Employee (an “Excluded Employee”) shall have, or shall be alleged to have, effect as if originally made between any Business Purchaser and that employee pursuant to the Transfer Regulations:

4.1                            the Business Purchaser shall inform the Seller of this as soon as practicable, but in any event within seven days of becoming aware of such circumstances. Within 30 days thereafter the Seller shall offer to re-employ or re-engage the employee after which period, if the employee has rejected such offer, the Business Purchaser may terminate or purport to terminate the employee’s employment within seven days;

4.2                            if the Business Purchaser terminates the employee’s employment pursuant to paragraph 4.1 above, the Seller shall indemnify the Business Purchaser against any Losses relating to or arising out of such termination;

4.3                            the Seller shall reimburse the Business Purchaser for all costs and expenses (including, without limitation, any Taxation) incurred in employing such employee in respect of his employment following the Closing Date provided that the Business Purchaser complies with paragraphs 4.1 and 4.2 above; and

4.4                            the Seller shall indemnify the Business Purchaser and keep the Business Purchaser indemnified against all Losses which relate to or arise out of any act or omission by the Seller or the relevant member of the Seller’s Group which the Relevant Purchaser incurs in relation to any contracts of employment or collective agreements concerning one or more of the Excluded Employees pursuant to the Transfer Regulations.

5                                      The Seller shall indemnify the Business Purchasers and keep the Business Purchasers indemnified against all Losses which relate to or arise out of any dismissal by the Seller or the relevant member of the Seller’s Group of any employee (not being a Relevant Employee) and which the Business Purchaser incurs pursuant to the Transfer Regulations.

6                                      In accordance with their obligations under the Transfer Regulations, the Business Purchasers shall, through the Purchaser, provide the Seller in writing with such information and at such time as will enable the Seller or the relevant member of the Seller’s Group (as appropriate) to carry out its duties under Regulations 10(2)(d) and 10(6) (or the equivalent regulations in Ireland) of the Transfer Regulations concerning measures envisaged by the Business Purchasers in relation to the Relevant Employees and the Purchaser shall indemnify the Seller for any Losses which relate to, arise out of or are connected with a failure to provide such information.

7                                      The Purchaser shall indemnify the Seller and keep the Seller indemnified against any Losses which relate to, arise out of or are connected with:

7.1                            the employment of the Relevant Employees by the Business Purchasers on or after the Closing Date;

7.2                            a claim by any employee working in the Group Businesses who gives notice of resignation or objects to transfer on or before the Closing Date as a result of a proposal by the Business Purchasers (or any member of any Business Purchaser’s Group) to change such employee’s terms and conditions of employment or work conditions or to offer any benefit after the Closing Date which is less favourable than that applicable to such employee before the Closing Date;

7.3                            the change of employer occurring by virtue of the Transfer Regulations and/or this Agreement;

7.4                            the employment by any Business Purchaser (or any Business Purchaser’s Group) on or after the Closing Date of any of the Relevant Employees other than on the same terms and conditions as those enjoyed immediately before the Closing Date;

7.5                            the termination of employment of any Relevant Employee on or after the Closing Date; and

7.6                            any other act or omission by any Business Purchaser or any event, matter or any other occurrence having its origin on or after the Closing Date in relation to any contract of employment or collective agreement of one or more of the Relevant Employees pursuant to the Transfer Regulations.

Schedule 6
Part 2
Share Schemes

1                                      Share Scheme Liabilities

The following provisions will apply if (i) the exercise of options under the Spirent plc Executive Share Option Scheme 1995 (the “Executive Scheme”) on or before Closing gives rise to any obligation to deduct Taxation, social security or any similar obligation in respect of such exercise and the Seller or relevant Group Company fails to deduct and account to the relevant Tax Authority or Tax Authorities on or before Closing (“Pre-Closing Share Scheme Tax Liabilities”) and (ii) following Closing, the exercise of options under the Executive Scheme would give rise to an obligation to deduct taxation, social security or any similar obligation (“Post-Closing Share Scheme Tax Liabilities”) in respect of such exercise.

1.1                            The Purchaser will have primary responsibility for the collection and payment to the relevant Tax Authorities of the Post-Closing Share Scheme Tax Liabilities. The Purchaser and the Relevant Purchasers each appoints the Seller as its agent to collect from the relevant persons exercising options amounts equal to the Post-Closing Share Scheme Tax Liabilities. The Seller will pay to the Purchaser or as the Purchaser may direct amounts equal to such Post-Closing Share Scheme Tax Liabilities.

1.2                            The Seller will indemnify the Purchaser and Relevant Purchasers against any Pre-Closing Share Scheme Tax Liabilities and against any Post-Closing Share Scheme Tax Liabilities which, in the case of Post-Closing Share Scheme Tax Liabilities, the Purchaser and the Relevant Purchasers have not been able to recover from any persons exercising their options under the Executive Scheme, to the extent that the Purchaser and the Relevant Purchasers have used their respective reasonable endeavours to recover such Post-Closing Share Scheme Tax Liabilities, provided that “reasonable endeavours” shall not extend to commencing proceedings against any employee. However, the Seller will not be liable under this paragraph 1.2 to the extent that any Group Company or Group Business or any relevant employer in relation to the Group Businesses obtains any deductions from liability to any Taxation in respect of the exercise of options under the Executive Scheme (unless there has already been a set-off in respect of that deduction under paragraph 1.5).

1.3                            The due date for payment under 1.1 above will be 5 Business Days before the latest date on which the Post-Closing Share Scheme Tax Liabilities may be paid to the relevant authorities without a liability to interest and penalties arising.

1.4                            Each of the parties will provide any other party with all information reasonably required by such other party relating to the calculation of the Post-Closing Share Scheme Tax Liabilities within 2 Business Days of the request of such information, or if sooner, 10 Business Days before the date the Post-closing Share Scheme Tax Liabilities are payable by the Purchaser or the Relevant Purchasers. If the Seller becomes aware after Closing of any matter which could give rise to Post-Closing Share Scheme Tax Liabilities, it will give notice of that matter to the Purchaser as soon as reasonably practicable.

1.5                            The Seller will be responsible for payment of secondary National Insurance contributions liability and other employer social security contributions in respect of the exercise on or before or after Closing of any options granted before Closing under the Executive Scheme. The Seller will indemnify and keep indemnified the Purchaser and Relevant Purchasers against any failure or inability to pay this secondary National Insurance contributions liability and other employer social security contributions. However, the Seller will not be liable under this paragraph 1.5 to the extent that any Group Company or Group Business obtains or any relevant employer in relation to the Group Businesses any deductions from liability to any Taxation in respect of the exercise of options under the Executive Scheme (unless there has already been a set-off in respect of that deduction under paragraph 1.2).

1.6                            The Seller will make all returns of information relating to the exercise of options under the Executive Scheme (other than those relating to the exercise of options by these employed by any Group Company which returns shall be made by the relevant Group Company) to all relevant tax authorities within the appropriate time limits and supply copies of all returns to the Purchaser within 14 Business Days after the filing of the returns with the relevant tax authorities. Each party will supply all information which any other party may reasonably require in connection with the completion of such returns in relation to the Executive Scheme.

2                                      The UK Savings Related Share Option Scheme 1995 (“SAYE Scheme”)

The Seller will deal with the administration of the exercise of any options under the SAYE Scheme and the Relevant Purchasers will pass on any information as the Seller may provide to the SAYE optionholders in connection with such exercises. The Seller will make all returns of information relating to the exercise of options under the SAYE Scheme to all relevant tax authorities within the appropriate time limits and supply copies of all returns to the Purchaser within 14 Business Days after the filing of the returns with the relevant tax authorities. The Purchaser and the Relevant Purchasers will supply all information which the Seller may reasonably require in connection with the completion of such returns in relation to the SAYE Scheme.

Schedule 6
Part 3
Senior Employees

Stephen Salmon

James Campion

Marco Antonio Jorge da Costa

Timothy Evans

Yas Furukawa

Hans Christian Niemann

Ewan Wilson

Schedule 7
Group Retirement Benefit Arrangements
(Clause 2.4.2)

1                                      The Seller will procure that all liabilities under or pursuant to sections 75 or 75A of the Pensions Act 1995 arising at Closing out of or in connection with the termination of participation of HT Data Limited or any other Group Company in the Surrey plc Retirement Cash and Life Assurance Plan and the Surrey Group Staff Pension and Life Assurance Plan and any other occupational pension scheme will be assessed as soon as reasonably practicable and the amounts of such liabilities promptly notified to HT Data Limited and the Purchaser.

2                                      Effective as of the Closing, no Relevant Employee shall actively participate in the 401(k) Retirement and Profit Sharing Plan for the U.S. Affiliates of Surrey (the “Seller 401(k) Plan”). Effective as of the Closing Date, Relevant Employees who participate in the Seller 401(k) Plan (the “Company 401(k) Participants”) shall immediately be 100 per cent vested in their individual account balances under the Seller 401(k) Plan. Effective as of the Closing Date, the Purchaser shall establish a 401(k) plan (the “Purchaser 401(k) Plan”) and such account balances (including outstanding loans) may be transferred in a rollover contribution by the Company 401(k) Participants to the Purchaser 401(k) Plan.

Schedule 8
[Intentionally Omitted]

Schedule 9
VAT
(Clause 3.3)

1                                      EU Member States

1.1                            Going Concern

1.1.1                      The Seller and each Relevant Purchaser intend that and shall use all reasonable endeavours (including, for the avoidance of doubt, the making of any election or application in respect of VAT to any Tax Authority or entering into a written agreement) to secure that the sale of the Group Businesses so far as carried on in the European Union (the “EU”) is treated as neither a supply of goods nor a supply of services for the purposes of the laws governing VAT in the relevant member state.

1.1.2                      Notwithstanding the provisions of paragraph 1.1.1 above, the Seller shall have the right to seek a ruling from the relevant Tax Authority as to whether the sale of the Group Businesses so far as carried on in the relevant member state should be treated as neither a supply of goods nor a supply of services for the purposes of the laws governing VAT in that member state and to charge (or not to charge) VAT to the Relevant Purchaser in accordance with such ruling.

1.1.3                      Nothing in this paragraph 1.1.3 shall require the Seller (on behalf of itself or any relevant Share Seller) to make any appeal to any tribunal or court against or otherwise challenge any determination of H.M. Revenue & Customs or other relevant Tax Authority that the sale does not fall to be treated as the transfer of a going concern unless the Purchaser (on behalf of itself or any relevant Share Purchaser) gives written notice to the Seller that it requires such appeal or challenge to be made by such date as shall reasonably allow the Seller to make such appeal or challenge within any applicable time limit and the Purchaser first agrees to indemnify the Seller against all irrecoverable costs and expenses that the Seller may incur by taking any such action and, in any case where an appeal cannot be made against the determination of H.M. Revenue & Customs or other relevant Tax Authority without the Seller accounting for the VAT and any penalty or interest in question, unless the Purchaser first pays to the Seller an amount equal to that VAT and any such penalty or interest (against delivery by the Seller of a valid VAT invoice). Any VAT and penalty or interest that is finally determined to be payable on the sale and for which the Purchaser has not previously accounted to the Seller shall following such final determination be paid by the Purchaser forthwith to the Seller against production of a valid VAT invoice. Any such change shall not affect the date on which VAT must be paid to the Relevant Seller under paragraph 5 below.

1.1.4                      Each Relevant Purchaser:

(i)                                  warrants that it is or will immediately become as a result of the transfer a taxable person for the purposes of the laws governing VAT in the relevant member state; and

(ii)                               agrees that in the period immediately following Completion (being a minimum period of 30 days) it will use the assets acquired in carrying on the same kind of business, whether or not as part of its existing business, as the Seller prior to Closing and authorises the Seller to make this obligation known to any Tax Authorities in any request for a ruling under paragraph 1.1.2 above.

1.2                            Business Properties – United Kingdom

1.2.1                      Where in relation to any Business Property the Seller has at or prior to the date of this Agreement notified the Purchaser in writing (whether in the Disclosure Letter or otherwise) that:

(i)                                  the transfer of that Business Property under this Agreement falls within paragraph (a) of Item 1 of Group 1 of Schedule 9 of the Value Added Tax Act 1994 (“VATA”) or would, but for the application of Article 5 of the Value Added Tax (Special Provisions) Order 1995, SI 1995/1268 (the “Order”), fall within paragraph (a) of Item 1 of Group 1 of Schedule 9 of VATA; and

(ii)                               the Seller or a relevant associate of the Seller (as defined in paragraph 3(7) of Schedule 10 of VATA) has elected under paragraph 2 of Schedule 10 of VATA and that the election has not been revoked and has delivered to the Relevant Purchaser a certified copy of such election together with a certified copy of the written permission of H.M. Revenue & Customs to make such election where such written permission is required by Schedule 10 of VATA, the Relevant Purchaser shall elect under paragraph 2 of Schedule 10 of VATA in relation to that Business Property with effect on or prior to the earliest date on which the Business Property concerned is to be transferred and shall give written notification to H.M. Revenue & Customs as required by Schedule 10 of VATA no later than that date and shall not seek the revocation of such election prior to the transfer of the Business Property. The Relevant Purchaser shall deliver certified copies of such election stamped by H.M. Revenue & Customs showing receipt thereof on or prior to Closing and in default of delivery thereof by Closing shall in addition to any amounts expressed in this Agreement to be payable by the Relevant Purchaser in respect of the said Business Property pay to the Seller at Closing (against delivery by the Seller of a VAT invoice or equivalent, if any) an additional amount in respect of VAT thereon.

1.2.2                      Save as the Seller shall have notified otherwise to the Relevant Purchaser in writing in accordance with paragraph 1.2.1 above, neither the Seller nor any relevant associate (as defined in paragraph 3(7) of Schedule 10 of VATA) of the Seller has made an election under paragraph 2 of Schedule 10 of VATA in relation to any Business Property to be transferred under this Agreement, and no transfer of a Business Property under this Agreement falls within Item 1 of Group 1 of Schedule 9 of VATA or would, but for the application of Article 5 of the Order, fall within Item 1 of Group 1 of Schedule 9 of VATA. Notwithstanding any provision in paragraph 5 above no sum shall be payable by the Relevant Purchaser in respect of VAT which arises on the sale of the Group Businesses under this Agreement by reason of the facts being otherwise than as stated in this paragraph 1.2.2.

1.2.3                      The Relevant Purchasers hereby confirm to the Seller that paragraph 2B of Article 5 of the Order does not apply to it.

1.3                            VAT Paid in Error

If any amount paid by the Relevant Purchaser to the Seller in respect of VAT pursuant to this Agreement is subsequently found to have been paid in error the Seller shall if the Seller has not yet accounted for such VAT to HM Revenue & Customs or other relevant Tax Authority promptly repay such amount to the Relevant Purchaser, and if the Seller has already so accounted then the Seller shall at the expense of the Relevant Purchaser use all reasonable endeavours to obtain repayment thereof from HM Revenue and Customs or other relevant Tax Authority and forthwith on receiving repayment from HM Revenue and Customs or other relevant Tax Authority shall pay to the Relevant Purchaser the amount repaid.

2                                      Non-EU Jurisdictions

2.1                            Going Concern

2.1.1                      To the extent that any state outside the EU provides for relief or exemption from VAT on the transfer of a business or shares or interests in a company or treats such a transaction as being non-taxable for VAT purposes, each Relevant Seller and each Relevant Purchaser shall use all reasonable endeavours (including, for the avoidance of doubt, the making of or refraining from any election or application in respect of VAT to any Tax Authority or entering into a written agreement) to secure such treatment as regards the sale of the Group Businesses and the Shares or other interests (insofar as the business of the Group is carried on in the relevant state) under this Agreement.

2.1.2                      Each Relevant Seller shall have the right to seek a ruling from the relevant Tax Authority as to whether the sale of the Group Businesses and the Shares so far as the business of the Group is carried on in the relevant state is eligible for a relief or exemption or are otherwise non-taxable for the purposes of the laws governing VAT in that state and to charge (or not to charge) VAT to the Relevant Purchaser in accordance with such ruling.

2.1.3                      Nothing in this paragraph 2.1 shall require the Seller (on behalf of itself or any relevant Share Seller) to make any appeal to any tribunal or court against or otherwise challenge any determination of H.M. Revenue & Customs or other relevant Tax Authority that the sale does not fall to be treated as the transfer of a going concern unless the Purchaser (on behalf of itself or any relevant Share Purchaser) gives written notice to the Seller that it requires such appeal or challenge to be made by such date as shall reasonably allow the Seller to make such appeal or challenge within any applicable time limit and the Purchaser first agrees to indemnify the Seller against all irrecoverable costs and expenses that the Seller may incur by taking any such action and, in any case where an appeal cannot be made against the determination of H.M. Revenue & Customs or other relevant Tax Authority without the Seller accounting for the VAT and any penalty or interest in question, unless the Purchaser first pays to the Seller an amount equal to that VAT and any such penalty or interest (against delivery by the Seller of a valid VAT invoice). Any VAT and penalty or interest that is finally determined to be payable on the sale and for which the Purchaser has not previously accounted to the Seller shall following such final determination be paid by the Purchaser forthwith to the Seller against production of a valid VAT invoice. Any such challenge shall not affect the date on which VAT must be paid to the Relevant Seller under paragraph 5 below.

2.1.4                      Each Relevant Purchaser:

(i)                                  warrants that it is or will immediately become as a result of the transfer a taxable person for the purposes of the laws governing VAT in the relevant jurisdiction; and

(ii)                               will use the assets acquired in the period immediately following Completion (being a minimum period of 30 days) in carrying on the same kind of business, whether or not as part of the existing business of the Relevant Purchaser, as the Relevant Seller prior to Closing.

3                                      Deregistration

3.1                            As soon as reasonably practicable after the date of this Agreement, the Seller shall procure that (if one has not already been made) an application shall be made to H.M. Revenue & Customs for the existing divisional registration of the Group Businesses to be cancelled and for such cancellation to take effect on Closing or, if H.M. Revenue & Customs do not permit this, at the earliest date following Closing permitted by it.

3.2                            The Purchaser shall procure that after Closing no Group Business shall use its existing divisional VAT registration and agrees (for itself and on behalf of the relevant Business Purchaser) to indemnify the Seller against any Losses which the Seller may suffer to the extent caused by any failure so to procure.

3.3                            The parties to this Agreement undertake that they will on request promptly supply or procure that there is supplied to the other parties all information, particulars and access to and copies of records reasonably relevant to any liability of the parties under this paragraph 3.

4                                      VAT Records

4.1                            The Seller shall as soon as reasonably practicable after Closing deliver to each Relevant Purchaser all VAT records relating to, and to its period of ownership of the relevant Group Businesses and shall not thereafter apply to obtain a direction from any Tax Authority for the retention and preservation by it of such VAT records.

4.2                            Each Relevant Purchaser undertakes to preserve any such records in such a manner and for such period as may be required by applicable law and will allow the Seller, upon the Seller giving reasonable notice, reasonable access and copies of such records where reasonably required by the Seller for its Taxation purposes.

5                                      VAT: Time, Manner and Currency of Payment

5.1                            Any amounts of VAT which a Relevant Purchaser is obliged to pay to a Relevant Seller shall be made by any Relevant Purchaser to the Relevant Seller or as it may direct. Such amounts shall be paid in the currency in which the VAT in question must be accounted for to the relevant Tax Authority.

5.2                            Any VAT payable in any jurisdiction in respect of the transfer of any of the Group Businesses or Shares shall be paid by the Relevant Purchaser at the relevant Closing against production of a valid VAT invoice (or equivalent, if any) which fulfils the requirements for a VAT refund, if possible in the respective jurisdiction, by the Relevant Seller.

5.3                            If at any date after the relevant Closing any competent Tax Authority states in writing that any sale carried out pursuant to this Agreement cannot be treated as neither a supply of goods nor a supply of services for VAT purposes, or does not qualify for relief or exemption from VAT or is otherwise chargeable to VAT, the Relevant Purchaser shall (against production of a valid VAT invoice or equivalent, if any) in addition to any amounts expressed in this Agreement to be payable by the Relevant Purchaser pay the amount of any VAT (including any penalties and interest, other than penalties or interest arising solely from the failure of a Relevant Seller to account promptly for VAT to the relevant Tax Authority following that Relevant Seller having been placed in the appropriate amount of funds for that purpose by a Relevant Purchaser) which as a result of that statement in writing may be chargeable on any sale carried out pursuant to this Agreement. Any such amounts shall be paid in cleared funds three Business Days prior to the date on which the Relevant Seller is obliged to account for such amounts to the relevant Tax Authority.

Schedule 10
Part 1
Closing Obligations

1                                      General Obligations

1.1                            The Seller’s Obligations

On Closing, the Seller shall deliver or make available to the Purchaser the following:

1.1.1                      evidence of the due fulfilment of the condition set out in Clause 4;

1.1.2                      the Tax Indemnity duly executed by the Seller and the Relevant Sellers;

1.1.3                      the TCJ Supply Agreement and the TCJ Distribution Agreement, each duly executed by TCJ and the TCJ Sellers;

1.1.4                      assignments in the agreed form of the Registered Intellectual Property;

1.1.5                      evidence that the Seller and the Relevant Sellers are authorised to execute this Agreement, the Tax Indemnity and the Local Transfer Documents (including, where relevant, any notarial deeds referred to in this Schedule) and

1.1.6                      evidence that the following security guarantees of the following Group Companies have been released:

(i)                                  Guarantor Accession Agreement dated 17 February 2005 (Grp.02.06.004) to Lloyds TSB Bank plc (Agent) from HellermannTyton Corporation and Spirent plc whereby Hellermann Tyton Corporation is a Guarantor for the Spirent plc £30,000,000 Revolving Credit Facility Agreement dated 2 February 2005;

(ii)                               Guarantee Agreement dated 4 April 2003 (Grp.02.06.005) - by Hellermann Tyton Corporation in favour of each of the holders of the Notes for the purchase of Notes by Spirent plc under Note Purchase Agreements dated 23 November 1999 (amended on 14 November 2000, amended and restated on 11 March 2003) for the purchase of (a) US$10,000,000 principal amount of 7.94% Senior A Senior Notes due 23 November 2006, (b) US$63,406,000 principal amount of 8.06% Series B Senior Notes due 23 November 2009, (c) US$115,000,000 principal amount of 8.16% Series C Senior Notes due 23 November 2009, and (d) US$29,594,000 principal amount of Fixed Rate Series D Senior Notes due 23 November 2009;

(iii)                            Guarantee Agreement dated 4 April 2003 (Grp.02.06.006) by Hellermann Tyton Canada in favour of each of the holders of the Notes for the purchase of Notes by Spirent plc under Note Purchase Agreements dated 23 November 1999 (amended on 14 November 2000, amended and restated on 11 March 2003) for the purchase of (a) US$10,000,000 principal amount of 7.94% Senior A Senior Notes due 23 November 2006, (b) US$63,406,000 principal amount of 8.06% Series B Senior Notes due 23 November 2009, (c) US$115,000,000 principal amount of 8.16% Series C Senior Notes due 23 November 2009, and (d) US$29,594,000 principal amount of Fixed Rate Series D Senior Notes due 23 November 2009; and

(iv)                           Guarantee dated 4 April 2003 (Grp.02.06.007) by HellermannTyton Data Limited for (a) US$10,000,000 amended and restated Series A Senior Notes due 23 November 2006, (b) US$63,406,000 amended and restated Series B Senior Notes due 23 November 2009, (c) US$115,000,000 amended and restated Series C Senior Notes due 23 November 2009, and (d) US$29,594,000 amended and restated Series D Senior Notes due 23 November 2009.

1.2                            The Purchaser’s Obligations

On Closing, the Purchaser shall deliver or make available to the Seller the following:

1.2.1                      the Tax Indemnity duly executed by the Purchaser and the Relevant Purchasers; and

1.2.2                      evidence that the Purchaser and the Relevant Purchasers are authorised to execute this Agreement, the Tax Indemnity and the Local Transfer Documents (including, where relevant, any notarial deeds referred to in this Schedule).

2                                      Transfer of the Shares and Group Businesses

2.1                            General Transfer Obligations

On Closing, the Relevant Sellers and the Relevant Purchasers shall execute and/or deliver and/or make available Local Transfer Documents and take such steps as are required to transfer the Shares and Group Businesses.

2.2                            Specific Transfer Obligations

For the purposes of compliance with paragraph 2.1, the Relevant Sellers and Relevant Purchasers shall do the following, in relation to any Companies and Group Businesses that are incorporated or located in the jurisdictions listed below:

2.2.1                      Argentina

The Relevant Seller shall deliver or make available to the Relevant Purchaser in relation to any Group Company incorporated in Argentina, transfers of the relevant Shares duly executed by the registered holders in favour of the Relevant Purchaser, accompanied by the relative share certificate (or an express indemnity in a form reasonably satisfactory to the Relevant Purchaser in the case of any certificate found to be missing).

2.2.2                      Australia

The Relevant Seller shall deliver or make available to the Relevant Purchaser transfers of the Shares relating to the Group Company incorporated in Australia duly executed by the registered holders in favour of the Relevant Purchaser and accompanied by the relative share certificate (or an express indemnity in a form reasonably satisfactory to the Relevant Purchaser in the case of any certificate found to be missing).

2.2.3                      Austria

The Relevant Seller and the Relevant Purchaser shall enter into a transfer agreement in the form of a notarial deed pursuant to which the Relevant Seller transfers title to the Shares relating to the Group Company incorporated in Austria to the Relevant Purchaser, and the Relevant Purchaser accepts such transfer.

2.2.4                      Brazil

(i)                                  On Closing, the Relevant Sellers and the Relevant Purchasers shall execute an Amendment to the Articles of Association of HellermannTyton Ltda (the “Brazil Articles Amendment”) formalising the transfer of the Shares.

(ii)                               The Relevant Seller and the Relevant Purchaser shall present the Brazil Articles Amendment to the Commercial Registry of the State of Sao Paulo (“JUCESP”) for registration within 30 days after Closing, together with the following documents:

(a)                        Certificate of Indebtedness in the name of HellermannTyton Ltda, issued by the Federal Revenue Service and the Federal General Attorneys’ Office;

(b)                       Certificate of Indebtedness with the Unemployment Compensation Fund in the name of HellermannTyton Ltda, issued by the Federal Government Savings Bank; and

(c)                        Certificate of Indebtedness in the name of HellermannTyton Ltda, issued by the National Institute of Social Security.

(iii)                            The Relevant Purchaser shall inform the appropriate tax authorities in Brazil of the change in HellermannTyton Ltda’s shareholder as soon as practicable following Closing.

2.2.5                      France

In relation to any Shares having the form of actions in any Group Company incorporated in France, the Relevant Seller shall deliver to the Relevant Purchaser duly completed, executed and dated share transfer forms (ordres de mouvements) in favour of the Relevant Purchaser.

2.2.6                      Germany

The Relevant Seller and the Relevant Purchaser shall enter into a transfer agreement in the form of a notarial deed pursuant to which the Relevant Seller transfers title to the Shares in Spirent GmbH to the Relevant Purchaser, and the Relevant Purchaser accepts such transfer.

2.2.7                      Italy

(i)                                  The transfer of the Italian Quotas held by Spirent BV shall be effected by notarial deed (the “Italian Notarial Deed of Conveyance”), executed by a Notary Public in Italy to be appointed by the Relevant Seller.

(ii)                               The Relevant Seller shall procure that HellermannTyton S.r.l. shall register the Relevant Purchaser as owner of the Italian Quotas in HellermannTyton S.r.l. Quotaholders’ Ledger (Libro Soci) as soon as practicable following the filing of the Italian Notarial Deed of Conveyance with the competent Companies’ Register (Registro Imprese).

2.2.8                      Japan

(i)                                  The Relevant Seller shall deliver to the Relevant Purchaser

(a)                        the share certificates constituting title to the Shares in TCJ owned by such Relevant Seller;

(b)                       a copy of the board resolution of the board of TCJ

(I)                                 approving the transfer of the Shares from the Relevant Seller to the Relevant Purchaser and the entry of the Relevant Purchaser into the register of TCJ as the owner of the Shares; and

(II)                             appointing such person as the Purchaser may nominate to the Board of the TCJ and accepting the resignation of Anders Gustafsson.

(ii)                               The Relevant Purchaser shall deliver to the Relevant Seller a receipt for the share certificates constituting title to the Shares in TCJ.

2.2.9                      Netherlands

The transfer of the Dutch Shares shall be effected by notarial deed (the “Dutch Notarial Deed of Transfer”), executed by a Dutch civil law notary to be appointed by the Relevant Seller.

2.2.10                Sweden

(i)                                  The Relevant Seller and the Relevant Purchaser shall execute and deliver a contract note (Sw.avräkningsnota) relating to the transfer of the Shares in HellermannTyton AB.

(ii)                               The Relevant Seller shall deliver the share certificates relating to the Shares in HellermannTyton AB duly endorsed in favour of the Relevant Purchaser.

(iii)                            The Relevant Seller shall procure that the boards of directors of HellermannTyton AB shall register the Relevant Purchaser as owner of the Shares in HellermannTyton AB in the shareholders’ register.

2.2.11                Spain

(i)                                  The Relevant Seller shall deliver to the Relevant Purchaser the documents of title to the Shares in HellermannTyton Rohvel, S.L. (the “Spanish Shares”), being the public deed(s) whereby the Relevant Seller acquired ownership of the Spanish Shares.

(ii)                               The transfer of the Spanish Shares shall be effected by notarial deed (the “Spanish Notarial Deed of Transfer”), executed by a notary in Spain to be appointed by the Relevant Seller.

(iii)                            The Relevant Seller shall procure that HellermannTyton Rohvel, S.L. shall register the Relevant Purchaser as owner of the relevant shares in the shareholders register (Libro Registro de Socios).

(iv)                           The Relevant Seller and the Relevant Purchaser shall complete the relevant D1-A and / or D1-B forms, as applicable, and hand them over to the notary, who will attach such forms to the Spanish Notarial Deed of Transfer and inform the Dirección General de Comercio e Inversiones of the direct foreign investment and/or divestment in Spain.

(v)                              If HellermannTyton Rohvel, S.L. becomes a wholly owned subsidiary, the Relevant Seller and the Relevant Purchaser shall instruct the Notary to issue a certificate declaring the existence of a sole shareholder of HellermannTyton Rohvel, S.L., in a form appropriate for filing with the Commercial Registry.

2.2.12                Singapore

The Relevant Seller shall deliver or make available to the Relevant Purchaser:

(i)                                  the share certificates relating to the Shares in the Group Company incorporated in Singapore (if any);

(ii)                               a duly executed share transfer form transferring such Shares to the Relevant Purchaser; and

(iii)                            a working sheet computing the net asset value per ordinary share of HellermannTyton Pte Limited (Singapore) in the form prescribed by the Stamp Duty Branch of the Inland Revenue Authority of Singapore and signed by a director or the secretary of HellermannTyton Pte Limited (Singapore).

2.2.13                South Africa

The Relevant Sellers shall deliver to the Relevant Purchasers in respect of any Group Company incorporated in South Africa, transfer forms of the relevant Shares duly executed by the registered holders in favour of the Relevant Purchaser, accompanied by the relative share certificate (or an express indemnity in a form reasonably satisfactory to the Relevant Purchaser in the case of any certificate found to be missing).

2.2.14                United Kingdom

The Relevant Seller shall deliver or make available to the Relevant Purchasers the following to the extent they relate to any Group Company incorporated in the United Kingdom or any Group Business located in the United Kingdom:

(i)                                  transfers of the relevant Shares duly executed by the registered holders in favour of the Relevant Purchaser, accompanied by the relative share certificate (or an express indemnity in a form reasonably satisfactory to the Relevant Purchaser in the case of any certificate found to be missing);

(ii)                               duly executed transfers of the Business Properties, except that this paragraph shall not apply in relation to any Business Leasehold Property where the necessary Third Party Consent has not been obtained by the relevant Closing, in which case such properties shall be transferred in accordance with Schedule 5;

(iii)                            assignments and novations in such form as may be agreed by the Relevant Sellers and the Relevant Purchasers (duly executed as a deed by the Relevant Sellers, any third party and, if so reasonably required by the Relevant Sellers, the Relevant Purchasers) together with the relative documents of title and such Third Party Consents as the Relevant Sellers may have obtained; and

(iv)                           those Business Assets which are capable of transfer by delivery.

2.2.15                United States

On Closing, the Relevant Seller shall transfer the US Shares to the Relevant Purchaser, by delivering to the Relevant Purchaser the share certificates representing all of the US Shares, endorsed in blank, or accompanied by duly executed assignment documents.

3                                      Further Obligations in Addition to Transfer

3.1                            General Obligations

The Relevant Sellers shall deliver or make available to the Relevant Purchasers the following:

3.1.1                      written resignations of such persons as the Relevant Purchasers may request (or no less than 10 Business Days’ notice) and each of the persons named in Part 3 Schedule 10 from the office or position specified in Part 3 of Schedule 10, to take effect on Closing;

3.1.2                      no later than two Business Days before Closing, evidence that all persons referred to in 3.1.1 above holding share(s) in any Group Company under a nominee-type arrangement or any arrangement having a similar effect have transferred such share(s) to such other persons as the Relevant Purchasers may specify, to take effect on Closing;

3.1.3                      if practicable, the Relevant Sellers having used reasonable endeavours to obtain the same, the written resignations of the auditors of the Group Companies concerned to take effect on the Closing Date, with acknowledgements signed by each of them in a form reasonably satisfactory to the Relevant Purchasers to the effect that they have no claim against any Group Company or otherwise complying with any relevant law or regulation;

3.1.4                      if any Relevant Purchaser reasonably requires and notifies the Relevant Seller at least 14 days before Closing, irrevocable powers of attorney or such other appropriate document (in such form and terms as the Relevant Purchaser may reasonably require) executed by each of the holders of the Shares in favour of the Relevant Purchaser or as it may direct to enable it (pending registration of the relevant transfers) to exercise post Closing all voting and other rights attaching to the Shares and to appoint proxies for this purpose with an express undertaking of the holder of the Shares not to exercise such voting and other rights attached to the Shares;

3.1.5                      in each case where the said information is not in the possession of the relevant Group Company, the corporate books and records, duly written up-to-date), including the shareholders’ register and share certificates in respect of the Subsidiaries, and all other books and records, all to the extent required to be kept by each Group Company under the law of its jurisdiction of incorporation;

3.1.6                      in each case where the said information is not at the Properties all other books, records and other information relating substantially or primarily to the Group (save for books, records and other information which a Relevant Seller is required by law to retain or in respect of which a Relevant Seller obtains a direction to retain pursuant to Schedule 9) and all information relating to customers, suppliers, agents and distributors and other information relating substantially or primarily to the Group (including the Relevant Employees) as the Relevant Purchasers may reasonably require and copies, or, at the Relevant Sellers’ option, originals of any such books, records, documents or other information in the possession or control of the Relevant Sellers which relate only in part to the Group and which the Relevant Purchasers may reasonably require;

3.1.7                      evidence as to:

(i)                                  the acceptance by shareholders or the directors of each of the relevant Group Companies of the resignations referred to in paragraph 3.1.1 and of the appointment of such persons to take effect on Closing (within the maximum number permitted by the constitutional documents of the Group Company concerned) as the Relevant Purchasers may nominate as directors and (if relevant) secretary;

(ii)                               the acceptance by shareholders or the directors of the relevant Group Companies of the resignation of the auditors referred to in paragraph 3.1.3 and of the appointment of such auditors as the Relevant Purchasers may nominate; and

(iii)                            the approval by the shareholders or the directors of the transfer of the Shares or the sale of the Group Businesses to the Relevant Purchasers;

where such acceptance or approval is required by law or under the constitutional documents of the Group Company concerned; and

3.1.8                      evidence reasonably satisfactory to the Relevant Purchasers of the revocation of existing authorities given by the Group Company to banks (in respect of the operation of its bank accounts) and giving authority in favour of such persons as the Relevant Purchasers may nominate to operate such accounts.

Schedule 10
Part 2
Resignations

Name	Office/Position	Company

Anders Gustafsson	Director	TCJ HellermannTyton Corporation

Eric Hutchinson	Director	Staeng Limited HellermannTyton Pte Limited

Paul Eardley	Director	HellermannTyton Rolivel, S.L. HellermannTyton España, S.L.

Luke Thomas	Secretary	Staeng Limited HellermannTyton Data Limited On-Site Limited

Such other persons as the Purchaser may direct in writing no later than five Business Days before Closing.

Schedule 11
Base Net Asset Statement and Net Asset Statement

1             Base Net Asset Statement

The Base Net Asset Statement is set out below:

	The Group excluding TCJ	TCJ	The Group
Tangible fixed assets	71,465	11,687	83,152
Net inventory	31,429	3,499	34,928
Trade receivables	33,008	9,683	42,691
Other receivables and prepayments	3,986	3,691	7,677
Intercompany receivables in the ordinary course of business including Intra-Group Receivables other than those set out in Schedule 14	13,174	—	13,174
Taxation receivable/(payable)

TOTAL ASSETS	153,062	28,560	181,622

Trade payables	(17,872)	(1,908)	(19,780)
Other payables and accruals	(14,390)	(4,502)	(18,892)
Intercompany payables in the ordinary course of business including Intra-Group Payables other than those set out on Schedule 14	(11,832)	—	(11,832)
Taxation receivable/(payable)	(1,469)	(1,339)	(2,808)
Finance leases	(10,617)	—	(10,617)
External loans	(624)	—	(624)

TOTAL LIABILITIES	(56,804)	(7,749)	(64,553)

BASE NET ASSET VALUE	96,258	20,811	117,069

2             Net Asset Statement

The Net Asset Statement as at the Closing Date shall be drawn up in the form set out below:

	The Group excluding TCJ	TCJ	The Group

Tangible fixed assets
Net inventory
Trade receivables
Other receivables and prepayments
Intercompany receivables in the ordinary course of business including Intra-Group Receivables
Taxation receivable/(payable)

Cash Balances
TOTAL ASSETS

Trade payables
Other payables and accruals (including bonuses to staff payable as a result of the transaction)
Intercompany payables in the ordinary course of business including Intra-Group Payables
Taxation receivable/(payable)
Finance leases
External loans

Overdrafts

TOTAL LIABILITIES

NET ASSET VALUE

3             Balance Sheet Assets and Liabilities to be included in Base Net Assets and Net Assets

3.1         The balance sheet assets included in the Base Net Assets consist of the following: (a) tangible fixed assets; (b) net inventory; (c) trade receivables; (d) other receivables and prepayments; (e) intercompany receivables in the ordinary course of business including Intra-Group Receivables other than those set out in Schedule 14; and (f) taxation receivable/(payable) (excluding corporate tax payable in respect of the Group Businesses);

3.2         The balance sheet assets to be included in the Net Asset consist of the following: (a) tangible fixed assets; (b) net inventory; (c) trade receivables; (d) other receivables and prepayments; (e) intercompany receivables in the ordinary course of business including Intra-Group Receivables; (f) taxation receivable/(payable) (excluding corporate tax payable in respect of the Group Businesses); and (g) Cash Balances.

3.3         The balance sheet liabilities included in the Base Net Assets consist of the following: (a) trade payables; (b) other payables and accruals; (c) intercompany payables in the ordinary course of business including Intra-Group Payables other than those set out in Schedule 14; (d) taxation receivable/(payable) (excluding corporate tax payable in respect of the Group Businesses); (e) finance leases; and (f) external loans;.

3.4         The balance sheet liabilities included in the Net Assets consist of the following: (a) trade payables; (b) other payables and accruals; (c) intercompany payables in the ordinary course of business including Intra-Group Payables; (d) taxation receivable/(payable) (excluding corporate tax payable in respect of the Group Businesses); (e) finance leases; (f) external loans; and (g) bank overdrafts.

4             Accounting Policies

4.1         Each Net Asset Statement shall be drawn up in accordance with:

4.1.1       the policies, procedures and practices set out in paragraphs 4.2 to 4.4 below;

4.1.2       to the extent not inconsistent with paragraph 4.1.1, the accounting policies, procedures and practices set out in the extract from the Spirent procedures manual, a copy of which is included in the Data Room at document reference Grp.01.02.002 used in the preparation of the Base Net Assets Statement as described in paragraph 17 of Schedule 12; and

4.1.3       to the extent not inconsistent with paragraphs 4.1.1 and 4.1.2, International Financial Reporting Standards.

4.2         The Net Asset Statement shall be drawn up as at close of business in the relevant locations at the date on which Closing takes place. No account shall be taken of events taking place after the close of business (local time) on the Closing Date and regard shall only be had to information available to the parties to this Agreement at that time.

4.3         The Net Asset Statement shall be expressed in Sterling, amounts in other currencies shall be translated into Sterling in accordance with Clause 1.10.

4.4         In preparing the Net Asset Statement:

4.4.1       the effect of the changes of control and the transfer of ownership of the Shares and the Group Businesses as contemplated by this Agreement will be excluded;

4.4.2       book inventory value will be used based on the Group’s Inventory values established pursuant to the Group’s usual end of year procedures rolled forward to the Closing Date; and

4.4.3       where the Seller’s accounting procedures manual has been updated over time and fixed asset rules have changed, then historic rules applied to assets at the time of addition will be applied.

4.5         Currency Conversion

4.5.1       The Base Net Asset Statement

The Parties acknowledge that the Base Net Assets have been calculated using the currency conversion rates set out below. The Seller shall deliver to the Purchaser a revised Base Net Asset Statement calculated using the Conversion Rate (as defined in Clause 1.10) on the Closing Date together with the Draft Net Asset Statement in accordance with paragraph 5.1 and such revised Base Net Assets Statement shall be deemed to be the Base Net Assets Statement for all purposes of this Agreement.

Currency	Conversion Rate
US$	1.80
Japanese Yen	198.60
Australian $	2.38
Brazilian Real	4.38
Argentinean Peso	5.26
South African Rand	11.68
Norwegian Krone	11.64
Swedish Krone	13.68
Singapore $	3.02
Canadian $	2.16
Chinese Yuan	14.90
Euro	1.45

4.5.2       The Net Assets shall be calculated using the Conversion Rate (as defined in Clause 1.10) on the Closing Date.

5             Preparation

5.1         No later than 60 days following Closing the Purchaser shall procure that the management of the Group shall deliver simultaneously to the Seller and the Purchaser the Draft Net Asset Statement. Prior to such delivery, the Purchaser shall so far as is practicable consult with the Seller with a view to reducing the potential areas of disagreement.

5.2         If neither the Seller nor the Purchaser within 30 days of presentation to it of the Draft Net Asset Statement gives notice to the other that it disagrees with the Draft Net Asset

Statement or any item thereof, such notice stating the reasons for the disagreement in reasonable detail and specifying the adjustments which, in the relevant party’s opinion should be made to the Draft Net Asset Statement (the “Disagreement Notice”), the Draft Net Asset Statement shall be final and binding on the parties for all purposes. If either the Seller or the Purchaser gives a valid Disagreement Notice within such 30 days, the Seller or the Purchaser and the Relevant Purchasers shall keep up to date and, subject to reasonable notice, make available to the Seller’s representatives and the Seller’s accountants all books and records relating to the relevant part of the Group during normal office hours during the period from the date of the Disagreement Notice until the date on which such disagreement is resolved. The Seller and the Purchaser shall attempt in good faith to reach agreement in respect of the Draft Net Asset Statement and, if they are unable to do so within 21 days of such notification, the Seller or the Purchaser may by notice to the other require that the Draft Net Asset Statement be referred to the Reporting Accountants (an “Appointment Notice”).

5.3         Within 21 days of the giving of an Appointment Notice, the party which has not given the Disagreement Notice may by notice to the other indicate that, in the light of the fact that the other has not accepted the Draft Net Asset Statement in its entirety, it wishes the Reporting Accountants to consider matters relating to the Draft Net Asset Statement in addition to those specified in the Disagreement Notice, such notice stating in reasonable detail the reasons why and in what respects that party believes that the Draft Net Asset Statement should be altered (the “Second Disagreement Notice”).

5.4         The Reporting Accountants shall be engaged jointly by the Seller and the Purchaser on the terms set out in this paragraph 5 and otherwise on such terms as shall be agreed; provided that neither the Seller nor the Purchaser shall unreasonably (having regard, inter alia, to the provisions of this paragraph 5) refuse its agreement to terms proposed by the Reporting Accountants or by the other party. If the terms of engagement of the Reporting Accountants have not been settled within 45 days of their identity having been determined (or such longer period as the Seller and the Purchaser may agree) then, unless the Seller or the Purchaser is unreasonably refusing its agreement to those terms, those accountants shall be deemed never to have become the Reporting Accountants and new Reporting Accountants shall be selected in accordance with the provisions of this Agreement.

5.5         Except to the extent that the Seller and the Purchaser agree otherwise, the Reporting Accountants shall determine their own procedure but:

5.5.1       apart from procedural matters and as otherwise set out in this Agreement shall determine only:

(i)           whether any of the arguments for an alteration to the Draft Net Asset Statement put forward in the Disagreement Notice or the Second Disagreement Notice is correct in whole or in part; and

(ii)          if so, what alterations should be made to the Draft Net Asset Statement in order to correct the relevant inaccuracy in it;

5.5.2       shall apply the principles set out in paragraph 4 of this Schedule 11;

5.5.3       shall make their determination pursuant to paragraph 5.6.1 above as soon as is reasonably practicable;

5.5.4       the procedure of the Reporting Accountants shall:

(i)           give the Seller and the Purchaser a reasonable opportunity to make written representations to them;

(ii)          require that the Reporting Accountant shall provide each party with a copy of any written representations received by the Reporting Accountant, simultaneously; and

(iii)         for the avoidance of doubt, the Reporting Accountants shall not be entitled to determine the scope of their own jurisdiction.

5.6         The determination of the Reporting Accountants pursuant to paragraph 5.6.1 shall:

5.6.1       be made in writing and made available for collection by the Seller and the Purchaser at the offices of the Reporting Accountants at such time as they shall determine; and

5.6.2       unless otherwise agreed by the Seller and the Purchaser include reasons for each relevant determination.

5.7         The Reporting Accountants shall act as experts and not as arbitrators and their determination of any matter falling within their jurisdiction shall be final and binding on the Relevant Sellers and Relevant Purchasers save in the event of manifest error (when the relevant part of their determination shall be void and the matter shall be remitted to the Reporting Accountants for correction). In particular, without limitation, their determination shall be deemed to be incorporated into the Draft Net Asset Statement.

5.8         The expenses (including VAT) of the Reporting Accountants shall be borne as they shall direct at the time they make any determination under paragraph 5.6.1(i) or, failing such direction, equally between the Purchaser, on the one hand, and the Seller, on the other.

5.9         The Seller and the Purchaser shall co-operate with the Reporting Accountants and comply with their reasonable requests made in connection with the carrying out of their duties under this Agreement. In particular, without limitation, the Purchaser and the Relevant Purchasers shall keep up-to-date and, subject to reasonable notice, make available to the Seller’s representatives, the Seller’s accountants and the Reporting Accountants all books and records relating to the Group during normal office hours during the period from the appointment of the Reporting Accountants down to the making of the relevant determination.

5.10       Nothing in this Schedule shall entitle a party or the Reporting Accountants access to any information or document which is protected by legal professional privilege or litigation privilege, provided that a party shall not be entitled to refuse to supply such part or parts of documents as contain only the facts on which the relevant claim or argument is based.

5.11       Each party and the Reporting Accountants shall, and shall procure that its accountants and other advisers shall, keep all information and documents provided to them pursuant to this paragraph 5 confidential and shall not use the same for any purpose, except for disclosure or use in connection with the preparation of the Draft Net Asset Statement, the proceedings of the Reporting Accountants or another matter arising out of this Agreement or in defending any claim or argument or alleged claim or argument relating to this Agreement or its subject matter.

Schedule 12
Warranties given under Clause 9.1

Specific references in this Schedule 12 to the “Seller” shall be deemed to refer to the Seller only in relation to the Group Businesses being sold by the Seller under this Agreement.

1             Corporate Information

1.1         The Shares and the Group Companies

1.1.1       The Relevant Sellers specified in Part 1 of Schedule 1:

(i)           are the sole legal and beneficial owners of the Shares; and

(ii)          have the right to exercise all voting and other rights over the Shares.

1.1.2       The Shares comprise the whole of the issued and allotted share capital of the Companies, have been properly and validly issued and allotted and are each fully paid.

1.1.3       The shareholders specified in paragraph 2 of Schedule 2:

(i)           are the sole legal and beneficial owners of the shares in the Subsidiaries; and

(ii)          have the right to exercise all voting and other rights over such shares.

1.1.4       The shares in the Subsidiaries comprise the whole of the issued and allotted share capital of the Subsidiaries, have been properly and validly issued and allotted and each are fully paid.

1.1.5       No person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, conversion, issue, registration, sale or transfer, amortisation or repayment of any share capital or any other security giving rise to a right over, or an interest in, the capital of any Group Company under any option, agreement or other arrangement (including conversion rights and rights of pre-emption).

1.1.6       There are no Encumbrances on the shares in any Group Company.

1.1.7       All consents for the transfer of the Shares have been obtained or will be obtained by Closing.

1.1.8       The Shares and the shares in the Subsidiaries have not been and are not listed on any stock exchange or regulated market.

1.1.9       No Group Company:

(i)           has any interest in, or has agreed to acquire, any share capital or other security referred to in paragraph 1.1.5 of any other company (wherever incorporated) other than (a) the Subsidiaries set out in Schedule 2 or (b) an interest of less than 1.0 per cent in companies listed on any stock exchange or in regulated investment funds which, in either case, the Group Company holds for cash management purposes; or

(ii)          has any branch, division, establishment or operations outside the jurisdiction in which it is incorporated.

1.1.10     The particulars contained in Schedule 2 are true and accurate.

1.2                            Constitutional Documents, Corporate registers, minute books and powers of attorney granted to Group Employees

1.2.1       The constitutional documents in the Data Room are true and accurate copies of the constitutional documents of the Group Companies and there have not been and are not any breaches by any Group Company of its constitutional documents which would have a material adverse effect on the business of any relevant Group Company or the Group as a whole.

1.2.2       The registers and minute books required to be maintained by each Group Company under the law of the jurisdiction of its incorporation:

(i)           are up-to-date;

(ii)          are maintained in accordance with applicable law; and

(iii)         contain records of all matters required to be dealt with in such books and records,

in each case in all material respects.

1.2.3       All registers and books referred to in paragraph 1.2.2 are in the possession (or under the control) of the relevant Group Company or the Seller.

1.2.4       All material filings, publications, registrations and other formalities required by applicable law to be delivered or made by the Group Companies and Group Businesses to company registries in each relevant jurisdiction have been duly delivered.

1.2.5       All powers of attorney were validly entered into in respect of the regulations of each relevant jurisdiction and are, as of the date of this Agreement and the Closing Date, valid and binding.

2             Accounts

2.1         Latest Accounts

2.1.1       The Accounts:

(i)           have been prepared in accordance with the accounting principles that are consistent with the unaudited aggregated accounts of the Group Companies (other than TCJ) and the Group Businesses as at the date of and for the previous two financial years; and

(ii)          fairly present in all material respects the state of affairs of the Group (excluding TCJ) as at the Accounts Date for the financial year ended on that date.

2.1.2       The Individual Accounts have been prepared:

(i)           in accordance with applicable law and with the accounting principles, standards and practices generally accepted at the Accounts Date in the relevant jurisdiction; and

(ii)          subject to 2.1.2(i), on a basis consistent with that adopted in preparing the accounts of the company concerned for the previous two financial years,

so as to present fairly, in all material respects, the financial position of the Company concerned at the Accounts Date and the results of its operations for the year then ended.

2.2         Management Accounts

2.2.1       The unaudited management accounts relating to each of the Group Companies (individually) (excluding TCJ) and the Group Businesses (together) for the 10-month period ended 31 October 2005 (the “Management Accounts” and the “Management Accounts Date”, respectively) have been prepared in accordance with the accounting policies used in preparing the Accounts applied on a consistent basis.

2.2.2       The Management Accounts do not materially misstate the assets and liabilities of the Group as at the Management Accounts Date nor the profits or losses of the Group for the period concerned.

2.2.3       The TCJ management accounts for the seven-month period ended 31 October 2005 do not materially misstate the profits or losses of TCJ for the period concerned.

3             Financial Obligations

3.1         Financial Facilities

Details of all financial facilities (including loans, derivatives and hedging arrangements), in each case exceeding £100,000 outstanding or available to the Group Companies or to the Seller to the extent that they relate to the Group Businesses are given in the Disclosure Letter and, so far as the Relevant Sellers are aware, there are no circumstances whereby the continuation of any such facilities might be prejudiced or affected as a result of a transaction effected by this Agreement.

3.2         Guarantees

Other than in the ordinary course of trading (including, without limitation, ordinary product guarantees or warranties) there is no outstanding guarantee, indemnity, suretyship or security given:

3.2.1       by any Group Company or the Seller to the extent it relates to the Group Business; or

3.2.2       for the benefit of any Group Company or the Seller to the extent it relates to the Group Business.

4             Assets

4.1         The Properties

4.1.1       True and accurate details of those premises, buildings, land or other property rights owned occupied or otherwise used by the Seller or Group Company or in which the Seller or any Group Company has an interest and which in either case are material to the business of the Group are set out in Schedule 3.

4.1.2       In relation to each Property, the Group Company or the Seller named in Schedule 3 is the legal and beneficial owner of or the lessee or licensee as applicable of the whole Property.

4.1.3       The relevant Group Company or the Seller named in Schedule 3 is in possession of the whole of each Property and no person is in, or otherwise entitled to, occupation or use unless the Property is subject to an Encumbrance as listed in Schedule 3.

4.1.4       Each Property has the benefit of such rights and easements as are necessary for the existing use of the Property.

4.1.5       So far as the Relevant Sellers are aware, no Property is subject to any Encumbrance save as set out in Parts 1.2 and 2.2 of Schedule 3.

4.1.6       So far as the Relevant Sellers are aware, there is no outstanding notice or dispute involving the Seller or any Group Company and any third party as to the ownership, occupation or use of any Property which would, if implemented or enforced, have an adverse effect on the business of any Group Company.

4.1.7       There is no outstanding notice or dispute as to any contravention of the relevant planning legislation or regulations or any alleged breach of planning legislation or regulations in relation to each Property which would, if implemented or enforced, have an adverse effect on the business of any Group Company.

4.1.8       The Properties comprise all the land used or occupied by the Group and which are material to the business of the Group.

4.2         Leases

Where any Property is leased by a Group Company or the Seller:

4.2.1       the requisite details have been completed in Parts 1.1 and 2.1(B) of Schedule 3;

4.2.2       there is no subsisting breach and no non-observance of any covenant, condition or agreement contained in the lease under which the Group Company or the Seller holds its interest in the Property, on the part of the relevant landlord or the Group Company or the Seller, which would a material adverse effect on the business of any Group Company; and

4.2.3       no rent reviews are currently under negotiation or the subject of a reference to an expert or arbitrator in the courts.

4.3         Properties subject to Leases and other Agreements

Where any Property is the subject of any lease or other agreement to relating to its occupation or use for the benefit of any person other than a Group Company or the Seller:

4.3.1       the requisite details have been completed in Parts 1.2 and 2.2 of Schedule 3; and

4.3.2       there is no subsisting breach or non-observance of any covenant, condition or agreement under such lease or agreement which would have a material adverse effect on the business of any Group Company.

4.4         Ownership of Assets

All assets included in the Accounts or acquired by any of the Group Companies or the Seller since the Accounts Date, other than the Properties, the Intellectual Property and any assets disposed of or realised in the ordinary course of business, and excepting rights and retention of title arrangements arising by operation of law in the ordinary course of business:

4.4.1       are legally and beneficially owned by the Seller and the Group Companies;

4.4.2       are, where capable of possession, in the possession or under the control of the relevant Group Company or the Seller; and

4.4.3       are free from Encumbrance.

4.5         Plant and Machinery, etc.

The plant and machinery, vehicles and other equipment owned by the Seller or Group Companies and which is material to the business of the relevant Group Company are in satisfactory working order having regard to their age and use and subject to ongoing maintenance in the ordinary course of business.

4.6         Sufficiency of Assets

The property, rights and assets owned, leased or otherwise used by the Group Companies or Seller (to be transferred to the Relevant Purchaser pursuant to this Agreement) comprise all the property, rights and assets necessary for the carrying on of the business of the relevant Group Company substantially in the manner in, and to the extent to, which it is presently conducted.

5             Intellectual Property and Information Technology

5.1         Ownership, etc.

5.1.1       The Group Companies have valid title to or licence to use all material patents, software, designs, trade names and knowhow which are necessary for the Group to carry on its business as currently conducted.

5.1.2       All the Sellers’ Material IP (whether registered or not) and all pending applications therefor are (or where appropriate in the case of pending applications, will upon registration be) legally owned by, licensed to or used under the authority of the owner by the Group Companies or the Seller. Brief details of all such licences and authorities (excluding any shrink-wrap licences for computer software) are set out in Part 2 of Schedule 4.

5.1.3       All the Sellers’ Material IP which is owned by the Group Companies or the Seller (whether registered or not) and all pending applications therefore are (or where appropriate in the case of pending applications, will upon registration be):

(i)           not being attacked or opposed or, so far as the Relevant Sellers are aware, infringed by any person;

(ii)          not licensed to a third party except under those licences, brief details of which are set out in Part 2.1 of Schedule 4;

(iii)         in the case of Registered Intellectual Property, listed and briefly described in Part 1.1 of Schedule 4; and

(iv)         in the case of material unregistered trade marks included in the Business Intellectual Property, listed and briefly described in Part 1.2 of Schedule 4.

5.2         Licences

The several licences and agreements included in the Sellers’ Material IP (including all amendments, novations, supplements or replacements to those licences and agreements), are in full force and effect, do not contain change of control clauses or any other clause that may be triggered by the transactions contemplated in this Agreement and have a effect on the obligations of such licences and agreements, no notice having been given on either side to terminate them and the obligations of all parties have been complied with in all material respects.

5.3         Patents and Employee Rights

So far as the Relevant Sellers are aware all patentable inventions made by employees of the Group Companies and the Seller and used in the business of the Group were made in the normal course of the duties of the employees concerned. There are no outstanding claims against any Group Company or the Seller under any contract or under any law providing for employee compensation in respect of any rights or interests in Intellectual Property.

5.4         Information Technology

5.4.1       For the purposes of this paragraph 5.4:

“Information Technology” means computer systems, communication systems, software and hardware which at or before Closing is used or licensed primarily in relation to the business of the Group or of any Group Company.

5.4.2       In the 12 months prior to the date of this Agreement, there have been no failures or breakdowns of any computer hardware or software or any other Information Technology used in the business of the Group or of any relevant Group Company which have caused any substantial disruption or interruption in or to the business of the Group or of any Group Company or which has had an adverse effect on the business of the Group or of any Group Company.

5.4.3       The transaction contemplated by this Agreement will not result in any substantial disruption or interruption in, or give any third party a right to disrupt or interrupt the provision of any Information Technology, in each case, which will have an adverse effect on the business of the Group or of any Group Company or Group Business.

5.5         Data Protection

5.5.1       No notice alleging material non-compliance with any applicable data protection legislation (including any enforcement notice, deregistration notice, transfer prohibition notice or any equivalent notice) has been received by any of the Group Companies or the Seller from any competent data protection authority.

5.5.2       Each Group Company and Group Business has complied in the last 12 months in all material respects with applicable requirements (including registration or notification requirements) of applicable data protection legislation.

5.5.3       No Group Company nor the Seller has been involved in a dispute with an individual in respect of any material infringement or alleged material infringement of any applicable data protection legislation and no Group Company nor the Seller has received a written claim for compensation from any individual in respect of any such infringement or alleged infringement in the previous 12 months.

5.5.4       There is no outstanding court order against any Group Company or the Seller in respect of the rectification or erasure of personal data.

6             Contracts

6.1         Contracts

No Group Company nor the Seller is a party to or subject to any Contract, contract, transaction, arrangement, understanding or obligation (other than in relation to any property, lease or contract of employment) which is material to the business of any Group Company and which:

6.1.1       is not in the ordinary course of business;

6.1.2       is not on an arm’s length basis;

6.1.3       is of a long term nature that is, unlikely to have been fully performed, in accordance with its terms, more than 24 months after the date on which it was entered into or undertaken;

6.1.4       restricts its freedom to carry on its business in any part of the world in such manner as it thinks fit so as to have a material adverse effect on the relevant Group Company; or

6.1.5       involves the supply of goods and services, the aggregate sales value of which (exclusive of VAT) will be more than 5 per cent of turnover of the Group (exclusive of VAT) for the preceding financial year.

6.2         Joint Ventures, etc.

No Group Company nor the Seller is, or has agreed to become, a member of any joint venture, consortium, partnership or other association (other than a recognised trade association in relation to which the Group Company or the Seller has no liability or obligation except for the payment of annual subscription or membership fees).

6.3         Agreements with Connected Parties

6.3.1       There are no existing contracts material to the business of any of Group Company between, on the one hand, any Group Company and, on the other hand, any Relevant Seller, other than on normal commercial terms in the ordinary course of business.

6.3.2       Neither the Seller nor any Group Company is party to any contract material to the business of any of the Group companies, with any current or former employee or current or former director or officer or any current or former Consultant of the Seller or any such Group Company or any person connected (as defined by applicable law in the relevant jurisdiction) with any of such persons, or in which any such person is interested (whether directly or indirectly), other than on normal commercial terms in the ordinary course of business.

6.4         Compliance with Agreements

6.4.1       So far as the Relevant Sellers are aware all the contracts material to the business of the Group to which any of the Group Companies or the Seller is a party are valid and binding obligations of the parties thereto and the relevant Group Company or the Seller is in compliance in all material respects with the terms thereof.

6.4.2       No notice of termination or of intention to terminate any such contracts or existing commercial relationships has been received in respect of any such contracts or any existing commercial relationships.

6.5         Effect of Transaction

The transaction contemplated by this Agreement will not result in a material breach of, or give any third party a right to terminate or vary, or result in any Encumbrance under, any contract to which any Group Company or the Seller is a party which is material to the business of the Group and so far as the Relevant Sellers are aware the transaction contemplated by this Agreement will not result in any third party terminating a commercial relationship which would have a material adverse effect on the business of the Group.

7             Employees and Employee Benefits

7.1         Employees and Terms of Employment

7.1.1       The Disclosure Letter contains details, in relation to each Group Company and Group Business, of:

(i)           the total number of the Group Employees;

(ii)          the salary and other benefits, period of continuous employment, location, grade and age of each Senior Employee;

(iii)         the terms of the contract of employment of each Senior Employee; and

(iv)         the terms of the Consultancy Agreements.

7.1.2       Since 30 September 2005, there have been no proposals to materially amend the terms of employment or the Consultancy Agreement of:

(i)           any Senior Employee;

(ii)          more than 25 Group Employees in any one location; or

(iii)         any Consultant.

7.2         Termination of Employment

7.2.1       Since 30 September 2005 no Senior Employee or Consultant has given or received notice terminating his or her employment or Consultancy Agreement.

7.2.2       Since 30 September 2005, there have been no proposals to terminate the employment or Consultancy Agreement of:

(i)           any Senior Employee;

(ii)          more than 25 Group Employees in any one location; or

(iii)         any Consultant.

7.2.3       No liability which remains undischarged has been incurred by any Group Company or the Seller for:

(i)           breach of any contract of employment or Consultancy Agreement with any Senior Employee or Consultant;

(ii)          breach of any statutory employment right of any Senior Employee; or

(iii)         failure to comply with any order for the reinstatement or re-engagement of any Senior Employee.

7.2.4       No Group Company nor the Seller has made or agreed to make any payment or provided or agreed to provide any benefit to any Senior Employee or former employee at an equivalent level employed by the Group Company or the Seller in the last 12 months or any dependant of such Senior Employee or former employee at an equivalent level in connection with the proposed termination or suspension of employment of any such Senior Employee or former employee at an equivalent level which has not been discharged.

7.3         Works Councils and Employee Representative Bodies

The Disclosure Letter lists all work councils and employee representative bodies which by law or any collective bargaining agreement have the right to be informed and/or consulted on matters which affect the Group Employees. All such bodies have been duly and timely informed and/or consulted prior to the date of this Agreement to the extent required by applicable laws.

7.4         Collective Bargaining Agreements, etc.

Other than national collective bargaining agreements or industry wide collective agreements, the union recognition agreements, collective agreements and European Works Council agreements listed in the Disclosure Letter are all the agreements between the Group Companies and the Seller and trade unions or representative bodies.

7.5         Industrial Disputes

No Group Company nor the Seller is involved in any strike or industrial or trade dispute or any dispute or negotiation regarding a claim of material importance with any trade union or other body representing employees or former employees of any Group Company or the Seller.

7.6         Bonus or other Profit-related Schemes

There are attached to the Disclosure Letter the rules and other documentation relating to all share incentive, share option, profit sharing, bonus or other incentive arrangements for or affecting any Group Employees or other workers or former employees or other former workers of the Group Companies or the Seller in the last 2 years.

7.7         Group Retirement Benefit Arrangements

7.7.1       Group Retirement Benefit Arrangements

The arrangements listed in the Disclosure Letter are the only arrangements under which the Seller or any of the Group Companies makes payments for providing retirement, death, disability or life assurance benefits (the “Group Retirement

Benefit Arrangements”), except for arrangements to which the Seller or any of Group Companies contributes in compliance with any law or regulation.

7.7.2       Disclosure

There are attached to the Disclosure Letter copies of documents governing all Group Retirement Benefit Arrangements as will transfer to the Relevant Purchasers on Closing.

7.7.3       Regulation

The Group Retirement Benefit Arrangements are in compliance with their terms and with all applicable laws, regulations and government taxation in all material respects. So far as the Relevant Sellers are aware, the Bowthorpe Hellermann Pension Fund is in compliance with applicable funding requirements in all material respects.

7.7.4       Transfers under the Transfer Regulations

There has been no transfer of employment under the Transfer Regulations of any of the Relevant Employees or the Group Employees to the Seller or to any Group Company.

7.7.5       Pensions Liabilities of Staeng Limited

Staeng Limited has at no time sponsored or participated in an occupational pension scheme.

8             Legal Compliance

8.1         Licences and Consents

All licences, consents, authorisations, orders, warrants, confirmations, permissions, certificates, approvals, registrations and authorities material to the business of the Group as carried on have been obtained, are in force and are being complied with in all material respects. None of the Relevant Sellers is aware of any reason why any of them should be suspended, modified or revoked or not renewed (including as a result of the change of control of the Group Companies).

8.2         Compliance with Laws

8.2.1       Each Group Company and the Seller is conducting the business of the Group in material compliance with applicable laws and regulations in each country in which the business of the Group is carried on.

8.2.2       So far as the Relevant Sellers are aware there is no investigation, disciplinary proceeding or enquiry by, or order, decree, decision or judgment of, any court, tribunal, arbitrator, governmental agency or regulatory body outstanding against any Group Company or the Seller or any person for whose acts or defaults it may be vicariously liable which will have a material adverse effect upon the business of any Group Company.

8.2.3       No Group Company nor the Seller has received any written notice during the past 12 months from any court, tribunal, arbitrator, governmental agency or regulatory body with respect to a violation and/or failure to comply with any applicable law or regulation or requiring it to take or omit any action which in any case would have a material adverse effect on the business of any Group Company.

9             Environment

9.1         For the purposes of this paragraph 9:

“Environment” means all or any of the following media (alone or in combination): air (including the air within buildings and the air within other natural or man-made structures whether above or below ground); water (including water under or within land but excluding water in drains or sewers); soil and land and any ecological systems and living organisms supported by these media;

“Environmental Authority” means any legal person or body of persons (including any government department or government agency or court or tribunal) having jurisdiction to determine any matter arising under Environmental Law and/or relating to the Environment;

“Environmental Law” means all applicable laws (including, for the avoidance of doubt, common law), statutes, regulations, statutory guidance notes and final and binding court and other tribunal decisions of any relevant jurisdiction (including without limitation any federal or state laws and the laws of the European Union) in force in the relevant jurisdiction at Closing whose purpose is to protect, or prevent pollution of, the Environment or to regulate emissions, discharges, or releases of Hazardous Substances into the Environment, or to regulate the use, treatment, storage, burial, disposal, transport or handling of Hazardous Substances, and all bye-laws, codes, regulations, decrees or orders issued or promulgated or approved thereunder or in connection therewith to the extent that the same have force of law at Closing but excluding zoning and planning laws;

“Environmental Permit” means any licence, approval, authorisation, permission, notification, waiver, order or exemption which is issued, granted or required under Environmental Law which is (or would be if issued) material to the operation of the business of any Group Company or Group Business on or before Closing;

“Hazardous Substances” means any wastes, pollutants, contaminants and any other natural or artificial substance (whether in the form of a solid, liquid, gas or vapour) which is capable of causing harm or damage to the Environment or a nuisance to any person; and

“Regulatory Authority” means any Government department, local authority or Government Agency with powers under Environmental Law;

“Relevant Period” means the period commencing three years before Closing and ending at Closing; and

“Remedial Works” means those works necessary to mitigate, remediate, remove or contain the presence of any Hazardous Substance in the Environment.

9.2         Each Group Company and the Seller is conducting and during the Relevant Period has conducted, its business in material compliance with Environmental Law.

9.3         All Environmental Permits:

9.3.1       have been obtained;

9.3.2       are in force; and

9.3.3       have been complied with in all material respects during the Relevant Period.

9.4         No Group Company nor the Seller has received any written notice during the Relevant Period of any civil, criminal, regulatory or administrative action, claim or suit relating to Environmental Law or Environmental Permits or Hazardous Substances nor, so far as the Seller is aware, is any such claim threatened or contemplated.

9.5         No Group Company nor the Seller has received written notice during the Relevant Period that an Environmental Authority is intending to revoke or suspend any Environmental Permits nor during the Relevant Period so far as the Seller is aware was any such revocation or suspension threatened in writing.

9.6         The Group is not liable under Environmental Laws to carry out Remedial Works to address the presence or discharge of any Hazardous Substance in soil and/or groundwater and/or surface water at or adjacent to any Property where this would be material for the relevant Group Company or Group Business, provided that this shall not extend to any liability arising as a result of a material change in the use of the relevant Property not required by law or regulation. The Purchaser (on behalf of itself and the Relevant Purchasers) undertakes not to inform any Regulatory Authority of or take any other action, not in the ordinary course of business, in respect of any issue relating to the Environment except to the extent it reasonably believes necessary under Environmental Law.

9.7         No Group Company nor the Seller has any material liability to any third party under any Environmental Laws in respect of the use, disposal, storage, transport or release of any Hazardous Substance.

10          Anti-Competitive Agreements and Practices

So far as the Relevant Sellers are aware, no Group Company nor the Seller is a party to any agreement, arrangement or concerted practice or is carrying on any practice material to the business of the Group:

10.1       which in whole or in part may contravene or may be invalidated by any anti-trust, fair trading, dumping, state aid, consumer protection or similar legislation in any jurisdiction where the Group has assets or carries on business or sells its goods or services;

10.2       in particular and without prejudice to the generality of the foregoing, which in whole or in part may contravene Article 81(1) or 82 of the Treaty of Rome; or

10.3       in respect of which any filing, registration or notification may be required or may be advisable pursuant to the legislation referred to in paragraph 10.1 or 10.2 (whether or not the same has in fact been made).

11          Litigation

11.1       Current Proceedings

No Group Company nor the Seller is involved whether as claimant or defendant or other party in any claim, legal action, proceeding, suit, litigation, prosecution, investigation, enquiry or arbitration (other than as claimant in the collection of debts arising in the ordinary course of its business none of which exceeds £100,000) which is material to the business of the relevant Group Company.

11.2       Pending or Threatened Proceedings

So far as the Relevant Sellers are aware no such claim, legal action, proceeding, suit, litigation, prosecution, investigation, enquiry or arbitration of material importance is pending or threatened by or against any Group Company or the Seller.

11.3       Circumstances likely to lead to claims

So far as the Relevant Sellers are aware there are no investigations, disciplinary proceedings or other circumstances likely to lead to any such claim or legal action, proceeding, suit, litigation, prosecution, investigation, enquiry or arbitration.

11.4       Product Liability

Each of the products sold by the Group in the three year period ending on the date of this Agreement met, when sold, in all material respects, all standards for quality and workmanship prescribed by law, excluding Environmental Laws, and contractual agreements. No claims have been made or threatened in writing under product warranties or for the supply of defective products other than claims for such reasons and in such amounts as are consistent with past practice. No Group Company has any material liability for injury to persons or property as a result of the ownership, possession or use of any product manufactured or supplied by the Group in the three year period ending on the date of this Agreement.

12          Insurance

12.1       Particulars of Insurances

Summary particulars of the insurances of the Group Companies or the Seller material to the business of the Group Companies are contained in the Disclosure Letter.

12.2       Details on Policies

In respect of the insurances referred to in paragraph 12.1:

12.2.1     all premiums have been duly paid to date;

12.2.2     no Relevant Seller or Group Company has received any notification that such insurances are not valid or enforceable; and

12.2.3     so far as the Relevant Sellers are aware, no act, omission, misrepresentation or non-disclosure by or on behalf of any Group Company or the Seller has occurred which makes any of these policies voidable.

13          Tax

13.1       Company Residence

Each Group Company has been resident for tax purposes in the country stated in the Disclosure Letter with express reference to this paragraph and has not been resident anywhere else at any time since its incorporation and will be so resident at Closing. For the avoidance of doubt, references to residence in this paragraph shall be construed as references to residence as determined by the local law of the jurisdiction or jurisdictions concerned and not by reference to the provisions of any relevant double taxation treaty or convention.

13.2       Returns, Information and Clearances

13.2.1     All registrations, returns, computations, notices and information which are or have been required to be made or given by each Group Company for any Taxation purpose (i) have been made or given within the requisite periods and on a proper basis and are up-to-date and correct; and (ii) none of them is, or is likely to be, the subject of any dispute with any relevant Tax Authority.

13.2.2     Each Group Company is in possession of sufficient information to enable it to compute its liability to Taxation insofar as it depends on any Transaction (for the purposes of this paragraph 13, as defined in the Tax Indemnity) occurring on or before Closing and has preserved records required for the delivery of correct and complete returns as required by Schedule 18 Finance Act 1998 or other equivalent provisions in any relevant jurisdiction or the computation of any other Tax.

13.3       Special Regimes/Elections/Rulings

13.3.1     There are no agreements, arrangements or elections between a Group Company and any Tax Authority pursuant to which the relevant Group Company is authorised not to comply with what, but for such agreement or arrangement, would be its statutory obligations.

13.3.2     No action has been taken by any Group Company which may have the result of altering or disturbing in any material way any existing arrangement or agreement between the relevant Group Company and any relevant Tax Authority.

13.4       Taxation Benefits

13.4.1     For the purposes of this paragraph 13.4:

“Taxation Benefits” means any Taxation benefit or advantage, including any loss, relief, allowance, exemption, set-off, deduction or credit available in the computation of any liability to Taxation.

13.4.2     No Group Company is under any obligation to surrender or otherwise transfer any Taxation Benefit.

13.4.3     No Group Company is liable to make a payment for utilisation, surrender or other transfer of any Taxation Benefit, nor is any Taxation Benefit received by any Group Company liable to be refunded.

13.4.4     There are set out in the Disclosure Letter, with express reference to this paragraph, full particulars of all surrenders or other transfers of any Taxation Benefits made by any Group Company since the Accounts Date.

13.4.5     The entry into, becoming unconditional or Closing of this Agreement will not result in any withdrawal, restriction or other clawback of any Taxation Benefit enjoyed by, or profit or gain being deemed to accrue to, any Group Company for Taxation purposes in relation to an earlier Transaction of such Group Company other than a Transaction with a Group Company.

13.4.6     Each Group Company has received (or will on or prior to Closing have received) all payments due to it under any arrangement or agreement for surrender of group relief by it for periods ending on or prior to the Accounts Date.

13.5       Taxation Claims and Liabilities

13.5.1     To the best of the Relevant Seller’s knowledge, information and belief there is no liability to Taxation in respect of which a claim could be made under the Tax Indemnity and there are no circumstances likely to give rise to such a liability.

13.5.2     There are set out in the Disclosure Letter details of all matters relating to Taxation in respect of which each Group Company (either alone or jointly with any other person) has, or at Closing will have, an outstanding entitlement to make:

(i)           any claim (including a supplementary claim) for relief;

(ii)          any election, including an election for one type of relief, or one basis, system or method of Taxation, as opposed to another;

(iii)         any appeal or further appeal against an assessment to Taxation;

(iv)         any application for the postponement of, or payment by instalments of, Taxation; or

(v)          any application to disclaim or require the postponement of any allowance or relief.

Such details are reasonably sufficient to enable the Relevant Purchaser to meet or procure that any time limit to such entitlement expiring after Closing can be met.

13.6       Replacement of Business Assets

No claim has been made by any Group Company which would affect the amount of any gain accruing or being treated as accruing on a disposal of an asset of any Group Company.

13.7       Employment Taxes

Each Group Company has duly accounted to any relevant Tax Authority for all employment taxes properly deducted or otherwise due and payable by it under the applicable law.

13.8       VAT

13.8.1     Each Group Company has complied fully with all statutory requirements, orders, provisions, directions or conditions relating to VAT, including (for the avoidance of doubt) the terms of any agreement reached with any Tax Authority.

13.8.2     There are set out in the Disclosure Letter, full particulars of each item which a Group Company uses in the course or furtherance of its business and for the purposes of that business, otherwise than solely for the purpose of selling the item, being capital items in respect of which:

(i)           the input tax can be subject to adjustment pursuant to Part XV of the Value Added Tax Regulations 1995 or any similar legislation in respect of VAT applicable in any relevant EU member state; and

(ii)          in the applicable period of adjustment will not have expired by Closing.

Such particulars are sufficient to enable the Group Companies (or any group of which they will form part for VAT purposes following Closing) to comply with their obligations under the said provisions.

13.8.3     There are set out in the Disclosure Letter full particulars of:

(i)           any land in which a Group Company has an interest and in relation to which an election has been made to waive exemption from VAT under the applicable law of any relevant jurisdiction; and

(ii)          any buildings or civil engineering works owned by any Group Company and completed for VAT purposes within the last three years.

13.8.4     No Group Company has at any time been a member of a group registration for VAT purposes (other than a group registration all of the other members of which were Group Companies).

13.8.5     Where and to the extent a taxable supply has been made to any of the Group Companies prior to Closing of any goods or services on which some or all of the VAT payable in respect of that supply (or on any pervious of subsequent supply of those goods) would go unpaid, the Group Company concerned did not, at the time of the supply, know or have reasonable grounds to suspect that some or all of the VAT payable in respect of that supply, or on any previous or subsequent supply of such goods or services, would go unpaid.

13.9       General Allowances

In relation to the Business Properties, there are no assets owned by the relevant Group Company:

13.9.1     which are long life assets as defined by Section 91(1) Capital Allowances Act 2001 to which Part 2 of Chapter 10 of that Act (Long Life Assets) applies (disregarding Section 97 of that Act); and

13.9.2     expenditure on which fell within of Schedule 3 paragraph 20(2) of that Act.

13.10     Transfer and Registration Taxes

13.10.1   There are set out in the Disclosure Letter full particulars of all transactions effected within 3 years prior to the date of this Agreement for which a Group Company has made a claim for relief from stamp duty, stamp duty land tax or any other transfer or registration taxes in any jurisdiction.

13.10.2   In relation to the Business Properties, no Group Company has been granted a lease falling within paragraph 11(1) of Schedule 17A Finance Act 2003.

13.10.3   All documents which require stamping in any relevant jurisdiction and in the enforcement of which a Group Company may be interested have been duly stamped (for UK stamp duty purposes) and no document in the enforcement of which a Group Company may be interested has not been stamped (for UK stamp duty purposes) by reason of it being executed and retained abroad.

13.11     Anti-avoidance

No Group Company has been involved in any transaction or series of transactions in respect of which disclosure is required to be made or has been made to a Tax Authority under Part 7 of the Finance Act 2004 or under equivalent provisions in any jurisdiction other than the United Kingdom.

14          Important Business Issues since the Management Accounts Date

Since the Management Accounts Date:

14.1       there has been no material adverse change in the financial position of the Group (other than a change affecting or likely to affect all companies carrying on business in similar countries in which the Group carries on business) and, so far as the Relevant Sellers are aware, no event, fact or matter has occurred which will give rise to any such change;

14.2       the business of the Group has not been materially and adversely affected by any abnormal factor affecting similar businesses to a like extent and, so far as the Relevant Sellers are aware, there are no facts which are likely to give rise to any such effects;

14.3       the business of the Group has been carried on as a going concern in the ordinary course, without any material interruption or material alteration in its nature, scope or manner;

14.4       no material capital commitments have been entered into or proposed by any Group Company or the Seller. For these purposes a material capital commitment is one involving capital expenditure of over £500,000;

14.5       the business of the Group has not been materially and adversely affected by the loss of any important customer or source of supply and, so far as the Relevant Sellers are aware, there are no facts or circumstances which are likely to give rise to any such effects. For these purposes, an important customer or source of supply in relation to the Group means one which in either of the two financial periods immediately preceding the Management Accounts Date accounted for 5 per cent or more (in the case of a customer) of the turnover of the Group or (in the case of a source of supply) of the goods, services or equipment supplied to the Group;

14.6       otherwise than in the ordinary course of carrying on its business, neither any Group Company nor the Seller in respect of the Group Businesses has incurred any additional borrowings or incurred any other indebtedness in each case in excess of £500,000.

15          Authority and Capacity

15.1       Each of the Seller, the Relevant Sellers and each Group Company is validly existing and is a company duly incorporated under the law of its jurisdiction of incorporation.

15.2       Each of the Seller and the Relevant Sellers has the legal right and full power and authority to enter into and perform this Agreement, any Local Transfer Document to which it is a party and any other documents to be executed by it pursuant to or in connection with this Agreement or any Local Transfer Document.

15.3       The documents referred to in paragraph 15.2 will, when executed, constitute valid and binding obligations on the Seller and the Relevant Sellers, in accordance with their respective terms.

15.4       Each of the Seller and the Relevant Sellers has taken or will have taken by Closing all corporate action required by it to authorise it to enter into and to perform this Agreement, any Local Transfer Document to which it is a party and any other documents to be executed by it pursuant to or in connection with this Agreement or any Local Transfer Document.

16          Insolvency, etc.

16.1       No Group Company nor the Seller is insolvent under the laws of its jurisdiction of incorporation or unable to pay its debts as they fall due.

16.2       There are no proceedings in relation to any compromise or arrangement with creditors or any winding up, bankruptcy or other insolvency proceedings concerning any Group Company and, so far as the Relevant Sellers are aware, no events have occurred which, under applicable laws, would justify such proceedings.

So far as the Relevant Sellers are aware, no steps have been taken to enforce any security over any assets of any Group Company or the Seller and, so far as the Relevant Sellers are aware, no event has occurred to give the right to enforce such security.

17          Base Net Asset Statement

17.1       The Base Net Asset Statement comprises the balance sheet assets and liabilities set out in paragraphs 3.1 and 3.3 of Schedule 11.

17.2       The balance sheet assets and liabilities set out in the Base Net Asset Statement have been included on the following basis:

17.2.1     the assets and liabilities for the Group (excluding TCJ) have been aggregated using the December forecast position as shown in the budget submissions of the Group Companies and the Group Business included in the Data Room at document references Grp.01.04.079 to Grp.01.04.098 subject to the following specific adjustments:

(i)           adjustments have been made to the budget submissions of the Group Companies and the Group Business (excluding TCJ) at a top level to reflect the aggregated Group December forecast position as set out in the Data Room at document referenceGrp.01.04.123;

(ii)          the Property at Pennycross Close, Plymouth, Devon, PL2 3NX has been included at a value of £984,000;

(iii)         the value of the old plant at Sao Paulo, Brazil shown in the accounts of HellermannTyton SrL at £390,000 has been reduced to £170,000;

(iv)         the outstanding loan to M&I, Marshall and Ilsley Bank shown in the accounts of HellermannTyton Corporation has been excluded; and

(v)          the Curamik lease shown in the accounts of HellermannTyton GmbH has been excluded; and

17.2.2     the assets and liabilities for TCJ at 31 December 2005 have been estimated based upon the balance sheet as at 31 March 2005 as set out in the Data Room at document reference T2.Jap.05.02.004 and actual inventory, receivables and payables balances at 30 September 2005.

17.3       The accounts referenced in paragraph 17.2.1 (Data Room document references Grp.01.04.079 to Grp.01.04.098) and in paragraph 17.2.1(i) (Data Room document reference Grp.01.04.123) have been prepared in accordance with the accounting policies, practices and procedures set out in the extract from the Spirent accounting procedures manual, a copy of which is included in the Data Room at document reference Grp.01.02.002 and accordingly, subject to paragraph 17.2.1, the Base Net Asset Statement has been prepared in accordance with the Spirent accounting procedures manual to the extent that the procedures set out in the Spirent accounting procedures are relevant and sensibly applicable.

Schedule 13
Warranties given by the Purchaser and Relevant Purchasers under Clause 9.3

1             Authority and Capacity

1.1         Incorporation

Each of the Purchaser and the Relevant Purchasers is validly existing and is a company duly incorporated under the law of its jurisdiction of incorporation.

1.2         Authority to enter into Agreement

1.2.1       Each of the Purchaser and the Relevant Purchasers has the legal right and full power and authority to enter into and perform this Agreement, any Local Transfer Document to which it is a party and any other documents to be executed by it pursuant to or in connection with this Agreement or any Local Transfer Document.

1.2.2       The documents referred to in paragraph 1.2.1 will, when executed, constitute valid and binding obligations on the Purchaser and the Relevant Purchasers in accordance with their respective terms.

1.3         Authorisation

Each of the Purchaser and the Relevant Purchasers has taken or will have taken by Closing all corporate action required by it to authorise it to enter into and to perform this Agreement, any Local Transfer Document to which it is a party and any other documents to be executed by it pursuant to or in connection with this Agreement or any Local Transfer Document.

2             Investment Purpose

Each of the Relevant Purchasers acknowledges and agrees that it is acquiring the shares of the US Company for its own account, solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of US federal securities laws or any applicable securities laws of the several states of the United States. Each of the Relevant Purchasers understands that the shares of the US Companies have not been and will not be registered under the Securities Act. Each of the Relevant Purchasers acknowledges that such securities may not be transferred or sold except pursuant to a transaction that is registered under the Securities Act or applicable state securities laws or pursuant to an exemption from the registration requirements thereof (as the case may be).

Schedule 14
Intra-Group Payables and Intra-Group Receivables

	Currency	Due from	Due to	Amount	Method of elimination or transfer
Spirent GmbH	Euro		Spirent BV	26,786,000	Capitalise*
	Euro		the Seller	11,000,000	Capitalise*

HellermannTyton SAS	Euro		Spirent BV	800,000	Capitalise*
HellermannTyton GmbH (Austria)	Euro	the Seller		850,000	Dividend
HellermannTyton España S.L.	Euro		Spirent BV	90,000	Capitalise*
HellermannTyton Ltda	Brazilian Real		Spirent BV	9,213,000	Capitalise*
Spirent Australia (Pty) Limited	Australian $	the Seller		670,000	Dividend
HellermannTyton Corp.	US$		Spirent Inc	110,000	Capitalise*
HellermannTyton Data Limited	£	the Seller		2,640,000	Dividend
HellermannTyton Pty Limited	S$	the Seller		3,081,000	Repay post closing
	US$	the Seller		602,000	Repay post closing

* This will have a knock-on effect on the share capital.

Schedule 15
Transitional Services

The following services shall be provided free of charge:

1             IT

1.1         The Seller will allow continued use of the current e-mail bridge utilised by the Group for a period up to 28 February 2006 at no charge.

1.2         Notwithstanding paragraph 1.1 the Purchaser will use reasonable endeavours to transition the Group away from a reliance on the Relevant Sellers’ IT infrastructure as soon as reasonably possible.

2             Financial Consolidation

2.1         The Group will be permitted to continue to utilise the existing FDC reporting system as currently configured for a period up to 15 March 2006 (the “FDC Transition Period”) provided that the Seller is able to secure a licence permitting the same (with any costs associated therewith being born by the Purchaser).

2.2         The Group will be permitted to transition financial history relating solely to the Group stored in the Sellers FDC database to a new database, such transfer to be effected during the FDC Transition Period.

2.3         During the FDC Transition Period, the Seller will allow the HellermannTyton Employees (as defined below) reasonable access to Spirent House to enable access to FDC for the purposes of performing month end consolidation of the Group.

3             Payroll

3.1         Where certain Group employees payroll is currently processed by the Seller, the Seller will continue to process such payroll in accordance with past practice up to and including the payment due to be made on 6 March 2006 subject to the fulfilment by the Purchaser of paragraph 3.2 and 3.3 below.

3.2         The Purchaser will ensure that funds to make any such payments are received by Seller at least 3 Business Days prior to any such payment becoming due.

3.3         The Purchaser will indemnify the Seller for any costs charges and expenses incurred in connection with provision of this service.

4             Office Space at Spirent House

4.1         Steve Salmon, Tim Jones and Alison Ball (the “HellermannTyton Employees”) will be permitted to continue to use the existing office space of Steve Salmon and Alison Ball and infrastructure during office hours until 15 February 2006 subject to the following conditions:

4.1.1       the HellermannTyton Employees will follow all reasonable instructions of the Seller;

4.1.2       the HellermannTyton Employees will treat as strictly confidential any information regarding the Seller; and

4.1.3       the HellermannTyton Employees will not discuss any matters relating to the Group or the Seller’s business with Seller employees.

Table of Contents

Contents		Page

1	Interpretation	1

2	Agreement to Sell the Group	10

3	Consideration	14

4	Conditions	15

5	Pre-Closing	19

6	Closing	21

7	Post-Closing Adjustments	22

8	Post-Closing Obligations	23

9	Warranties	30

10	Limitation of Relevant Sellers’ Liability	30

11	Claims	35

12	Restrictions on the Seller and the Relevant Sellers	37

13	Guarantee	38

14	Confidentiality	40

15	Other Provisions	42

Schedule 1 Part 1 Details of the Share Sellers and Shares		49

Schedule 1 Part 2 Details of the Group Businesses		50

Schedule 2 Companies and Subsidiaries		51

Schedule 3 Part 1 Properties of the Group Companies		66

Schedule 3 Part 2 Business Properties		72

Schedule 4 Intellectual Property		76

Schedule 5 Contracts (Clause 2.3.1(vi))		87

Schedule 6 Employees Part 1 General (Clause 2.4.1)		90

Schedule 6 Part 2 Share Schemes		92

Schedule 6 Part 3 Senior Employees		94

i

ii